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Exhibit 10.10

CREDIT AGREEMENT

made and entered into

as of November 30, 2004

by and among

NEENAH PAPER, INC.,
CERTAIN SUBSIDIARIES OF NEENAH PAPER, INC.,
as joint and several borrowers,

CERTAIN SUBSIDIARIES OF NEENAH PAPER, INC.,
as guarantors,

EACH OF THE FINANCIAL INSTITUTIONS WHICH IS
A SIGNATORY HERETO OR
WHICH MAY FROM TIME TO TIME
BECOME A PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
a New York banking corporation
as agent for such Financial Institutions

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Canadian Collateral Agent for such Financial Institutions

CITICORP USA, INC. and
GOLDMAN SACHS CREDIT PARTNERS LP,
as Co-Syndication Agents

and

J.P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC. and
GOLDMAN SACHS CREDIT PARTNERS LP,
as Joint Bookrunners

	5.24	Canadian Pension and Benefit Plan Matters	67
	5.25	Related Businesses	67
	5.26	Material Leasehold Properties	67
	5.27	Security Interests	67
	5.28	Electricity Activities	68
	5.29	Deposit Accounts	68
6.	Affirmative Covenants		69
	6.1	Businesses and Properties	69
	6.2	Taxes	69
	6.3	Financial Statements and Information	69
	6.4	Inspections; Field Examinations; Inventory Appraisals and Physical Counts	71
	6.5	Further Assurances	72
	6.6	Books and Records	72
	6.7	Insurance	72
	6.8	ERISA	73
	6.9	Use of Proceeds	74
	6.10	Borrowers, Guarantors; Joinder Agreements	74
	6.11	Notice of Events	75
	6.12	Environmental Matters	75
	6.13	End of Fiscal Year	76
	6.14	Pay Obligations and Perform Other Covenants	76
	6.15	Collection of Receivables; Application of Receivables Proceeds	76
	6.16	Receivables and Other Collateral Matters	77
	6.17	Agreements	78
	6.18	Hedging Strategy	78
	6.19	Canadian Pension Plans; Canadian Benefit Plans	78
	6.20	Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral	79
	6.21	Completion of Spin-off Transaction; Canadian Licenses	81
	6.22	Post Spin-off Availability	81
	6.23	Nova Scotia Non-Migrated Woodlands Migration; Deferred Asset Transfers	82
	6.24	Electricity Activities	82
	6.25	Post-Closing Agreement	82
7.	Negative Covenants		82
	7.1	Indebtedness	82
	7.2	Liens	84
	7.3	Contingent Liabilities	86
	7.4	Mergers, Consolidations and Dispositions and Acquisitions of Assets	86
	7.5	Nature of Business	88
	7.6	Transactions with Related Parties	88
	7.7	Investments, Loans	88
	7.8	ERISA Compliance	88
	7.9	Trade Credit Extensions	89
	7.10	Change in Accounting Method	89
	7.11	Redemption, Dividends, Stock Issuance, Distributions and Payments	89
	7.12	Fixed Charge Coverage Ratio; EBITDA	90
	7.13	Sale of Receivables	90
	7.14	Sale and Lease-Back Transactions	90
	7.15	Change of Name or Place of Business	90
	7.16	Restrictive Agreements	90
	7.17	Tax Classification	90
	7.18	Deposit Accounts	91
	7.19	Organizational Documents; Tax Sharing Agreements	91

8.	Events of Default and Remedies		91
	8.1	Events of Default	91
	8.2	Remedies Cumulative	94
9.	The Agent; the Canadian Collateral Agent		94
	9.1	Appointment, Powers and Immunities	94
	9.2	Reliance	95
	9.3	Defaults	95
	9.4	Rights as a Lender	96
	9.5	Indemnification	96
	9.6	Non-Reliance on Agent and Other Lenders	96
	9.7	Failure to Act	97
	9.8	Resignation or Removal of Agent	97
	9.9	Syndication Agents; Bookrunners	97
10.	Miscellaneous		97
	10.1	No Waiver	97
	10.2	Notices	98
	10.3	Governing Law	98
	10.4	Survival; Parties Bound	98
	10.5	Counterparts	98
	10.6	Limitation of Interest	98
	10.7	Survival	99
	10.8	Captions	99
	10.9	Expenses, Etc	99
	10.10	Indemnification	100
	10.11	Amendments, Waivers, Etc	100
	10.12	Successors and Assigns	101
	10.13	Entire Agreement	104
	10.14	Severability	105
	10.15	Disclosures	105
	10.16	Capital Adequacy	105
	10.17	Taxes	106
	10.18	Waiver of Claim	109
	10.19	Right of Setoff	109
	10.20	Waiver of Right to Jury Trial	109
	10.21	Additional Provisions Regarding Collection of Receivables and other Collateral	109
	10.22	Bank Product Obligations	112
	10.23	Construction	114
	10.24	Joint and Several Obligations	114
	10.25	USA Patriot Act	114
	10.26	Judgment	115
	10.27	Jurisdiction; Service of Process	115

SCHEDULES AND EXHIBITS

Schedule 1.1A	Revolving Credit Commitments
Schedule 1.1B	Material Leasehold Properties
Schedule 1.4	Responsible Officers of Neenah
Schedule 4.2(r)	Access Agreements and Waivers, Subordinations or Landlord and Warehouse Waivers
Schedule 4.2(y)	List of Endorsements
Schedule 5.3	Governmental Authorization
Schedule 5.5	Material Litigation
Schedule 5.8	Subsidiaries; Jurisdictions of Foreign Qualification; Capitalization
Schedule 5.10	Permits, Licenses, Etc.
Schedule 5.11	ERISA
Schedule 5.12(a)	Real Property Transfers
Schedule 5.12(b)	Real Property Leases
Schedule 5.13	Assumed Names
Schedule 5.16	Indebtedness
Schedule 5.17	Environmental Matters
Schedule 5.22	Intellectual Property
Schedule 5.24	Canadian Pension and Benefit Plan Matters
Schedule 5.27	Financing Statements
Schedule 5.29	Deposit Accounts
Schedule 7.2	Liens
Schedule 7.6	Permitted Affiliated Transactions
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swingline Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Request for Extension of Credit
Exhibit E	Form of Rate Selection Notice
Exhibit F	Form of Borrowing Base Compliance Certificate
Exhibit G	Form of Receivables Report
Exhibit H	Form of Inventory Designation Report
Exhibit I-1	Form of Mortgage
Exhibit I-2	Form of Nova Scotia Debenture
Exhibit I-3	Form of Ontario Debenture
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Canadian Guaranty
Exhibit L	Form of Perfection Certificate
Exhibit M	Form of US Patent Security Agreement
Exhibit N	Form of US Trademark Security Agreement
Exhibit O	Form of US Copyright Security Agreement
Exhibit P-1	Form of Assignment for Security
Exhibit P-2	Form of Assignment of Material Contracts
Exhibit Q	Form of Assignment and Acceptance

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this "Agreement") is made and entered into effective as of November 30, 2004, by and among Neenah Paper, Inc., a Delaware corporation ("Parent"), each subsidiary of Parent listed as a "Borrower" on the signature pages hereto (together with Parent, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of Parent listed as a "Guarantor" on the signature pages hereto, each of the financial institutions which is a signatory hereto or which may from time to time become a party hereto (individually, a "Lender" and collectively, the "Lenders"), JPMorgan Chase Bank, N.A. ("JPMorgan"), as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent"), and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian collateral agent for the Lenders.

W I T N E S S E T H:

        THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

        1.    Definitions.

          1.1    Certain Defined Terms.    Unless a particular word or phrase is defined therein or the context otherwise requires, capitalized words and phrases used in the other Loan Documents have the meanings provided below. As used in this Agreement, the following terms shall have the following meanings:

          Additional Mortgage shall have the meaning specified for such term in Section 6.20(b)(i).

          Additional Mortgage Policies shall have the meaning specified for such term in Section 6.20(b)(v).

          Additional Mortgaged Property shall have the meaning specified for such term in Section 6.20(b).

          Adjusted LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves and (b) the Applicable Margin.

          Adjusted Quarter shall have the meaning specified for such term in the definition of "Annualized Basis".

          Affiliate of any Person shall mean any other Person which controls or is controlled by or under common control with such Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract. Without limiting the generality of the foregoing, control of the right to vote of ten percent (10%) or more of all voting securities of a Person or beneficial ownership of ten percent (10%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof. With respect to the Credit Parties, Kimberly-Clark shall not be deemed to be an Affiliate as of the Closing Date through and including completion of the Spin-off Transaction. After the completion of the Spin-off Transaction, the Credit Parties and Kimberly-Clark shall not be deemed to be under common control for purposes hereof solely due to the fact that Parent and Kimberly-Clark have common shareholders.

          Agent shall have the meaning specified in the preamble to this Agreement.

          Alternate Base Rate shall mean, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the sum of (a) the greater of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect on such day, and (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect for such day plus 1/2 of 1% and (b) the Applicable Margin. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively. If for any reason the Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) until the circumstances giving rise to such inability no longer exist.

          Alternate Base Rate Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Alternate Base Rate as of such date.

          Annual Audited Financial Statements shall mean (a) the annual financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with Deloitte & Touche LLP or an accounting firm of national standing reasonably acceptable to the Agent, which report shall not contain any qualification (and be without comment as to the accountants' opinion whether such Person is a "going concern" or can continue to be a "going concern"), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP and (b) annual consolidating financial statements of the Credit Parties and their Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or Event of Default with respect to a breach of Section 7.12, or if in the opinion of such accountant any such Default or Event of Default exists with respect to a breach of Section 7.12, a description of the nature and status thereof.

          Annualized Basis shall mean, with respect to the components of the Fixed Charge Coverage Ratio for the periods ending on or prior to September 30, 2005, the following:

            (a)   for the fiscal quarter ending March 31, 2005, each such component of the Fixed Charge Coverage Ratio during the period beginning on the Closing Date and ending on March 31, 2005, divided by the number of days in such period and multiplied by 90 (the "Adjusted Quarter"), multiplied by four (4);

            (b)   for the fiscal quarter ending June 30, 2005, each such component of the Fixed Charge Coverage Ratio during the two fiscal quarters ending June 30, 2005 (which shall mean the Adjusted Quarter for the fiscal quarter ending March 31, 2005), multiplied by two (2);

            (c)   for the fiscal quarter ending September 30, 2005, each such component of the Fixed Charge Coverage Ratio during the three fiscal quarters ending September 30, 2005 (which shall mean the Adjusted Quarter for the fiscal quarter ending March 31, 2005), divided by 0.75.

          Applicable Commitment Fee Percentage shall mean, with respect to any Commitment Fee, a rate per annum of 0.375%.

          Applicable Lending Office shall mean, with respect to each Lender, such Lender's Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such Lender's LIBOR Lending Office in the case of a LIBOR Borrowing.

          Applicable Margin shall mean, with respect to any Loan, a rate per annum determined in accordance with this definition. The initial "Applicable Margin" shall be a rate per annum of 2.00% for LIBOR Borrowings and a rate per annum of 0.50% for Alternate Base Rate Borrowings. As of the end of each fiscal quarter of the Credit Parties (commencing March 31, 2005, the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective amounts shown in the schedule below based on Availability, tested on an average daily basis for the most recent fiscal quarter of the Credit Parties. For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective ten (10) Business Days after the Borrowing Base Compliance Certificate of the Credit Parties and their Subsidiaries with respect to the final month of such fiscal quarter has been delivered to and received by the Agent in accordance with the terms of Section 6.3(i) hereof; provided, however, if any such Borrowing Base Compliance Certificate is not delivered in a timely manner as required under the terms of Section 6.3(i) hereof, the Applicable Margin from the date such Borrowing Base Compliance Certificate was due until ten (10) Business Days after Agent and Lenders receive the same will be the highest level set forth below for the Applicable Margin.

Availability	Per Annum Percentage for LIBOR Borrowings	Per Annum Percentage for Alternate Base Rate Borrowings
Greater than $110,000,000	1.75%	0.25%
Less than or equal to $110,000,000, but greater than or equal to $50,000,000	2.00%	0.50%
Less than $50,000,000	2.25%	0.75%

          Applicable Prepayment Fee Percentage shall mean with respect to any termination or reduction of the Total Commitment as follows:

Year of Termination or Reduction (on or before the applicable anniversary of the Closing Date)	Prepayment Fee Percentage Rate
Year 1	1.00%
Year 2	0.50%
After Year 2	None

          Applications shall mean all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of the Borrower's Agent.

          Approved Fund shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          Assignment and Acceptance shall have the meaning specified in Section 10.12(c) hereof.

          Assignment for Security shall mean the Assignment for Security, dated as of the Closing Date, of the Borrowers, in the form of Exhibit P-1 hereto, assigning the Kimberly-Clark Agreements (as and to the extent set forth therein) to the Agent as security for the Obligations.

          Assignment of Material Contracts shall mean the Assignment of Material Contracts, dated as of the Closing Date, of the Guarantor, in the form of Exhibit P-2 hereto, assigning certain contracts to the Canadian Collateral Agent as security for the Obligations.

          Availability shall mean at any time (a) the lesser at such time of (i) the Total Commitment (as such amount may have been reduced in accordance with the provisions of this Agreement) and (ii) (A) the Borrowing Base as of such time, less (B) all applicable Reserves, less (b) the sum of the following:

              (i)  the aggregate amount of each Lender's Current Sum at such time;

             (ii)  the aggregate amount of due and payable interest outstanding under the Loans at such time; and

            (iii)  all other outstanding Obligations hereunder or any other Loan Documents which are due and payable at such time, including without limitation, Commitment Fees, fees related to any Letters of Credit, and legal fees and other amounts payable under Section 10.9 hereof.

          Bank Product Amount shall mean, with respect to any Bank Product at any time, the applicable Credit Party's or Subsidiary's net payment obligation with respect to such Bank Product as of the end of the preceding calendar month (or other period as provided herein), as determined utilizing the methodology agreed to with respect to such Bank Product between the applicable Lender Party and Credit Party and reported to the Agent pursuant to the terms hereof. In the event that no Bank Product Amount is reported as provided herein for any Bank Product for any period, the Agent may use the most recently reported Bank Product Amount for such Bank Product, as adjusted in the Agent's reasonable credit judgment.

          Bank Products shall mean any of the following a Lender Party provides to, or enters into with, a Credit Party or Subsidiary of a Credit Party:

            (a)   any arrangement with respect to Hedging Obligations (other than any arrangement with respect to Hedging Obligations secured by a Lien pursuant to Section 7.2(m));

            (b)   any deposit, lockbox or other cash management arrangement; or

            (c)   any other traditional commercial bank product, service or agreement pursuant to which a Credit Party or Subsidiary of a Credit Party may be indebted or owe obligations to a Lender or one of its Affiliates;

  provided that for any of the foregoing to be included as a "Bank Product" hereunder: (a) the applicable Lender Party and Borrowers' Agent must have provided Agent written notice of: (i) the existence of such Bank Product and (ii) the methodology agreed upon by the Lender Party and the applicable Credit Party or Subsidiary to determine, from time to time, the Bank Product Amount and, with respect to Bank Products constituting Hedging Obligations, the Hedging Obligation Amount, (b) the applicable Credit Party must otherwise be permitted to enter into such arrangement under this Agreement or must not be restricted from entering into such arrangement under this Agreement (including in each case Section 7.1 hereof), and (c) the applicable Lender Party must remain a Lender Party; provided further, that each Lender Party other than JPMorgan Chase Bank, N.A. shall notify the Agent in writing, as soon as available and in any event within fifteen (15) days after the end of each calendar month (or at more frequent intervals, and with such reporting dates, as the Agent may require in its discretion), of the Bank Product Amount and, with respect to Bank Products constituting Hedging Obligations, the Hedging Obligation Amount, in respect of its Bank Products as of the end of such calendar month (or other interval), and any Lender Party that fails to make such notification by the last day of the month in which due (or, with respect to any interval more frequent than monthly, within 10 Business Days of the date when due) and any Affiliate thereof (each, a "Non-Reporting Lender Party") shall be subject to the provisions of Section 2.7(c) with respect to Bank Products owed to Non-Reporting Lender Parties.

          Borrower or Borrowers shall have the respective meanings specified in the preamble of this Agreement.

          Borrowers' Agent shall mean Neenah Paper, Inc., in its capacity as agent for the Borrowers and the other Credit Parties, as more fully described in Section 1.4(b).

          Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the Borrowing Base, determined by calculating the amount equal to the following:

            (a)   85% of Eligible Receivables; plus

            (b)   the lesser of (i) 75% of the value of Eligible Inventory (valued at the lower of cost or fair market value), and (ii) 85% of the applicable Net Recovery Value Percentage of Eligible Inventory; plus

            (c)   the lesser of (i) $60,000,000 and (ii) the sum of (A) 75% of the Net Recovery Value Percentage of Eligible Equipment, plus (B) 65% of the applicable Net Recovery Value Percentage of Eligible Real Estate.

  Notwithstanding anything to the contrary set forth in the immediately preceding sentence, if the average dilution percentage for all Receivables of the Borrowers and the Guarantors ever exceeds five percent (5%), based upon any field examination hereafter conducted by the Agent, the Agent reserves the right to establish a Reserve, as determined by the Agent in its discretion, in the amount of such excess multiplied by the amount of Eligible Receivables. For purposes hereof, "average dilution percentage" shall mean for each dollar of gross sales by the Credit Parties, the average percentage of such dollar of gross sales that is or should be written off as not collectible in accordance with customary credit policies by the Credit Parties for any reason, including without limitation, any credits, rebates, refunds, returns, discounts or any other reason. The Borrowing Base may be computed by the Agent on as frequent as a daily basis (based on all information reasonably available to the Agent, including without limitation, the periodic reports and listings delivered to the Agent in accordance with Sections 6.3(f), (g) and (h) hereof). The portion of the Borrowing Base referred to in clause (c) is subject to the Agent's satisfaction with periodic reappraisals of Eligible Equipment and Eligible Real Estate, to be conducted at the Agent's discretion (subject to the proviso at the end of Section 6.4(b)).

          Borrowing Base Compliance Certificate shall mean a certificate completed in the form of Exhibit F attached hereto and signed by a Responsible Officer of the Borrowers' Agent.

          Business Day shall mean a day when the principal office in New York City of the Agent is open for business and the Lenders' Applicable Lending Offices are generally open for business; provided, however, that with respect to LIBOR Borrowings, Business Day shall mean a Business Day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

          Business Entity shall mean corporations, partnerships, joint ventures, joint stock associations, business trusts, limited liability companies, unlimited liability companies, and other business entities.

          Canadian Asset Purchase shall mean the acquisition by Neenah Paper Company of Canada of certain assets and liabilities related to the Canadian pulp business of Kimberly-Clark Inc. as contemplated by the Canadian Purchase Agreement.

          Canadian Benefit Plans shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

          Canadian Collateral Agent shall mean JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian collateral agent for, and on behalf of, the Lenders hereunder, and any successor in such capacity.

          Canadian Dollars and the sign "Cdn.$" shall mean lawful currency of Canada.

          Canadian Licenses shall mean the (i) agreement originally between Her Majesty the Queen in Right of the Province of Nova Scotia and Scott Maritimes Pulp Limited, which is attached as Schedule "A" to the Scott Maritimes Limited Agreement (1965) Act, R.S.N.S. 1989, c. 415, (ii) the related 1966 grant of license executed by the Minister of Lands and Forests for the Province of Nova Scotia, (iii) the related Stumpage Pricing Agreement dated February 4, 2003, (iv) Sustainable Forest License No. 542256, as amended, issued under the Crown Forest Sustainability Act (Ontario), (v) the facility processing license held by Neenah Paper Company of Canada for operation of the Mill Property in Terrace Bay, Ontario, (vi) Industrial Approval #96-033, dated September 18, 1996, by the Nova Scotia Department of the Environment, to operate a pulp mill at Abercrombie Point, Pictou County, and waste effluent treatment system at Boat Harbour, Pictou County, and (vii) all other material permits and licenses now or hereafter held by or issued to any Credit Party pertaining to or in connection with any part of the business or operations in Canada of such Credit Party.

          Canadian Pension Plans shall mean each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada or a registered pension plan under the ITA established, maintained or contributed to by any Credit Party for its employees or former employees, but shall not mean the Canadian Pension Plan that is maintained by the Government of Canada or the Quebec Pension Plan that is maintained by the Government of Quebec.

          Canadian Priming Lien Reserve shall mean at any time a Reserve in the aggregate of (a) all amounts and contributions accrued and payable or due (and the aggregate of all amounts and contributions payable or due to be remitted for the ensuing period of up to two months in the Agent's reasonable discretion) by any Credit Party with respect to unremitted and past due employment insurance premiums, Canada Pension Plan premiums, employee income tax withholdings, goods and services tax, retail sales taxes, realty tax assessments, vacation pay, wage arrears and other severance pay (being applicable to the Province of Nova Scotia but not Ontario), pensions, workers compensation premiums, and stumpage fees, charges and levies in connection with timber operations, including the Canadian Licenses, current service payments and special payments in respect of pension plans, including Canadian Pension Plans, and (b) all other payables, remittances and contributions in respect of which there exists (in the Agents' reasonable discretion) any statutory lien or trust or third party garnishment order or demand, that in the case of each of the items listed in clauses (a) and (b) above could, in the Agent's reasonable discretion, have priority over the Agent's (or the Canadian Collateral Agent's, as applicable) Lien in the Collateral under any federal or provincial or municipal statute in Canada or pension plan that arises over or in respect of all or any portion of the Collateral.

          Canadian Purchase Agreement shall mean the Purchase Agreement, dated as of November 30, 2004, between Kimberly-Clark Inc. and Neenah Paper Company of Canada.

          Canadian Subsidiary shall mean any Subsidiary of a Credit Party that is created or organized under the laws of Canada or a province or territory of Canada.

          Capital Expenditures shall mean, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period which are required to be capitalized and reported as a liability on the consolidated balance sheet of such Person), determined in accordance with GAAP, consistently applied; provided that there shall not be included in such capital expenditures, (a) any capital expenditures of Neenah and Menasha Water Power Company to the extent paid from funds contributed by Kimberly-Clark into a separate account of Neenah and Menasha Water Power Company prior to the Spin-Off Transaction, and (b) any capital expenditures on a new co-generation facility at the Terrace Bay pulp facility not in excess of $30,000,000, so long as such facility is wholly financed by Indebtedness permitted by Section 7.1(k).

          Capital Lease Obligations shall mean the obligations of a Person to pay that portion of rent or other amounts constituting payments of principal under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended), provided that for purposes of this Agreement, the amount of such obligations shall be only the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

          Cash Dividends shall mean, with respect to any Person for any period, all cash dividend payments actually made on any Stock of such Person for such period.

          Cash Officer shall mean, with respect to any Person, any person holding the title of "cash manager", "cash officer" or any like title of such Person.

          Change of Control shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), of Stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 100% of the aggregate voting power of the Stock of each other Credit Party, free and clear of all Liens (other than any Liens granted under the Loan Documents and Liens permitted under Section 7.2), except to the extent resulting from a transaction specifically permitted under Section 7.4; (d) (i) any Credit Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person except in a transaction specifically permitted under Section 7.4, or (ii) any entity consolidates or amalgamates with or merges into any Credit Party in a transaction pursuant to which the outstanding voting Stock of such Credit Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 30% of the aggregate outstanding ordinary voting Stock of the Parent, or (B) in the case of any such transaction involving a Credit Party other than the Parent, the Parent has beneficial ownership, directly or indirectly, of 100% of the aggregate voting power of all Stock of the resulting, surviving or transferee entity; or (e) any "Change of Control" (or any similar term) as set forth in the Senior Note Indenture.

          Closing Date shall mean the date of the first Loan under this Agreement.

          Closing Date Mortgage Policy shall have the meaning specified for such term in Section 4.2(y).

          Closing Date Mortgaged Property shall have the meaning specified for such term in Section 4.2(y).

          Closing Date Mortgages shall have the meaning specified for such term in Section 4.2(y).

          Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

          Collateral shall mean all collateral and security as described in the Security Documents.

          Collection Account shall mean a deposit account of a Credit Party or any of its Subsidiaries into which payments on account of Receivables of the Credit Parties are received, including through (i) associated lockbox addresses and (ii) accounts related to foreign exchange conversion and similar purposes pursuant to arrangements acceptable to the Agent.

          Commitment shall mean, as to any Lender, the obligation of such Lender subject to the terms and conditions of this Agreement to make Revolving Loans and incur liability for the Letter of Credit Exposure Amount and the Swingline Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount set forth as such Lender's Commitment in Schedule 1.1A attached hereto, as each may be adjusted from time to time pursuant to other provisions of this Agreement, and Commitments shall mean all such Commitments of the Lenders, as so adjusted.

          Commitment Fee, with respect to any Lender, shall have the meaning assigned to it in Section 2.3.

          Commitment Percentage shall mean, with respect to any Lender, (a) prior to the termination of the Total Commitment, the ratio, expressed as a percentage, of such Lender's Commitment to the Total Commitment, and (b) after the termination of the Total Commitment, the ratio, expressed as a percentage, of the amount of such Lender's outstanding Loans and its portion of the Letter of Credit Exposure Amount and the Swingline Exposure to the aggregate amount of all outstanding Loans and the total Letter of Credit Exposure Amount and the Swingline Exposure.

          Compliance Certificate shall mean a certificate substantially in the form of Exhibit C attached hereto.

          Concentration Limit shall mean, with respect to any account debtor owing any Receivables to any Credit Party, the maximum amount of Receivables from such account debtor which may be included as Eligible Receivables, expressed as a percentage of the total amount of Receivables owing to the Credit Parties by all account debtors, which percentage shall be (a) ten percent (10%), or (b) such other percentage for the applicable account debtor as determined by the Agent from time to time in the Agent's reasonable credit judgment.

          Consequential Loss shall mean, with respect to (a) the Borrowers' payment of principal of or interest on a LIBOR Borrowing on a day prior to the last day of the applicable Interest Period, (b) the Borrowers' failure to borrow or convert a LIBOR Borrowing on the date specified by the Borrowers' Agent for any reason, or (c) any cessation of the Adjusted LIBOR Rate to apply to the Loans or any part thereof pursuant to Section 2.9 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders, the Canadian Collateral Agent or the Agent as a result thereof, including without limitation any loss of anticipated profit or any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Loans.

          Consolidated shall mean, for any Person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.

          Contingent Obligation shall mean, as to any Person (the "guarantor"), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively "primary obligations") of any other Person (the "primary obligor"), whether directly or indirectly, including without limitation any obligation of such guarantor (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

          Contribution Agreement shall mean any Contribution Agreement executed by and among the Credit Parties and their Subsidiaries, as the same may be amended, modified, supplemented, restated and joined in pursuant to a Joinder Agreement, from time to time.

          Controlled Account shall mean a deposit account (including a Collection Account) of any Credit Party that is subject to a Tri-Party Agreement.

          Copyrights shall have the meaning specified for such term in the definition of "Intellectual Property."

          Corporate Services Agreement shall mean the Corporate Services Agreement, dated as of November 30, 2004, between Kimberly-Clark and Parent.

          Corporate Services Agreement Reserve shall mean at any time a Reserve in the aggregate from time to time of any amount due, and any amounts scheduled or expected to become due during the upcoming month, to Kimberly-Clark or any of its Affiliates under the Corporate Services Agreement.

          Credit Parties shall mean the Borrowers and the Guarantors.

          Current Sum shall mean on any day, as to a particular Lender, the sum of (a) the outstanding principal balance of such Lender's Revolving Credit Note on such day plus (b) the product of (i) such Lender's Commitment Percentage times (ii) the sum of the Letter of Credit Exposure Amount and the Swingline Exposure on such day.

          Debt Service Expense shall mean, with respect to any Person for any period, the aggregate of regularly scheduled principal payments of all Funded Debt (excluding any principal payments of the Loans), made or to be made by such Person during such period, on a Consolidated basis, in accordance with GAAP, consistently applied.

          Default Rate shall mean, on any day, as follows: (a) with respect to principal which is outstanding under any Note, the sum of the Interest Option otherwise applicable thereto on such day plus two percent per annum (it being understood by the Borrowers that if any such applicable Interest Option is based on the Adjusted LIBOR Rate, the Default Rate with respect to the applicable principal amount shall only be calculated with reference to the applicable Adjusted LIBOR Rate until the Interest Period applicable thereto expires, and upon the expiration of such applicable Interest Period, the Default Rate for such applicable principal amount shall be computed on the basis of the Alternate Base Rate for such day plus two percent per annum), and (b) with respect to accrued interest, fees and other Obligations (other than past due principal outstanding under any Note), the sum of the Alternate Base Rate for such day plus two percent per annum.

          Discontinued Operations shall mean, as of any day, operations of any Credit Party or any of their Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.

          Distribution Agreement shall mean the Distribution Agreement, dated as of November 30, 2004, between Kimberly-Clark and Parent.

          Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on the signature pages hereof, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers' Agent and the Agent.

          Domestic Subsidiary shall mean any Subsidiary of any Borrower that is organized and domiciled in the United States of America.

          Dominion Event shall have the meaning assigned to such term in Section 6.15(a).

          Dominion Termination Event shall have the meaning assigned to such term in Section 6.15(a).

          EBITDA shall mean, with respect to any Person for any period, the sum of (a) Net Income, (b) Interest Expense, (c) depreciation and amortization expense (excluding depreciation and amortization applicable to Discontinued Operations as of such period), and (d) federal, state and local income or franchise taxes, in each case of such Person for such period, computed and calculated, without duplication, on a Consolidated basis and in accordance with GAAP, consistently applied.

          Electricity Act shall have the meaning specified for such term in Section 5.28.

          Electricity Activities shall have the meaning specified for such term in Section 5.28.

          Eligible Assignee shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, or (iv) any other commercial lender, finance company, insurance company, financial institution or fund reasonably acceptable to the Agent and the Borrowers' Agent; provided, however, that if an Event of Default has occurred which has not been waived or cured, such approval by the Borrowers' Agent shall not be required.

          Eligible Equipment shall mean Equipment of a Credit Party which meets all of the following specifications; provided that such specifications may be revised from time to time by the Agent to account for events, conditions, contingencies and risks that the Agent becomes actually aware of after the Closing Date that, in the Agent's reasonable credit judgment, could adversely affect any Equipment or the Agent's (or the Canadian Collateral Agent's, as applicable) interest therein:

            (a)   one of the Credit Parties has good title to such Equipment;

            (b)   such Credit Party has the right to subject such Equipment to a Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable); such Equipment is subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 7.2(e) other than contested Liens);

            (c)   the full purchase price for such Equipment has been paid by the Credit Parties;

            (d)   such Equipment is located on premises (i) owned by one of the Credit Parties, which premises are subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable), or (ii) leased by one of the Credit Parties with respect to which the Agent (or the Canadian Collateral Agent, as applicable) has received an executed landlord's waiver or subordination agreement from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Equipment pursuant to a written waiver or subordination and access agreement acceptable to the Agent (or the Canadian Collateral Agent, as applicable) acting reasonably in all respects;

            (e)   such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Credit Parties in the ordinary course of business of the Credit Parties;

            (f)    such Equipment is not subject to any agreement which restricts the ability of the Credit Parties to use, sell, transport or dispose of such Equipment or which restricts the Agent's (or the Canadian Collateral Agent's, as applicable) ability to take possession of, sell or otherwise dispose of such Equipment; and

            (g)   such Equipment does not constitute "fixtures" under the applicable laws of the jurisdiction in which such Equipment is located.

          Eligible Inventory shall mean all raw materials, rolled and uncut or sheeted paper, or finished goods Inventory of the Credit Parties which complies with all of the following requirements: (a) such Inventory is owned by and recorded on the books and records of the applicable Credit Party in the ordinary course of business; (b) such Inventory is valued in accordance with GAAP at the lower of fair market value or cost; and (c) such Inventory does not otherwise constitute Ineligible Inventory. Standards of eligibility and Reserves for Eligible Inventory may be fixed and revised from time to time by the Agent in its reasonable credit judgment based on events, conditions or other circumstances that the Agent becomes actually aware of after the Closing Date that, in the Agent's reasonable credit judgment, adversely affect or could reasonably be expected to adversely affect Eligible Inventory.

          Eligible Real Estate shall mean Real Property Assets which meet all of the following specifications; provided that such specifications may be revised from time to time by the Agent in its reasonable credit judgment to account for events, contingencies and risks that the Agent becomes actually aware of after the Closing Date that, in the Agent's reasonable credit judgment, could adversely affect the Real Property Asset or the Agent's (or the Canadian Collateral Agent, as applicable) interest therein:

            (a)   one of the Credit Parties is the record owner of and has good fee title to such Real Property Asset;

            (b)   such Credit Party has the right to subject such Real Property Asset to a Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties; such Real Property Asset is subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 7.2(e) other than contested Liens, and Liens permitted under Section 7.2(f)); and

            (c)   such Real Property Asset is not subject to any agreement or condition which could restrict or otherwise adversely effect the Agent's (or the Canadian Collateral Agent, as applicable) ability to sell or otherwise dispose of such Real Property Asset;

  provided, however, that with respect to any parcel of real property that (i) is a Real Property Asset owned by a Credit Party as of the Closing Date, such parcel of real property shall comply with all the requirements for a Closing Date Mortgaged Property set forth in Section 4.2(y) and (ii) is acquired by the Credit Parties after the Closing Date, such parcel of real property shall comply with all of the requirements for an Additional Mortgaged Property set forth in Section 6.20(b).

          Eligible Receivables shall mean, as at any date of determination thereof, all Receivables of the Credit Parties which comply with all of the following requirements: (a) all payments due on the Receivable have been billed and invoiced in a timely fashion and in the normal course of business; (b) no payment is outstanding on the Receivable for more than 100 days after the date of invoice (except for Receivables fully insured or backed by a letter of credit in all respects acceptable to the Agent in its reasonable discretion) or more than 60 days past due; and (c) the Receivables do not otherwise constitute Ineligible Receivables. Standards of eligibility and Reserves for Eligible Receivables may be fixed and revised from time to time by the Agent in its reasonable credit judgment based on events, conditions or other circumstances that the Agent becomes actually aware of after the Closing Date that, in the Agent's reasonable credit judgment, adversely affect or could reasonably be expected to adversely affect the Eligible Receivables. Additionally, in calculating Eligible Receivables, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Receivables): (i) unpaid sales, excise or similar taxes owed by any of the Credit Parties (to the extent the same are included in Receivables); and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of any of the Credit Parties.

          Employee Matters Agreement shall mean the Employee Matters Agreement, dated as of November 30, 2004, between Kimberly-Clark and Parent.

          Environmental Claim shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (i) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An "Environmental Claim" includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

          Environmental Law shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and

  Liability Act, the Clean Water Act, the Clean Air Act, any state analogues of any of the foregoing, and any comparable Canadian federal or provincial law), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (i) pollution, protection or clean-up of the air, surface water, ground water or land; (ii) solid, liquid or gaseous waste or Hazard Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; (v) the storage of any Hazardous Substances; or (vi) occupational health and safety

          Environmental Liabilities shall mean all liabilities arising from any Environmental Claim, Environmental Permit or Requirements of Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit reasonably necessary for the conduct of any material aspect of the business of any Credit Party or any of their Subsidiaries, including attorney's fees and court costs. Environmental Liability shall mean any one of them.

          Environmental Permit shall mean any permit, license, approval or other authorization under any applicable law, regulation and other requirement of any Governmental Authority relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.

          Equipment shall mean (a) any machinery or equipment and (b) any other Property classified as "equipment" under the UCC.

          ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

          ERISA Affiliate shall mean any trade or business (whether or not incorporated) which together with any Credit Party or any Subsidiary of any Credit Party would be treated as a single employer under the provisions of Title I or Title IV of ERISA following the Closing Date.

          Event of Default shall mean any of the events specified in Section 8.1 hereof, provided there has been satisfied any requirement in connection with any such event for the giving of notice or the lapse of time, or both, and Default shall mean any of such events, whether or not any such requirement for the giving of notice, or the lapse of any applicable grace or curative period (if any), or both, has been satisfied.

          Excess Interest Amount shall have the meaning attributed to such term in Section 2.14 hereof.

          Extended Facility Letter of Credit shall have the meaning attributed to such term in Section 2.10(i) hereof.

          Federal Funds Effective Rate shall mean, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

  Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          Financial Officer shall mean, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

          Fixed Charge Coverage Ratio shall mean, with respect to any Person for any period, the ratio of (a) EBITDA less (i) Capital Expenditures not funded by Indebtedness permitted by Section 7.1(c) or Section 7.1(m), less (ii) cash payments of federal, state, provincial and local income or franchise taxes to (b) the sum of (i) cash Interest Expense, plus (ii) Scheduled Principal Payments plus (iii) Cash Dividends, in each case of such Person for the applicable period, computed and calculated on a Consolidated basis in accordance with GAAP, consistently applied and without duplication. All components of the Fixed Charge Coverage Ratio shall be determined (1) on a Consolidated basis for the four (4) most recent consecutive fiscal quarters of the applicable Person ending on or prior to the date of determination and (2) in accordance with GAAP, consistently applied; provided, for calculations of Fixed Charge Coverage Ratio with respect to annual periods ending on or prior to September 30, 2005, the components of the Fixed Charge Coverage Ratio shall be determined on an Annualized Basis based upon the one (1), two (2) or three (3) most recent consecutive fiscal quarters of the applicable Person occurring after the Closing Date.

          Flood Hazard Property shall mean a Mortgaged Property the improvements on which are located in an area designated by the Federal Emergency Management Agency (or any Canadian equivalent, as applicable) as having special flood or mud slide hazards and requiring either the Credit Party or Agent (or the Canadian Collateral Agent, as applicable) to purchase special flood insurance.

          Foreign Lender shall mean, as to a particular Credit Party, any Agent or any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which such Credit Party is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          Funded Debt shall mean, as to a particular Person at any particular time, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a Contingent Obligation in respect of borrowed money, or as any other type of direct or contingent obligor), and (b) all Capital Lease Obligations (other than the interest component of such obligations), calculated without duplication, on a Consolidated basis, and in accordance with GAAP.

          GAAP shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) which are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent) for all periods after the date of this Agreement in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent).

          Governmental Authority shall mean the United States of America, Canada, any state of the United States or province of Canada, and any political subdivision of any of the foregoing, any foreign governmental or supranational authority, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Agent, the Canadian Collateral Agent, any of the Lenders, any Credit Party, any Subsidiary of any Credit Party, or their respective Property.

          Grantor shall mean any Grantor, Assignor, Pledgor or Debtor, as such terms are defined in any of the Security Documents.

          Guarantors shall mean Neenah Paper Company of Canada and each Subsidiary added as a guarantor pursuant to Section 6.10.

          Guaranty shall mean each and every guaranty of the Obligations from time to time executed and delivered to the Canadian Collateral Agent by any Guarantor, as amended, supplemented, modified, joined in pursuant to a Joinder Agreement and restated from time to time, each substantially in the form of Exhibit K (with appropriate changes based upon the local law of the applicable province).

          Hazardous Substance shall mean any hazardous or toxic waste, substance or product or material defined or regulated from time to time by any Requirements of Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended from time to time), petroleum and any fraction thereof and any radioactive materials and waste.

          Hedging Obligations shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, commodity (including pulp) futures, forwards, swaps and options, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

          Hedging Obligation Amount shall mean, with respect to any Hedging Obligation, the "derivative risk equivalent" (or equivalent figure) for such Hedging Obligation as of the end of the preceding calendar month (or other period as provided herein), being a figure calculated to provide an exposure measure for derivative obligations comparable with that of loans, in each case calculated based upon a methodology reported to the Agent in accordance with the terms hereof and acceptable to the Agent in its reasonable credit judgment. In the event that no Hedging Obligation Amount is reported as provided herein for any Hedging Obligation for any period, the Agent may use the most recently reported Hedging Obligation Amount for such Hedging Obligation, as adjusted in the Agent's reasonable credit judgment.

          Hedging Obligations Aggregate Amount shall mean at any time, with respect to Hedging Obligations constituting Bank Products hereunder, an amount equal to the sum at such time of all Hedging Obligation Amounts associated with all such Hedging Obligations.

          Highest Lawful Rate shall mean, with respect to the Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

          Indebtedness shall mean, as to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease

  Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) net liabilities of such Person in respect of Hedging Obligations (calculated on a basis satisfactory to the Agent and in accordance with accepted practice); (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (i) all obligations of such Person to pay rent or other amounts under any Synthetic Lease; (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner and including any unlimited liability corporation) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (k) all Contingent Obligations of such Person with respect to Indebtedness of others; provided, that such term shall not mean or include (1) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Agent in trust for the payment thereof, or (2) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations or Synthetic Leases).

          Indemnifiable Tax shall have the meaning attributed to such term in Section 10.17(a)(i) hereof.

          Ineligible Inventory shall mean, as at any date of determination thereof, any Inventory of any Credit Party which does not comply with all of the following requirements:

    (a)
    such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 7.2(e) other than contested Liens);

    (b)
    such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

    (c)
    such Inventory is in good condition, is not returned, shopworn, defective, damaged, obsolete, or broke inventory, and is currently usable or saleable in the normal course of business of the applicable Credit Party;

    (d)
    such Inventory is not "slow moving";

    (e)
    such Inventory is not work-in-process Inventory (other than rolled and uncut or sheeted paper), is not scrap or remnants Inventory, is not stores and is not packaging or shipping supplies or materials;

    (f)
    such Inventory must not be in transit and must be housed or stored in the United States or Canada at either (i) a real Property location either owned or leased by a Credit Party; so long as such leased facility is covered by a landlord's waiver or subordination agreement received by the Agent (or the Canadian Collateral Agent, as applicable) from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) against such Inventory pursuant to a written waiver or subordination and access agreement acceptable to the Agent (or the Canadian Collateral Agent, as applicable) in all respects, or (ii) a public warehouse facility utilized by a Credit Party, so long as such warehouse facility is covered by a warehousemen's waiver or subordination and access agreement received by the Agent (or the Canadian Collateral Agent, as applicable) from the operator of such warehouse facility pursuant to which such operator waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) against such Inventory and acknowledges that it holds and controls such Inventory for the benefit of the Agent (or the Canadian Collateral Agent, as applicable) for purposes of perfecting the Agent's (or the Canadian Collateral Agent's, as applicable) Lien therein pursuant to a written waiver or subordination agreement reasonably acceptable to the Agent (or the Canadian Collateral Agent, as applicable) in all respects;

    (g)
    such Inventory is not in the possession of or control of any bailee (other than a warehouseman as described above) or any agent or processor for or customer of any Credit Party or any of their Subsidiaries, unless such bailee, agent or processor has executed and delivered to the Agent (or the Canadian Collateral Agent, as applicable) an access/subordination agreement in form and substance reasonably acceptable to the Agent (or the Canadian Collateral Agent, as applicable) subordinating any Lien it may claim in such Inventory and acknowledging that it holds and controls such Inventory for the benefit of the Agent (or the Canadian Collateral Agent, as applicable) for purposes of perfecting the Agent's (or the Canadian Collateral Agent's, as applicable) Lien therein;

    (h)
    such Inventory must be adequately insured to the reasonable satisfaction of the Agent (or the Canadian Collateral Agent, as applicable) pursuant to insurance coverage required by this Agreement and the Security Documents;

    (i)
    such Inventory must not be on consignment;

    (j)
    such Inventory is not letterhead, watermarked, or styled in a manner for a particular purchaser, unless covered by a purchase order under which the purchaser has unconditionally agreed to take delivery;

    (k)
    such Inventory does not constitute seedlings;

    (l)
    such Inventory has neither been sold nor is subject to a Lien, claim or right of any person other than the Credit Parties or the Agent (or the Canadian Collateral Agent, as applicable) (except for Liens permitted under Section 7.2(e) other than contested Liens); and

    (m)
    the Agent has not deemed such Inventory ineligible because the Agent in its reasonable credit judgment considers such Inventory to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure.

  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Inventory purchased or otherwise acquired through any acquisition or other investment permitted hereunder after the Closing Date shall be included within the Borrowing Base for purposes hereof unless and until the Agent shall have conducted a field examination (which shall be conducted within a reasonable time (in the Agent's judgment) after Borrower's request at the Borrowers' cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to reasonably satisfy the Agent that the Inventory so acquired generally satisfies the above-described standards of eligibility.

          Ineligible Receivables shall mean, as at any date of determination thereof, any Receivables of any Credit Party which do not comply with all of the following requirements:

    (a)
    the Receivable has been created by the applicable Credit Party in the ordinary course of business from a completed, outright and lawful sale of goods, pursuant to which ownership has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of the applicable Credit Party and is deemed "earned" under the applicable service contract or other agreement or arrangement between the applicable Credit Party and the applicable account debtor;

    (b)
    the Receivable is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 7.2(e) other than contested Liens);

    (c)
    the payments due on 50% or more of all billed Receivables owing to the applicable Credit Party by the applicable account debtor are less than 100 days past the date of invoice (except for Receivables fully insured or backed by a letter of credit in all respects acceptable to the Agent in its reasonable discretion) and less than 60 days from the due date thereof;

    (d)
    the Receivable constitutes an "account" within the meaning of the UCC;

    (e)
    the Receivable does not arise out of a bill and hold, guaranteed sale, sale-and-return, consignment, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

    (f)
    the Receivable is not subject to any setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Receivable or independently thereof; provided, however, that in each case regarding an undisputed liquidated sum, such Receivable is an Ineligible Receivable only to the extent of such undisputed liquidated sum, and in each case regarding a disputed sum or claim, such Receivable is an Ineligible Receivable only to the extent of the sum or amount claimed by the party adverse to the applicable Credit Parties);

    (g)
    the applicable account debtor has finally accepted the goods or services from the sale out of which the Receivable arose and has not (1) objected to such account debtor's liability thereon, (2) rejected any of such services or goods or (3) returned or repossessed any of such goods, except for goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return;

    (h)
    the applicable account debtor is not any Governmental Authority, unless such account debtor is the United States of America or Canada (or any agency, instrumentality, department or other political subdivision thereof) and there has been compliance satisfactory to the Agent in all respects with the U.S. Federal Assignment of Claims Act or, as applicable, the Canadian Financial Administration Act or any applicable provincial legislation;

    (i)
    the applicable account debtor is not an Affiliate of any Credit Party or any of their Subsidiaries;

    (j)
    the applicable account debtor must have its principal place of business located within the United States or Canada, except for Receivables fully insured or backed by a letter of credit in all respects acceptable to the Agent in its reasonable discretion;

    (k)
    the Receivable is not evidenced by a promissory note or other instrument or by chattel paper;

    (l)
    the Receivable complies with all material Legal Requirements (including without limitation, all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

    (m)
    the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

    (n)
    the Receivable is denominated in and provides for payment by the applicable account debtor in U.S. dollars or Canadian dollars, except for Receivables fully insured or backed by a letter of credit denominated in U.S. dollars or Canadian dollars and in all other respects acceptable to the Agent in its reasonable discretion;

    (o)
    the Receivable has not been and is not required to be charged or written off as uncollectible in accordance with GAAP;

    (p)
    the Receivable is not due from Kimberly-Clark or any of its Affiliates, unless the Kimberly-Clark Accommodation Agreement is in full force and effect and such Receivable is subject to the terms of such agreement;

    (q)
    the Receivable is not due from an account debtor located in a jurisdiction (e.g., New Jersey, Minnesota and West Virginia or any Canadian province) which requires such Credit Party, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (i) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (ii) file a notice of business activities report or similar report with such jurisdiction's taxing authority, unless (x) such Credit Party has taken one of the actions described in clauses (i) or (ii); or (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Credit Party at its election; and

    (r)
    the credit standing of the applicable account debtor in relation to the amount of credit extended has not become unsatisfactory to the Agent in its reasonable discretion, except for Receivables fully insured or backed by a letter of credit in all respects acceptable to the Agent in its reasonable discretion.

  In addition to the forgoing, the total amount of Receivables owing to the Credit Parties by an account debtor in excess of such account debtor's Concentration Limit of the total amount of Receivables owing to the Credit Parties by all account debtors shall also constitute "Ineligible Receivables" for purposes hereof, unless such Receivables exceeding such account debtor's Concentration Limit are (i) fully backed or secured by a letter of credit acceptable to the Agent in its reasonable discretion, or (ii) with respect only to Receivables owed by Kimberly-Clark or any of its Affiliates, unless (I) such receivables are covered by the Kimberly-Clark Accommodation Agreement and such agreement remains in full force and effect, and (II) Kimberly-Clark's senior unsecured debt has an investment grade rating from either Standard and Poor's or Moody's. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Receivables purchased or otherwise acquired through any acquisition or other investment permitted hereunder after the Closing Date shall be deemed to constitute Eligible Receivables for purposes hereof unless and until the Agent shall have conducted a field examination (which shall be conducted within a reasonable time (in the Agent's judgment) after Borrower's request at the Borrowers' cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to satisfy the Agent that the Receivables so acquired generally satisfy the above-described standards of eligibility.

          Intellectual Property shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (vii) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

          Intellectual Property Security Agreement shall have the meaning attributed to such term in Section 5.27 hereof.

          Interest Expense shall mean, with respect to any Person for any period, the interest expense of such Person, on a Consolidated basis, during such period determined in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization of all debt issuance costs, commissions and other fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (c) the portion of payments under Capital Lease Obligation allocable to interest expense.

          Interest Option shall have the meaning specified in Section 2.8(a) hereof.

          Interest Payment Dates shall mean (a) for Alternate Base Rate Borrowings (other than Swingline Loans), (1) the last Business Day of each calendar month prior to the Termination Date, and (2) the Termination Date; (b) for LIBOR Borrowings, (1) last Business Day of each calendar month prior to the end of the applicable Interest Period and (2) at the end of the applicable Interest Period; and (c) for Swingline Loans, (1) the last Business Day of each calendar month prior to the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Revolving Loans in accordance with Section 2.11(c), and (2) the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Revolving Loans in accordance with Section 2.11(c).

          Interest Period shall mean the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter, as the Borrower's Agent may elect in accordance herewith; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Termination Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

          Inventory shall mean all inventory, goods and merchandise now owned and hereafter acquired by any Credit Party, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or will be used or consumed in the business of any Credit Party or any of their Subsidiaries or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing any of them.

          Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business).

          IRS shall mean the United States Internal Revenue Service.

          ITA shall mean the Income Tax Act (Canada), as the same may, from time to time, be in effect.

          Joinder Agreement shall mean any agreement, in Proper Form, executed by a Subsidiary of a Credit Party from time to time in accordance with Section 6.10 hereof, pursuant to which such Subsidiary joins in the execution and delivery of (i) this Agreement or a Guaranty, (ii) the Contribution Agreement, or (iii) any other Loan Document.

          JPMorgan shall mean JPMorgan Chase Bank, N.A., together with its successors and assigns.

          Kimberly-Clark shall mean Kimberly-Clark Corporation, a Delaware corporation.

          Kimberly-Clark Accommodation Agreement shall mean an agreement executed by Kimberly-Clark and certain of its Affiliates, the Credit Parties, the Agent and the Canadian Collateral Agent, pursuant to which Kimberly-Clark and its Affiliates signatory thereto (i) agree not to offset accounts owed to such Persons by any Credit Party against Receivables owed to any Credit Party by any such Person, and (ii) consent to the assignment for security (including pursuant to the Assignment for Security and the Assignment of Material Contracts) to the Agent (and the Canadian Collateral Agent, as applicable) for the benefit of the Lender Parties hereunder of the Kimberly-Clark Agreements, in each case as and to the extent set forth therein, any such agreement to be satisfactory in all respects to the Agent in its discretion.

          Kimberly-Clark Agreements shall mean the Distribution Agreement, the Pulp Supply Agreement, the Spin-off Tax Sharing Agreement, the Corporate Services Agreement, the Employee Matters Agreement, the Canadian Purchase Agreement, and any other material agreement with any Credit Party to which Kimberly-Clark or any of its Affiliates is a party.

          Leasehold Property shall mean any leasehold interest of any Credit Party as lessee under any lease of a Real Property Asset.

          Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

          Lender or Lenders shall have the meaning specified in the preamble of this Agreement. Unless the context otherwise requires, the term "Lenders" shall include the Swingline Lender.

          Lender Party shall mean the Agent, the Canadian Collateral Agent, any Lender, or any of their respective Affiliates or branches.

          Letters of Credit shall mean Standby Letters of Credit and Trade Letters of Credit. Letter of Credit shall mean any one of the Standby Letters of Credit or Trade Letters of Credit.

          Letter of Credit Advances shall mean all sums which may from time to time be paid by any and all of the Lenders pursuant to any and all of the Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to the Agent or any of the Lenders pursuant to any of the Letters of Credit.

          Letter of Credit Exposure Amount shall mean at any time the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Advances for which the Lenders have not been reimbursed and which remain unpaid at such time.

          LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Adjusted LIBOR Rate as of such date and having the same Interest Period.

          LIBOR Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite or below its name on the signature pages hereof, or (if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower's Agent and the Agent.

          LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the rate appearing on Page 3750 of the Telerate Service (or, if no such page exists, on any successor or substitute page providing rate quotations comparable to those currently provided on such page of the Telerate Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period as the composite offered rate for dollar deposits approximately equal in principal amount to the Agent's portion of such LIBOR Borrowing and for a maturity equal to the applicable Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBOR Rate" with respect to such LIBOR Borrowing for such Interest Period shall be the average interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the Agent's portion of such LIBOR Borrowing and for a maturity equal to the applicable Interest Period are offered to the Agent in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period.

          Lien shall mean, with respect to any asset of any Person, (a) any mortgage, pledge, debenture, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor's claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

          Loan Documents shall mean this Agreement, the Notes, the Applications, the Security Documents, the Guaranties, the Contribution Agreement, the Joinder Agreements, the Letters of Credit, the Kimberly-Clark Accommodation Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to the Agent, the Canadian Collateral Agent and/or the Lenders in connection with or pursuant to any of the foregoing (including without limitation, any fee letter between the Agent, JPMorgan and/or any of its Affiliates and any Borrower relating to the transactions contemplated by this Agreement), and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

          Loans shall mean the Revolving Loans and the Swingline Loans. Loan shall mean any one of the Revolving Loans or the Swingline Loans.

          Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, prospects, operations, financial or other condition of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of this Agreement, any of the Notes or any other Loan Documents or the rights or remedies of the Agent, the Canadian Collateral Agent or the Lenders hereunder or thereunder, or (d) the validity or enforceability of the Agent's Lien (or the Canadian Collateral Agent's Lien, as applicable) on any material portion of the Collateral or the priority of such Lien.

          Material Lease shall mean any lease agreement with respect to a Material Leasehold Property.

          Material Leasehold Property shall mean (i) the Leasehold Properties listed on Schedule 1.1B and (ii) a Leasehold Property of material value as Collateral or of material importance to the operations of the Credit Parties.

          Mill Properties shall mean those Mortgaged Properties in respect of which pulp and paper mill operations are conducted or where structures are located that are integral to such operations.

          Monthly Unaudited Financial Statements shall mean the financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective calendar month, (b) a statement of operations for such respective calendar month and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Responsible Officer of Borrower's Agent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein subject to normal year-end adjustments. The Monthly Unaudited Financial Statements for the Credit Parties and their Subsidiaries shall be prepared on a Consolidated and consolidating basis, the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

          Mortgage shall mean (i) a security instrument (whether designated as a deed of trust, an equitable mortgage, a debenture, a deed to secure debt, a mortgage, a leasehold mortgage, a leasehold deed of trust, a leasehold deed to secure debt, an assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in substantially the form of Exhibit I annexed hereto, or in such other form as may be approved by the Agent (or the Canadian Collateral Agent, as applicable), in each case with such changes thereto as may be recommended by the Agent's (or the Canadian Collateral Agent's, as applicable) local counsel based on local laws or customary local practices, and (ii) at the Agent's (or the Canadian Collateral Agent, as applicable) option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Agent (or the Canadian Collateral Agent, as applicable), adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "Mortgages" means all such instruments, including the Closing Date Mortgages and any Additional Mortgages.

          Mortgaged Property shall mean a Closing Date Mortgaged Property or an Additional Mortgaged Property, as the case may be.

          Neenah Form 10 shall mean the Registration Statement on Form 10, filed by Parent on July 7, 2004, as amended on August 26, 2004, and as further amended on September 22, 2004, and

  November 2, 2004 (File Number 001-32240), with the United States Securities and Exchange Commission, as in effect on November 2, 2004.

          Net Income shall mean, with respect to any Person for any period, net income of such Person for the applicable calculation period determined in accordance with GAAP; provided, that there shall not be included in such calculation of net income (a) any extraordinary gains or losses (including in connection with the sale or write-up of assets), (b) any nonrecurring gains or losses, (c) any gains or losses from dispositions of property or assets, other than dispositions of Inventory and equipment in the ordinary course of business, and the tax consequences thereof, (d) the net income or loss of any other Person that is not a Subsidiary of such Person for whom net income is being calculated (or is accounted for by such Person by the equity method of accounting), (e) the net income (or loss) of any other Person acquired by, or merged with, such Person for whom net income is being calculated or any of its Subsidiaries for any period prior to the date of such acquisition, (f) the net income of any Subsidiary of such Person for whom net income is being calculated to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument or Legal Requirement applicable to such Subsidiary, all as determined in accordance with GAAP, (g) with respect to the Credit Parties and their Subsidiaries, the anticipated one-time non-cash impairment charge of approximately $110 million referred to in the Offering Memorandum with respect to a writedown of the carrying amount of the Consolidated assets of the Credit Parties and their Subsidiaries following the Spin-off Transaction, and any benefits (including tax benefits) resulting from such writedown or charge, (h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees, provided that such shares, options or other rights can be redeemed at the option of the holder only for capital stock of such Person, (i) with respect to the Credit Parties and their Subsidiaries, any losses of Neenah Menasha Water and Power Company to the extent paid from funds contributed by Kimberly-Clark into a separate account of Neenah Menasha Water and Power Company prior to the Spin-Off Transaction, (j) with respect to the Credit Parties, any non-recurring fees, charges or other expenses that are related to the Spin-off Transaction, not to exceed (I) with respect to fees, charges or other expenses incurred in connection with the closing of the Spin-off Transaction on the Closing Date, $8,500,000 in the aggregate and (II) with respect to fees, charges or other expenses incurred thereafter, $1,500,000, (k) with respect to the Credit Parties, any non-recurring charges or other expenses (determined in accordance with GAAP and as reflected in the Company's financial statements produced from time to time pursuant to Section 6.3(a) and (b)) related to the restructuring or permanent closure of the Parent's Terrace Bay facility, not to exceed $10,000,000 in the aggregate, and (l) with respect to the Credit Parties, any non-recurring charges or other expenses (determined in accordance with GAAP and as reflected in the Company's financial statements produced from time to time pursuant to Section 6.3(a) and (b)) related to the restructuring or permanent closure of any other facility of any Credit Party, not to exceed $5,000,000 in any calendar year or $10,000,000 in the aggregate during the term of this Agreement.

          Net Recovery Value Percentage shall mean the "net recovery value percentage" under an orderly liquidation scenario for the Inventory, Equipment, or Real Property Assets of any Credit Party, as specifically set forth and described in the most recent appraisal of the Inventory, Equipment, or Real Property Assets of the applicable Credit Party received by the Agent pursuant to the provisions of Section 6.4 hereof (or with regard to work-in-process Inventory, gross recovery value percentage as set forth in such an appraisal and as discounted by the Agent in its reasonable credit judgment).

          Non-Reporting Lender Party shall have the meaning specified for such term in the definition of "Bank Products".

          Notes shall mean the Revolving Credit Notes and the Swingline Note. Note shall mean any one of such promissory notes.

          Nova Scotia Woodlands shall mean that portion of the Timberland Properties located in Nova Scotia, Canada comprising approximately 980,000 acres.

          Nova Scotia Non-Migrated Woodlands shall mean that portion of the Nova Scotia Woodlands comprising approximately 550,000 acres, which on the Closing Date are located in land registration districts in Nova Scotia that are subject to the Land Registration Act (Nova Scotia), and which cannot be migrated into the Land Registration Act (Nova Scotia) before the Closing Date.

          Nova Scotia Non-Migrated Woodlands Registration Agreement shall mean the agreement, effective as of November 30, 2004, between Neenah Paper Company of Canada and Her Majesty the Queen in right of the Province of Nova Scotia as represented in this behalf by the Minister of Service Nova Scotia and Municipal Relations permitting the registration under the Registry Act (Nova Scotia) of the deed, dated as of the Closing Date, conveying the Nova Scotia Non-Migrated Woodlands from Kimberly-Clark Inc. to Neenah Paper Company of Canada, and the Mortgage, dated as of the Closing Date, by Neenah Paper Company of Canada in favor of the Canadian Collateral Agent mortgaging and charging all of the present and after-acquired property and assets of Neenah Paper Company of Canada including, without limitation, the Nova Scotia Non-Migrated Woodlands.

          Obligations shall mean, without duplication, all obligations, liabilities and Indebtedness of the Credit Parties with respect to (a) the Security Documents and all other Loan Documents, including without limitation, (i) the principal of and interest on the Loans and (ii) the payment or performance of all other obligations, liabilities and Indebtedness of the Credit Parties to the Agent, the Canadian Collateral Agent and the Lenders hereunder, under the Notes, under the Letters of Credit, under the Applications or under any one or more of the other Loan Documents, including all fees, costs, expenses and indemnity obligations hereunder and thereunder, and (b) all obligations and liabilities of the Credit Parties and/or any of their Subsidiaries now or hereafter owing to JPMorgan Chase Bank, N.A. or any other Lender Party under any Bank Product. The Obligations include interest (including interest that accrues or that would accrue but for the filing of a bankruptcy case by a Credit Party or any of its Subsidiaries, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against any Credit Party or any of their Subsidiaries (or that would accrue or arise but for the commencement of any such case) or (b) the personal liability of the Credit Parties or any of their Subsidiaries for the Obligations shall be discharged or otherwise cease to exist by operation of law or for any other reason.

          Obligee and Obligees shall have the meanings assigned to such terms in Section 10.22.

          OEB Act shall mean the Ontario Energy Board Act, 1998 (Ontario) S. O. 1998, Ch. 15, Schedule B.

          Offering Memorandum shall mean the confidential Offering Memorandum, dated November 18, 2004, relating to the offering by the Parent of the Senior Notes.

          Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; with respect to an unlimited liability company, the memorandum of association and articles of association and the certificate of incorporation of such company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

          Other Tax shall have the meaning attributed to such term in Section 10.17(a)(ii) hereof.

          Parent shall have the meaning specified in the preamble to this Agreement.

          Parties shall mean all Persons other than the Agent, the Canadian Collateral Agent and any Lender executing any Loan Documents.

          Patents shall have the meaning specified for such term in the definition of "Intellectual Property."

          PBGC shall mean the Pension Benefit Guaranty Corporation.

          Perfection Certificate shall mean a certificate in the form of Exhibit L attached hereto or any other form approved by the Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by each Credit Party.

          Permitted Affiliate Transactions shall mean any of the following: (a) transactions with or among the Credit Parties; (b) customary directors' fees, customary directors' indemnifications and similar arrangements for officers and directors of the Credit Parties entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Credit Parties for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(f) hereof and Contingent Obligations permitted pursuant to Section 7.1(g); (e) employment agreements and arrangements entered into with officers and employees of the Credit Parties in the ordinary course of business; and (f) other transactions, contracts or agreements existing on the date of this Agreement and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Credit Parties, as applicable).

          Permitted Investment Securities shall mean each of the following, to the extent the same is pledged as additional Collateral hereunder and is subject to a first priority perfected Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties: (a) readily marketable, direct obligations of the United States of America or Canada or any agency or wholly-owned corporation thereof which are backed by the full faith and credit of the United States or Canada, maturing within one (1) year after the date of acquisition thereof, (b) certificates of deposit, commercial paper (if rated no lower than A-1/P-1) or other short-term direct obligations of (i) JPMorgan or (ii) any other domestic financial institution having capital and surplus in excess of $5,000,000,000, maturing within six months after the date of acquisition thereof, (c) money market mutual funds having aggregate assets in excess of $5,000,000,000, and (d) other Investments mutually agreed to in writing by the Borrowers' Agent and the Agent.

          Permitted Overadvance shall have the meaning specified in Section 2.2(h) hereof.

          Permitted Refinancing shall mean a refinancing or replacement of all or a portion of the Obligations that is arranged by J.P. Morgan Securities Inc., Citigroup Global Markets Inc. or Goldman Sachs Credit Partners LP or the Affiliates of any of them.

          Person shall mean any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, unlimited liability company, Governmental Authority or any other form of entity.

          Plan shall mean any plan subject to Title IV of ERISA and maintained by any Credit Party for employees of any Credit Party or of any member of a "controlled group of corporations", as such term is defined in the Code, of which the Borrower, any of its Subsidiaries or any ERISA Affiliate it may acquire from time to time is a part, or any such plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of its employees.

          Post-Closing Agreement shall mean that certain Post-Closing Agreement, of even date herewith, among the Credit Parties, the Agent and the Canadian Collateral Agent.

          PPSA (Ontario) shall mean the Personal Property Security Act (Ontario), as amended from time to time.

          PPSA (Nova Scotia) shall mean the Personal Property Security Act (Nova Scotia), as amended from time to time.

          Prime Rate shall mean the rate of interest per annum publicly announced from time to time by JPMorgan, or its successor financial institution, if any, at its principal office in New York City as its prime rate in effect at such time. Without notice to any Credit Party or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY JPMORGAN OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS CUSTOMERS. JPMORGAN OR SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

          Principal Office shall mean the principal office in New York City of the Agent, or such other place as the Agent may from time to time by notice to the Borrowers' Agent designate.

          Prohibited Transaction shall mean any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

          Proper Form shall mean in form and substance satisfactory to the Agent (or the Canadian Collateral Agent, as applicable) as of the time of delivery and execution.

          Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          Pulp Supply Agreement shall mean the Pulp Supply Agreement, dated as of November 30, 2004, between Kimberly-Clark Global Sales, Inc. and Parent.

          Quarterly Unaudited Financial Statements shall mean the financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, as applicable, (b) a statement of operations for such respective fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Responsible Officer of Borrower's Agent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments. The Quarterly Unaudited Financial Statements for the Credit Parties and their Subsidiaries shall be prepared on a Consolidated and consolidating basis, the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

          Rate Selection Date shall mean that Business Day which is (a) in the case of an Alternate Base Rate Borrowing, the date of such borrowing, or (b) in the case of a LIBOR Borrowing, the date three (3) Business Days preceding the first day of any proposed Interest Period for such LIBOR Borrowing.

          Rate Selection Notice shall have the meaning specified in Section 2.8(b)(1) hereof.

          Real Property Asset shall mean, at any time of determination, any fee ownership or leasehold interest of any Credit Party in or to any real Property.

          Receivables shall mean and include all of the accounts, instruments, documents, chattel paper and general intangibles of the Credit Parties, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Agent for the ratable benefit of the Lender Parties.

          Refinancing Indebtedness shall mean any Indebtedness of the Credit Parties or any of their Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

            (a)   the principal amount of such Refinancing Indebtedness does not exceed the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

            (b)   the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the interest rate or rates then accruing on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

            (c)   the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions (with respect to any Subordinated Indebtedness), collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case the same or more favorable to the applicable Credit Party and/or Subsidiary as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

            (d)   no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.

          Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

          Regulatory Change shall mean, with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any Legal Requirement applying to Agent or a class of Lenders including such Person under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

          Related Obligations shall have the meaning assigned to such term in Section 10.22.

          Reportable Event shall mean a "reportable event" as defined in Section 4043(c) of ERISA, excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation.

          Request for Extension of Credit shall mean a written request for extension of credit substantially in the form of Exhibit D attached hereto.

          Required Lenders shall mean Lenders having greater than 50% of the Total Commitment; provided that after termination of the Total Commitment, Required Lenders shall mean Lenders having greater than 50% of the aggregate amount of the outstanding Revolving Loans, Letter of Credit Exposure Amount and Swingline Exposure; and provided further, however, if only two (2) Lenders are then parties to this Agreement, Required Lenders shall mean both of such Lenders.

          Requirements of Environmental Law shall mean all requirements imposed by any Environmental Law. Requirement of Environmental Law shall mean any one of them.

          Reserves shall mean any and all reserves established by the Agent, in its reasonable credit judgment, with respect to the Borrowing Base or in accordance with any express provision of this Agreement or any other Loan Document (including without limitation the Canadian Priming Lien Reserve and the Corporate Services Agreement Reserve) for purposes of reducing the Borrowers' ability to utilize any portion of the Borrowing Base.

          Responsible Officer shall mean, with respect to any Person, the president, chief financial officer, treasurer, controller, or general counsel of such Person.

          Revolving Credit LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Revolving Loans bearing interest at the Adjusted LIBOR Rate as of such date.

          Revolving Credit Notes shall mean the promissory notes, each substantially in the form of Exhibit A attached hereto, of the Borrowers evidencing the Revolving Loans, payable to the order of the respective Lenders in the amount of said Lender's Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof substitutions therefor. Revolving Credit Note shall mean any of such promissory notes.

          Revolving Loans shall mean the Revolving Loans made pursuant to Section 2.1 hereof. Revolving Loan shall mean one of such Revolving Loans.

          Scheduled Principal Payments shall mean, with respect to any Person for any period, the aggregate amount of regularly scheduled payments of principal, if any, in respect of funded Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid by such Person and its consolidated Subsidiaries during such period.

          Security Agreements shall mean (a) the Security Agreement (Personal Property) of even effective date herewith, between the Credit Parties (other than the Guarantor) and the Agent, for the ratable benefit of the Lender Parties, covering all Receivables, Inventory and all other tangible and intangible personal Property of such Credit Parties more particularly described therein, as the same may hereafter be joined in by a Credit Party pursuant to a Joinder Agreement, (b) the debentures of even date herewith, each granted by the Guarantor in favor of the Canadian Collateral Agent, for the ratable benefit of the Lender Parties, covering the Collateral referred to therein of the Guarantor, in each case as more particularly described therein, as the same may hereafter be joined in by a Credit Party pursuant to a Joinder Agreement, (c) the Pledge Agreement of even effective date herewith, between the Credit Parties named therein and the Agent, for the ratable benefit of the Lender Parties, covering (i) all issued and outstanding Stock in each of the Borrowers' Domestic Subsidiaries and, to the extent set forth therein, Canadian Subsidiaries, and (ii) 65% of all issued and outstanding Stock in each of the Borrower's non-Domestic Subsidiaries (other than Canadian Subsidiaries), (d) the Assignment for Security, (e) the Assignment of Material Contracts, (f) the transfer and assignment of insurance of even effective date herewith, by Neenah Paper Company of Canada in favor of the Canadian Collateral Agent, (g) any and all other security agreements, pledge agreements, collateral assignments (including without limitation assignments of insurance), assignments of contract rights or agreements, assignments or pledges of stock or partnership interests, or other similar documents now or hereafter executed in favor of the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, as security for the payment or performance of any and/or all of the Obligations, and (h) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments.

          Security Documents shall mean the Security Agreements, all related financing statements and any and all other agreements, Intellectual Property Security Agreements, Mortgages, debentures, deeds of trust, chattel mortgages, Tri-Party Agreements, guaranties, assignments of income, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

          Senior Note Documents shall mean any and all agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes, the Senior Note Indenture and the obligations with respect thereto, including any guaranty agreements, bank product agreements or hedging agreements related thereto, all ancillary agreements as to which any agent, trustee or lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing, in each case as such agreement, instrument or other document may be amended, restated, supplemented, refunded, replaced or otherwise modified from time to time in accordance with the terms thereof.

          Senior Note Trustee shall mean the "Trustee" (as defined in the Senior Note Indenture).

          Senior Notes shall mean the 7 3/8% senior notes of the Parent due 2014, issued pursuant to the Senior Note Indenture.

          Senior Note Indenture shall mean the Indenture, dated as November 30, 2004, between Parent, the subsidiaries of the Parent party thereto, and The Bank of New York Trust Company, N.A., as Trustee.

          Spin-off Private Letter Ruling shall mean the private letter ruling issued to Kimberly-Clark by the IRS, dated September 15, 2004, regarding the United States federal income tax treatment of certain aspects of the Spin-off Transaction.

          Spin-off Tax Opinion shall mean the legal opinion issued by Baker & McKenzie to Kimberly-Clark, dated November 30, 2004, regarding the United States federal income tax treatment of certain aspects of the Spin-off Transaction (including all certificates and representation letters supporting such legal opinion).

          Spin-off Transaction shall mean the transfer of certain assets and liabilities of Kimberly-Clark and certain of its Affiliates to the Credit Parties as contemplated by the Canadian Purchase Agreement and the Distribution Agreement, Kimberly-Clark's distribution of all of its shares of the

  Parent to Kimberly-Clark's shareholders as contemplated by the Distribution Agreement and as described in the Neenah Form 10, the issuance of the initial Loans hereunder, the issuance of the Senior Notes pursuant to the Senior Note Indenture, the payment and refinancing of the cash dividend referred to in Section 6.9(a), and the related transactions contemplated by the parties thereto in connection with each thereof.

          Spin-off Tax Sharing Agreement shall mean the Tax Sharing Agreement, dated as of November 30, 2004, between Kimberly-Clark and Parent.

          Standby Letters of Credit shall mean all standby letters of credit issued by the Agent for the account or liability of any Borrower pursuant to the terms set forth in this Agreement.

          Statutory Reserves shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which any Lender is subject with respect to the Adjusted LIBOR Rate for Eurocurrency Liabilities (as defined in Regulation D), including without limitation, those reserve percentages imposed under Regulation D.

          Stock shall mean as to a Business Entity, all capital stock, partnership interests, membership interests or other indicia of equity rights issued by such Business Entity from time to time.

          Subordinated Indebtedness shall mean, with respect to any Credit Party or any of their Subsidiaries, Indebtedness subordinated in right of payment to such Credit Party's or such Subsidiary's monetary Obligations on terms satisfactory to and approved in writing by the Agent and the Required Lenders, in their reasonable credit judgment, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Agent and the Required Lenders, in their reasonable credit judgment.

          Subsidiary shall mean, as to a particular parent Business Entity, any Business Entity of which more than fifty percent (50%) of the Stock issued by such Business Entity is at the time directly or indirectly owned by such parent Business Entity or by one or more of its Affiliates.

          Swingline Exposure shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.

          Swingline Lender shall mean JPMorgan or any other Lender that becomes the Agent, in each case in its capacity as the Swingline Lender hereunder.

          Swingline Loans shall mean the Swingline Loans made pursuant to Section 2.11(a) hereof. Swingline Loan shall mean any one of such Swingline Loans.

          Swingline Note shall mean the promissory note, substantially in the form of Exhibit B attached hereto, of the Borrowers evidencing the Swingline Loans, payable to the order of the Swingline Lenders in the original principal amount of $15,000,000, and all renewals, extensions, modifications, rearrangements and replacements thereof substitutions therefor.

          Synthetic Lease shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

          Termination Date shall mean the earliest of (a) four (4) years after the Closing Date, (b) any date that the Total Commitment is terminated in full by the Borrowers pursuant to Section 2.4 hereof, and (c) any date the Termination Date is accelerated or the Total Commitment is terminated by the Agent pursuant to Section 8.1 hereof.

          Timberland Properties shall mean that portion of the Closing Date Mortgaged Properties other than the Mill Properties.

          Title Company shall mean (i) with respect to the Mortgaged Properties located in the United States, First American Title and (ii) with respect to the Mortgaged Properties located in Canada, First Canadian Title, or one or more other title insurance companies reasonably satisfactory to the Agent.

          Total Commitment shall mean, on any day, the aggregate of all of the Lenders' Commitments on such day. As of the Closing Date, the Total Commitment is $150,000,000.

          Trade Letters of Credit shall mean all trade or documentary letters of credit issued by the Agent for the account or liability of any Borrower pursuant to the terms set forth in this Agreement.

          Trademarks shall have the meaning specified for such term in the definition of "Intellectual Property."

          Tri-Party Agreements shall collectively mean tri-party agreements, in Proper Form, to be executed and delivered by and among the Agent (or the Canadian Collateral Agent, as applicable), the Credit Parties required by the Agent (or the Canadian Collateral Agent, as applicable) and the applicable financial institutions described in Schedule 5.29 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Agent (or the Canadian Collateral Agent, as applicable), for purposes of (i) evidencing control by the Agent (or the Canadian Collateral Agent, as applicable) in one or more deposit accounts (including Collection Accounts) maintained by the applicable Credit Parties with any such specified financial institution, in the case of the Agent, for purposes of perfection of the Agent's Lien in such deposit accounts for the ratable benefit of the Lender Parties, and (ii) with respect to deposit accounts constituting Collection Accounts, facilitating the collection of Receivables in accordance with the terms of Section 6.15 hereof.

          UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

          Unused Commitment shall mean, as to a particular Lender, the daily difference of such Lender's Commitment on such day less the Current Sum applicable to such Lender on such day.

          1.2    Accounting Terms and Determinations.    Except where specifically otherwise provided:

            (a)   The symbol "$" and the word "dollars" shall mean lawful money of the United States of America, and symbol "Cdn.$" and the words "Canadian Dollars" shall mean lawful money of Canada.

            (b)   Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP. If any Credit Party is required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Fixed Charge Coverage Ratio, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Fixed Charge Coverage Ratio shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

            (c)   Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a Consolidated basis, and financial measurements shall be computed without duplication.

            (d)   Wherever the term "including" or any of its correlatives appears in the Loan Documents, it shall be read as if it were written "including (by way of example and without limiting the generality of the subject or concept referred to)".

            (e)   Wherever the word "herein" or "hereof" is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

            (f)    References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

            (g)   References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

            (h)   Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

            (i)    Unless otherwise expressly stated in any Loan Document, all times of day used in the Loan Documents mean local time in New York, New York.

            (j)    Defined terms may be used in the singular or plural, as the context requires.

          1.3    UCC Changes.    All terms used herein which are defined in the UCC shall, unless otherwise defined herein, have the meanings ascribed to them in the UCC both as in effect on the date of this Agreement and as hereafter amended.

          1.4    Joint and Several Obligations; Borrowers' Agent.

            (a)   All obligations of the Borrowers hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

            (b)   Each of the Credit Parties hereby authorizes the Parent and each of the Responsible Officers of the Parent listed on Schedule 1.4 hereto or otherwise designated by the Parent from time to time as provided below, to act as agent for all of the Credit Parties, and to execute and deliver on behalf of any Credit Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Credit Parties hereunder. The Credit Parties may replace any of the Responsible Officers listed in Schedule 1.4 hereto or add any additional Responsible Officers by the delivery of a written notice by the Parent to the Agent specifying the names of each new Responsible Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by the Parent or any Responsible Officer of the Parent and any such actions taken by the Parent or any Responsible Officer of the Parent shall bind each Credit Party.

        2.    Loans; Letters of Credit; Notes; Payments; Prepayments; Interest Rates.

          2.1    Commitments.    Subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender's Commitment Percentage of the Letter of Credit Exposure Amount and the Swingline Exposure at such time) up to, but not exceeding, such Lender's Commitment. Notwithstanding the foregoing, the aggregate principal amount of the Revolving Loans outstanding at any time shall not exceed (a) the lesser at such time of (i) the Total Commitment and (ii) (A) the Borrowing Base as of such time less (B) all applicable Reserves, less (b) the aggregate Letter of Credit Exposure Amount and Swingline Exposure at such time less (c) the aggregate amount of the items specified in clauses (b)(ii) and (b)(iii) of the definition of "Availability." Subject to the conditions herein, any such Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

          2.2    Loans.

            (a)   Subject to Sections 4.1 and 4.2 hereof, (i) all Revolving Loans shall be advanced and made ratably by the Lenders in accordance with the Lenders' respective Commitments; and (ii) the initial Revolving Loans shall be made on the Closing Date by the Lenders upon the execution of this Agreement.

            (b)   When requesting a Revolving Loan hereunder, the Borrowers shall give the Agent notice of a request for a Loan in accordance with Section 4.1(a) hereof; provided, however, no notice of a request for a Revolving Loan in accordance with Section 4.1(a) hereof shall be required to be presented by the Borrowers to the Agent if a check, wire transfer request or other item issued by any Borrower shall be presented for payment against any controlled disbursement account maintained with the Agent in connection with the account or accounts established and maintained by the Agent for the purposes of deposits and collections of Receivables in accordance with Section 6.15(a) hereof, and the Agent shall then cause the Lenders (subject to the settlement delay provisions of Section 2.2(f) hereof) to make a Revolving Loan for the purpose of crediting said controlled disbursement account in an amount sufficient to permit such check, wire transfer request or other item to be honored if (i) such Revolving Loan is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Revolving Loan, and, if applicable, the resulting payment of any Obligations to be contemporaneously paid with the proceeds of such requested Revolving Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing. Each such Revolving Loan advanced for the purpose of crediting any such controlled disbursement account shall be deemed to be an Alternate Base Rate Borrowing until a Rate Selection Notice is otherwise properly presented for such Alternate Base Rate Borrowing converting such borrowing to a LIBOR borrowing. Notwithstanding anything to the contrary contained in Section 2.11, if any request for a Loan in accordance with Section 4.1(a) hereof requests Revolving Loans in the form of Alternate Base Rate Borrowings, the Agent may make a Swingline Loan available to the Borrowers in an aggregate amount not to exceed the amount of such requested Revolving Loans, and the aggregate amount of the corresponding requested Revolving Loans shall be reduced accordingly by the principal amount of such Swingline Loan. Except as otherwise provided in the settlement delay provisions of Section 2.2(f) hereof, the Agent shall promptly advise the Lenders of any notice of a request for a Loan (other than a Swingline Loan) given pursuant to Section 4.1(a) or of any such Revolving Loan advanced for purposes of crediting any such controlled disbursement account and of each Lender's portion of a requested borrowing (based on such Lender's Commitment Percentage).

            (c)   Except as otherwise provided or specified in the settlement delay provisions of Section 2.2(f) below, each Lender shall make its Revolving Loans available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to the Agent at the Principal Office in immediately available funds not later than 1:00 p.m., and the Agent shall as soon as practicable, but in no event later than 5:00 p.m. on such date, credit the amount so received to a general deposit account designated and maintained by the applicable Borrower. If a requested Revolving Loan shall not occur on the Closing Date or any date specified by the Borrowers as set forth in the applicable Request for Extension of Credit, as the case may be, because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall not have been met, the Agent shall return the amounts so received from the Lenders in respect of such requested Revolving Loan to the applicable Lenders as soon as practicable.

            (d)   The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary: (i) no Lender shall be required to make Revolving Loans at any one time outstanding in excess of such Lender's Commitment; (ii) if a Lender fails to make a Revolving Loan as and when required hereunder and the Borrowers subsequently make a repayment on the Revolving Loans, such repayment shall be shared among the non-defaulting Lenders in accordance with the respective Commitment Percentages until each non-defaulting Lender has received its Commitment Percentage of all of the outstanding Revolving Loans, after which the balance of such repayment shall be applied against such defaulting Lender's Commitment Percentage of the outstanding Revolving Loans; and (v) the failure of any Lender to make any Revolving Loan or any payment in respect of its participation in Swing Loans and Letter of Credit Advances shall not in itself relieve any other Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Loan such other Lender is obligated to make hereunder).

            (e)   The Revolving Loans made by the Lenders on any date and the Swing Loans made by the Swingline Lender shall be in integral multiples of $1.00; provided, however, that the LIBOR Borrowings made on any date shall be in minimum aggregate principal amounts of $3,000,000, with any increases over such minimal amount being in integral aggregate multiples of $1,000,000.

            (f)    The arrangements between the Agent and the Lenders with respect to making and advancing the Revolving Loans and making payments under Letters of Credit shall be handled on the following basis: no less than once a week, the Agent will provide each Lender with a statement showing, for the period of time since the date of the most recent of such statements previously provided, the aggregate principal amount of new Revolving Loans made to the Borrowers, the aggregate amount of new Letter of Credit Advances which have not been reimbursed, the aggregate face amount of new Letters of Credit issued for the account of the Borrowers, the aggregate principal amount of new Swingline Loans made to the Borrowers, the amount of remittances and payments actually collected and applied by the Agent to reduce the outstanding principal balance of the Revolving Loans, to reduce the outstanding principal balance of the Swingline Loans and to reimburse Letter of Credit Advances during such period and the outstanding principal balances of the Revolving Loans and the Swingline Loans and the aggregate Letter of Credit Exposure Amount outstanding at the end of such period. If a Lender's pro-rata share (based on such Lender's Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period exceeds such Lender's pro-rata share of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period, the difference will be paid and made available in same day funds by such Lender to the Agent, and if such Lender's pro-rata share (based on such Lender's Commitment Percentage) of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period exceeds such Lender's pro-rata share (based on such Lender's Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period, the difference will be paid and made available in same day funds by the Agent to such Lender.

            (g)   The Agent shall render to the Borrowers' Agent each month a statement of the Borrowers' account of all transactions of the type described in Section 2.2(f) hereof, which shall be deemed to be correct and accepted by and be binding upon the Borrowers unless the Agent receives a written statement of the Borrowers' exceptions to such account statement within thirty (30) days after such statement was rendered to the Borrowers' Agent.

            (h)   Notwithstanding anything to the contrary set forth in this Section 2.2 or in any other provision of this Agreement, the Agent, on its own initiative and in its sole discretion, but for the ratable benefit of the Lenders, may extend Revolving Loans or issue Letters of Credit in excess of Availability (collectively "Permitted Overadvances") in an aggregate amount at any one time not exceeding $5,000,000 upon and subject to the following terms: (i) no Permitted Overadvances shall be in excess of (a) the Total Commitment, less (b) the aggregate Revolving Loans, Letter of Credit Exposure Amount and Swingline Exposure at such time (excluding such Permitted Overadvances) less (c) the aggregate amount of the items specified in clauses (b)(ii) and (b)(iii) of the definition of "Availability"; (ii) no Permitted Overadvances shall be outstanding for more than thirty (30) consecutive days; and (iii) no more than two (2) Permitted Overadvances can be extended by the Agent during any 180 consecutive day period. The extension of any Permitted Overadvance shall not operate as a waiver of any Default or Event of Default.

          2.3    Commitment Fees.    In consideration of each Lender's Commitment, the Borrowers agree to pay to the Agent for the account of each Lender a commitment fee (each a "Commitment Fee") (computed on the basis of the actual number of days elapsed in a year composed of 360 days, subject to the terms of Section 10.6 hereof) in an amount equal to the product of (a) the Applicable Commitment Fee Percentage times (b) such Lender's average Unused Commitment for the applicable calculation period; provided, however, that such Lender's pro rata share of the Swingline Exposure shall be disregarded for purposes of calculating such Lender's Unused Commitment for Commitment Fee purposes, except in respect of the Swingline Lender, whose Unused Commitment for Commitment Fee purposes shall be reduced by the Swingline Exposure. The Commitment Fee shall be due and payable in arrears (i) on the last Business Day of each month prior to the Termination Date, and (ii) on the Termination Date, with each Commitment Fee to commence to accrue as of the date of this Agreement and to be effective as to any reduction in the Total Commitment pursuant to Section 2.4(a) below as of the date of any such decrease, and each Commitment Fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the Termination Date. All past due Commitment Fees shall bear interest at the Default Rate and shall be payable upon demand by the Agent.

          2.4    Termination and Reductions of Commitments.

            (a)   Upon at least five (5) Business Days' prior irrevocable written notice to the Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce (except as noted below), the Total Commitment ratably among the Lenders in accordance with the amounts of their Commitments; provided, however, that the Total Commitment shall not be reduced at any time to an amount less than the aggregate of each Lender's Current Sum outstanding at such time; provided, further, that the Borrowers shall not at any time reduce the Total Commitment pursuant to this Section 2.4(a) to an amount less than $75,000,000, except pursuant to a permanent termination in whole thereof.

    Each partial reduction of the Total Commitment shall be in a minimum of $5,000,000, or an integral multiple of $1,000,000 in excess thereof.

            (b)   Simultaneously with any termination or reduction of the Total Commitment pursuant to Section 2.4(a) above at any time, the Borrowers hereby agree to pay to each Lender, through the Agent, the Commitment Fee due and owing through and including the date of such termination or reduction on the amount of the Commitment of such Lender so terminated or reduced. In addition to the foregoing, simultaneously with any termination or reduction of the Total Commitment pursuant to Section 2.4(a) above at any time prior to the second anniversary of the Closing Date (other than in connection with a Permitted Refinancing), the Borrowers hereby agree to pay each Lender, through the Agent, a prepayment fee equal to the Applicable Prepayment Fee Percentage times the amount of the Commitment of such Lender so terminated or reduced.

            (c)   To effect the payment of any and all Commitment Fees and all other Obligations outstanding and owing hereunder or under any other Loan Documents, subject to the provisions of Sections 2.1 and 4.1 hereof, the Agent may, but shall not be obligated to, cause the Lenders to make a Revolving Loan or request that the Swingline Lender make a Swingline Loan if (i) such Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Revolving Loan or Swingline Loan, as applicable, and the resulting payment of Commitment Fees to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing. The inability of the Agent to cause the payment of any such Commitment Fees or other Obligations in accordance with the preceding sentence shall not in any way whatsoever affect the Credit Parties' obligation to otherwise pay such amounts in accordance with the applicable terms hereof or of any other Loan Documents.

          2.5    Mandatory and Voluntary Prepayments.

            (a)   If the Current Sum applicable to a Lender at any time exceeds such Lender's Commitment, the Agent shall notify the Borrowers' Agent of such excess amount (such notice being permitted to be given orally and need not be in writing) and the Borrowers shall immediately make a prepayment on such Lender's Revolving Credit Note or otherwise reimburse such Lender for Letter of Credit Advances or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to reduce such Lender's Current Sum to an amount no greater than such Lender's Commitment. Any prepayments required by this subparagraph (a) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

            (b)   The Borrowers shall make prepayments of the Revolving Loans and the Swingline Loans from time to time so that the Availability equals or exceeds zero at all times. Specifically, if the Availability at any time is less than zero (except for the existence of a Permitted Overadvance), the Agent shall notify the Borrowers' Agent of the deficiency (such notice being permitted to be given orally and need not be in writing) and the Borrowers shall immediately make a prepayment on the Revolving Credit Notes or otherwise reimburse the Agent for Letter of Credit Advances or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to cause the Availability to be at least equal to zero (except for the existence of a Permitted Overadvance). Any prepayments required by this subparagraph (b) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

            (c)   In addition to the mandatory prepayments required by Sections 2.5(a) and 2.5(b) above, the Borrowers shall have the right, at their option, to prepay any of the Loans in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.5 or subsections (a), (b) or (c) of Section 2.9 hereof. Each prepayment of Swingline Loans or Revolving Loans Alternate Rate Borrowings may be made in any amount, and such prepayments shall be applied against the Revolving Credit Notes or the Swingline Note, as applicable. Prepayments under this subparagraph (c) shall be subject to the following additional conditions:

              (1)   In giving notice of prepayment as hereinafter provided, the Borrowers shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings; provided, that in no event shall any LIBOR Borrowing be partially prepaid such that less than $3,000,000 remains outstanding.

              (2)   Prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (i) the Borrowers shall have given the Agent at least three (3) Business Days' prior irrevocable written or telecopied notice of such prepayment (other than automatic payments of Revolving Loans with proceeds from Receivables in accordance with the terms of Section 6.15(b), for which no prior notice of prepayment shall be required), specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, the Borrowers shall pay upon demand directly to the Agent for the account of the Lenders the Consequential Loss as a result of such prepayment.

              (3)   Prepayments applied to any Alternate Base Rate Borrowing may be made on any Business Day, provided, that with respect thereto (other than automatic payments of Revolving Loans with proceeds from Receivables in accordance with the terms of Section 6.15(b), for which no prior notice of prepayment shall be required), the Borrowers shall have given the Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

            (d)   If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date.

          2.6    Notes; Payments; Accounts.

            (a)   Subject to the provisions of Section 10.12 hereof relating to replacement and substitution of the Notes, (i) all Revolving Loans made by a Lender to the Borrowers shall be evidenced by a single Revolving Credit Note dated as of the Closing Date, delivered and payable to such Lender in a principal amount equal to such Lender's Commitment as of the Closing Date, and (ii) all Swingline Loans made by the Swingline Lender to the Borrowers shall be evidenced by a single Swingline Note dated as of the Closing Date, delivered and payable to the Swingline Lender in a principal amount equal to $15,000,000.

            (b)   The outstanding principal balance of each and every Revolving Loan, as evidenced by the Revolving Credit Notes, shall mature and be fully due and payable on the Termination Date. The outstanding principal balance of each and every Swingline Loan, as evidenced by the Swingline Note, shall mature and be fully due and payable on the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Revolving Loans in accordance with Section 2.11(c).

            (c)   Subject to Section 10.6 hereof, the Borrowers hereby agree to pay accrued interest on the unpaid principal balance of the Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date of this Agreement. After the Termination Date, accrued and unpaid interest on the Revolving Loans and the Swingline Loans shall be payable on demand.

            (d)   To effect payment of accrued interest owing on the Loans as of the Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1 hereof, the Agent may, but shall not be obligated to, cause the Lenders to make a Revolving Loan or request that the Swingline Lender make a Swingline Loan to pay in full the amount of accrued interest owing and payable on the Loans as of the respective Interest Payment Date, if (i) such Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Revolving Loan or Swingline Loan, as applicable, and the resulting payment of accrued interest to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing. The inability of the Agent to cause a payment of any accrued interest owing on the Loans on any Interest Payment Date in accordance with the preceding sentence shall not in any way whatsoever effect the Credit Parties' obligation to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

            (e)   The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type of each Loan made hereunder, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (f)    The entries made in the accounts maintained pursuant to paragraph (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          2.7    Application of Payments and Prepayments.

            (a)   Except as otherwise provided in Sections 2.5(a) and (b) hereof, prepayments on the Revolving Credit Notes shall be applied to payment of the aggregate unpaid principal amounts of the Revolving Credit Notes, with the balance of any such prepayments, if any, being applied to accrued interest. Payments of accrued interest on each Revolving Credit Note in accordance with Section 2.6(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Revolving Credit Notes, while payment by the Borrowers of the aggregate principal amount outstanding under the Revolving Credit Notes on the Termination Date shall be applied to principal.

            (b)   Except as otherwise provided in Sections 2.5(a) and (b) hereof, prepayments on the Swingline Note shall be applied to payment of the aggregate unpaid principal amount of the Swingline Note, with the balance of any such prepayments, if any, being applied to accrued interest. Payments of accrued interest on the Swingline Note in accordance with Section 2.6(c)hereof shall be applied to the aggregate accrued interest then outstanding under the Swingline Note, while payment by the Borrowers of the aggregate principal amount outstanding under the Swingline Note on the Termination Date shall be applied to principal.

            (c)   All payments remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees or other specific Obligations, and all proceeds of Collateral received by the Agent (or the Canadian Collateral Agent, as applicable), shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent or the Canadian Collateral Agent from the Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers; third, to pay interest due in respect of all Swingline Loans; fourth, to pay interest due in respect of all Revolving Loans; fifth, to pay or prepay principal of the Swingline Loans; sixth, to pay or prepay principal of the Revolving Loans and unpaid reimbursement obligations in respect of Letters of Credit; seventh, to the payment of any other Obligation due to the Agent, the Canadian Collateral Agent or any Lender (excluding any amounts relating to Obligations under any Bank Product); eighth, to the payment of any Obligations under any Bank Product (excluding any amounts relating to Obligations under any Bank Product owed to any Non-Reporting Lender Party); and ninth, to the payment of any Obligations under any Bank Product owed to any Non-Reporting Lender Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Borrowing, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing, or (b) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Borrowings and the Borrowers have consented to such application.

            (d)   Except for any settlement delay provided or specified in Section 2.2(f) hereof, each payment or prepayment received by the Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If the Agent fails to send to any Lender the product of such Lender's Commitment Percentage, times the aggregate amount of any such payment or prepayment received by the Agent for the account of all the Lenders by the close of business on the date such payment was deemed received by the Agent in accordance with Section 2.7(e) below, the Agent shall pay to such Lender interest on such Lender's pro-rata portion of such payment timely received by the Agent from such date of receipt by the Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

            (e)   Other than automatic payments of Obligations with proceeds from Receivables in accordance with the terms of Section 6.15(b), all sums payable by the Borrowers to the Agent hereunder or pursuant to the Notes or any of the other Loan Documents for its own account or the account of the Canadian Collateral Agent or the Lenders shall be payable in United States dollars in immediately available funds not later than 1:00 p.m. on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind. Any such payment or prepayment received and accepted by the Agent after 1:00 p.m. shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day. All such payments or prepayments shall be made at the Principal Office. If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

          2.8    Interest Rates for Loans.

            (a)   Subject to Section 10.6 hereof, the Loans shall bear interest on their respective outstanding principal balances at the Alternate Base Rate; provided, that (1) all principal outstanding, whether then due and payable, after the occurrence of an Event of Default which has not been cured to the satisfaction of the Agent and the Required Lenders or waived in writing by the Agent and the Required Lenders shall bear interest at the Default Rate, which shall be due and payable upon demand, (2) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (3) subject to the provisions hereof, the Borrowers shall have the option of having all or any portion of the principal balances from time to time outstanding under the Loans (other than Swingline Loans) bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate (together with the Alternate Base Rate, individually herein called an "Interest Option" and collectively called "Interest Options"). The records of the Agent, with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.

            (b)   The Borrowers shall have the right to designate or convert their Interest Options in accordance with the provisions hereof. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of the last sentence of Subsection 2.8(a) hereinabove and the provisions of Section 2.9 hereof, the Borrowers may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any portion of the principal balances of the Loans. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion alone shall not change the outstanding principal balance of the Loans. The Interest Options shall be designated or converted in the manner provided below:

              (1)   The Borrowers' Agent shall give the Agent notice by telephone, promptly confirmed by written notice (the "Rate Selection Notice") substantially in the form of Exhibit E hereto. Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by the Borrowers. Such notice by telephone shall be irrevocable and shall be given to the Agent no later than the applicable Rate Selection Date. If (a) a new Revolving Loan is to be a LIBOR Borrowing, (b) an existing LIBOR Borrowing is maturing at the time that a new Revolving Loan is being requested and the Borrowers are electing to have such existing portion of the outstanding principal balance of the Revolving Credit Loans going forward bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, or (c) a portion of an Alternate Rate Borrowing is to be converted so as to bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, then the Rate Selection Notice shall be included in the Request for Extension of Credit applicable to the new Revolving Loan, which shall be given to the Agent no later than the applicable Rate Selection Date.

              (2)   No more than eight (8) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time. Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $3,000,000, with any increases over such minimum amount being in integral aggregate multiples of $1,000,000.

              (3)   Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

              (4)   Each designation or conversion shall occur on a Business Day.

              (5)   Except as provided in Section 2.9 hereof, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

              (6)   The Agent shall promptly advise the Lenders of any Rate Selection Notice given pursuant to this Section 2.8 and of each Lender's pro-rata portion of such designation or conversion hereunder.

            (c)   All interest and fees (including the Commitment Fee, but excluding any prepayment fee owing pursuant to Section 2.4 hereof) will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

            (d)   For the purpose of complying with the Interest Act (Canada), it is expressly stated that:

                (i)  where interest is calculated pursuant hereto at a rate based on a 360 day or a 365 day period, the yearly rate or percentage of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the year (365 or 366, as the case may be) divided by 360 or 365, as the case may be; and

               (ii)  the rates of interest and the Applicable Margin and other rates specified in this Agreement are nominal rates and not effective rates or yields, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest, that they are capable of making the calculations necessary to compare such rates and that the principle of deemed reinvestment of interest shall not apply to any calculations of interest hereunder.

            (e)   No Lien under any Loan Document on any Real Property Asset in Canada of any Credit Party shall secure any interest payable at the Default Rate, provided that this Section 2.8(e) shall not affect the Lien on such Canadian Real Property Asset with respect to any other Obligation, nor shall this Section 2.8(e) affect the secured status of interest payable at the Default Rate with respect to any other Collateral.

          2.9    Special Provisions Applicable to LIBOR Borrowings.

            (a)   If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of the Lenders to establish or maintain the Adjusted LIBOR Rate affected by such adoption or change shall forthwith be canceled and the Borrowers shall forthwith, upon demand by the Agent to the Borrowers' Agent, (1) convert the Adjusted LIBOR Rate with respect to which such demand was made to the Alternate Base Rate; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Agent and the Lenders for any additional cost or expense which the Agent or any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Consequential Loss which the Agent, the Canadian Collateral Agent or any Lender may incur as a result of such conversion to the Alternate Base Rate. If, when the Agent so notifies the Borrowers' Agent, the Borrowers have given a Rate

    Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected Interest Period or Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate until a different available Interest Option shall be designated in accordance herewith.

            (b)   If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Loans being maintained on the basis of the Adjusted LIBOR Rate:

              (1)   subject any Lender to any tax (including any United States interest equalization tax), levy, impost, duty, charge, fee, or any deduction or withholding for any tax, levy, impost, duty, charge or fee on or from the payment due under any LIBOR Borrowing or other amounts due hereunder, other than (A) Indemnifiable Taxes and Other Taxes (as to which Section 10.17 shall govern) or (B) income taxes and franchise taxes in lieu of income taxes imposed on the applicable Lender by the jurisdiction (or any political subdivision thereof) under which such Lender is organized or maintains a lending office; or

              (2)   change the basis of taxation of payments due from the Borrowers to the Agent or any Lender under any LIBOR Borrowing (otherwise than by a change in the rate of taxation of the overall net income of the Agent or such Lender); or

              (3)   impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the Statutory Reserves), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by the Agent or any Lender, or against deposits or accounts in or for the account of the Agent or any Lender, or against loans made by the Agent or any Lender, or against any other funds, obligations or other Property owned or held by the Agent or any Lender; or

              (4)   impose on the Agent or any Lender any other materially restrictive or limiting condition regarding any LIBOR Borrowing;

    and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBOR Rate, or reduce the amount of principal or interest received by any Lender, then, upon demand by such Lender, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts which shall compensate such Lender for such increased cost or reduced amount. Such Lender will promptly notify the Borrowers' Agent in writing of any event, upon becoming actually aware of it, which will entitle any Lender to additional amounts pursuant to this paragraph. Such Lender's determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, provided that the calculation thereof and reason therefore is certified and is set forth in reasonable detail in such certification by such Lender.

            The Borrowers shall have the right, if any Lender issues any notice referred to in the preceding paragraph, upon three (3) Business Days' notice to the Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the Adjusted LIBOR Rate in effect with respect to such borrowing from such Lender to the Alternate Base Rate; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate the appropriate Lender or Lenders for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted; and (z) any Consequential Loss which may be incurred as a result of such repayment or conversion. Additionally, if any Lender issues any notice referred to in the preceding paragraph, the Borrowers shall also have the corresponding rights in Section 10.16(c).

            (c)   If for any reason with respect to any Interest Period the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that: (1) the Agent is unable through its customary general practices to determine a rate at which the Agent is offered deposits in United States dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market generally, the Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of the Agent's pro-rata portion of any LIBOR Borrowing requested by the Borrowers, or (2) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then the Agent shall give the Borrowers' Agent notice thereof explaining in reasonable detail the circumstances giving rise to such notice, and thereupon, (A) any Rate Selection Notice previously given by the Borrowers designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from the Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the circumstances giving rise to such notice from the Agent no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrowers, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.

            (d)   The Borrowers hereby agree (without duplication of any other indemnity obligation hereunder) to indemnify the Agent, the Canadian Collateral Agent and each of the Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of (i) any prepayment (mandatory or optional) of any LIBOR Borrowing, (ii) any acceleration of the Loans or exercise of remedies upon an Event of Default that results in the repayment or conversion of any LIBOR Borrowing, or any increase in the cost of maintaining any LIBOR Borrowing, or (iii) any failure by the Borrowers to convert or to borrow any LIBOR Borrowing on the date specified by the Borrowers. This indemnity shall survive termination of the Commitment and this Agreement. A certificate as to any additional amounts payable to the Agent, the Canadian Collateral Agent or any Lender pursuant to this paragraph, detailing the basis therefor and submitted by the Agent, the Canadian Collateral Agent or such Lender to the Borrowers' Agent shall be conclusive and binding upon the Borrowers, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

            (e)   If the Borrowers request quotes of the Adjusted LIBOR Rate for different Interest Periods being considered for election by the Borrowers, the Agent will use reasonable efforts to provide such quotes to the Borrowers promptly. However, all such quotes provided shall be representative only and shall not be binding on the Agent or any Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBOR Rate or any component of any such rate, nor will the Borrowers' failure to receive or the Agent's failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of the Borrowers or for the exercise of any right, option or election of the Borrowers or (2) impose any duty or liability on the Agent or any Lender. If the Borrowers request a list of the Business Days in any calendar month, the Agent will use reasonable efforts to provide such list promptly. However, any such list provided shall be understood to identify only those days which the Agent believes in good faith at the time such list is prepared will be the Business Days for such month. The Agent shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

            (f)    With respect to any Lender having a LIBOR Lending Office which differs from its Domestic Lending Office, all Loans advanced by such Lender's LIBOR Lending Office shall be deemed to have been made by such Lender and the obligation of the Borrowers to repay such Loans shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such portions of the Loan, for the account of such Lender's LIBOR Lending Office.

            (g)   Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained its portion of each LIBOR Borrowing during each Interest Period for the Loans through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

            (h)   The Borrowers' obligation to pay increased costs and Consequential Loss with regard to each LIBOR Borrowing as specified in this Section 2.9 hereof shall, in accordance with Section 10.7, survive termination of this Agreement.

          2.10    Letters of Credit.

            (a)   Subject to the terms and conditions contained herein, the Borrowers shall have the right to utilize a portion of the Total Commitment from time to time prior to the Termination Date to obtain from the Agent one or more Letters of Credit for the account of the Borrowers in such amounts and in favor of such beneficiaries as the Borrowers from time to time shall request; provided, that in no event shall the Agent have any obligation to issue any Letter of Credit if (i) the face amount of such Letter of Credit, plus the Letter of Credit Exposure Amount at such time would exceed $20,000,000, (ii) the face amount of such Letter of Credit would exceed Availability, (iii) such Letter of Credit would have an expiry date beyond the earlier to occur of (1) five (5) Business Days prior to the scheduled Termination Date (subject to Section 2.10(j)), (2) with respect to Standby Letters of Credit, one full year after the issuance date of such Standby Letter of Credit, or (3) with respect to Trade Letters of Credit, one hundred eighty (180) days after the issuance date of such Trade Letter of Credit, (iv) such Letter of Credit is not in a form and does not contain terms satisfactory to the Agent in its reasonable credit judgment, (v) the Borrowers have not executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested, (vi) an Default or Event of Default has occurred and is continuing, or (vii) such Letter of Credit is not being issued or has not been issued in connection with transactions occurring in the ordinary course of business of the Credit Parties or any of their Subsidiaries. Each Letter of Credit may be issued for the account of or used by the Borrowers or any of their Subsidiaries that are Credit Parties, but the Credit Parties shall have full liability for each Letter of Credit.

            (b)   If requesting the issuance of any Letter of Credit, the Borrowers' Agent on behalf of the Borrowers shall give at least three (3) Business Days' prior written notice to the Agent, at its Domestic Lending Office, which written notice shall be the requisite Application for a Letter of Credit on the Agent's customary form. In accordance with the provisions of Section 2.2(f) hereof, the Agent shall periodically notify each Lender that a Letter of Credit has been requested in the amount reflected in such Application and inform such Lender of the amount of its pro-rata portion of such proposed Letter of Credit (based upon such Lender's Commitment Percentage).

            (c)   Simultaneously with the Agent's issuance and delivery of any Letter of Credit, the Agent shall be deemed, without further action, to have sold to each other Lender, and such other Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation interest (which participation shall be nonrecourse to the Agent) equal to such other Lender's Commitment Percentage at such time in such Letter of Credit and all of the Letter of Credit Exposure Amount related to such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit, as well as its obligation to make the payments specified in this Section 2.10 and the right of the Agent to receive the same in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (d)   The Borrowers promise to repay, to the order of the Agent, the amount of all Letter of Credit Advances. To effect repayment of any such Letter of Credit Advance, the Agent shall automatically satisfy such Letter of Credit Advance (subject to the terms and conditions of Sections 2.1 and 4.1 hereof) by causing the Lenders to make a Revolving Loan or the Swingline Lender to make a Swingline Loan if (i) such Letter of Credit Advance is (and such Revolving Loan or Swingline Loan, as applicable, is to be) made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Revolving Loan or Swingline Loan, as applicable, and the resulting repayment of such Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing, and any such Revolving Loan or Swingline Loan shall bear interest pursuant to Section 2.8(a) at the Alternate Base Rate. If any Letter of Credit Advance cannot be so satisfied, such Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by the Borrowers to the Agent, and each such Letter of Credit Advance shall bear interest from the date thereof at the Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such Letter of Credit Advance being payable on demand). The unavailability of a Revolving Loan or Swingline Loan to effect repayment of any such Letter of Credit Advance in accordance with the second sentence of this Section 2.10(d) shall not in any way whatsoever affect the Borrowers' obligation to pay each Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed Letter of Credit Advance. Except for any settlement delay provided in Section 2.2(f), the Agent will pay to each Lender such Lender's Commitment Percentage of all amounts received from the Borrowers by the Agent, if any, for application, in whole or in part, against the Letter of Credit Advances in respect to any Letter of Credit, but only to the extent such Lender has made its full pro-rata payment of each drawing under the Letter of Credit to which such Letter of Credit Advance relates. All rights, powers, benefits and privileges of this Agreement with respect to the Revolving Credit Loans, all security therefor (including the Collateral) and guaranties thereof (including the Guaranties) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrowers contained in this Agreement with respect to the Revolving Credit Loans shall apply to such Letter of Credit Advances.

            (e)   In consideration of the issuance of each Letter of Credit pursuant to the provisions of this Section 2.10, the Borrowers agree to pay (subject to Section 10.6 hereof) to the Agent for the ratable benefit of the Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (a) the Applicable Margin in effect for LIBOR Borrowings of Revolving Loans for the applicable period times (b) the undrawn amount of the applicable Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such Letter of Credit and to be effective as to any reductions in the undrawn amount of such Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the Agent, by agreement of the beneficiary thereunder or automatically by the terms of the Letter of Credit). Each letter of credit fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the date that such Letter of Credit expires, is returned to the Agent undrawn upon by the beneficiary thereof or is fully paid by the Agent. Said letter of credit fees shall be payable in arrears to the Agent at its Principal Office in immediately available funds (i) on the first Business Day of each calendar month that such Letter of Credit remains open, and (ii) on the date that such Letter of Credit expires, is returned to the Agent undrawn upon by the beneficiary thereof or is fully paid by the Agent. All past due letter of credit fees shall bear interest at the Default Rate and shall be payable upon demand by the Agent. The Agent will pay to each Lender, as soon as practicable after receiving any payment of letter of credit fees described in the preceding sentence, an amount equal to the product of (A) such Lender's Commitment Percentage times (B) the amount of such fees received. If the Agent fails to send to any Lender such Lender's pro-rata portion of any payment of such letter of credit fees timely received by the Agent by the close of business on the Business Day such payment was received by the Agent, the Agent shall pay to such Lender interest on such Lender's pro-rata portion of such letter of credit fees timely received by the Agent from such date of receipt by the Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

            (f)    The Borrowers hereby agree to pay to the Agent for the Agent's sole benefit a fronting fee equal to 0.25% on the face amount of each Letter of Credit issued hereunder. Fronting fees shall be payable to the Agent at its Principal Office in immediately available funds on the date of issuance of such Letter of Credit. All past due fronting fees shall bear interest at the Default Rate and shall be payable upon demand by the Agent. The Borrowers also hereby agree to pay to the Agent for the Agent's sole benefit any and all other issuance, administrative, amendment, negotiation, payment and other normal and customary fees which are charged by the Agent in connection with the issuance or negotiation of any of Letter of Credit and the presentation or payment of any draw under any such Letter of Credit, with all of such amounts being due and payable to the Agent upon demand.

            (g)   The obligations of the Borrowers under this Agreement in respect of the Letters of Credit and all Letter of Credit Advances are absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

              (1)   any lack of validity or enforceability of this Agreement, any Letter of Credit or any Loan Document;

              (2)   any amendment or waiver of default under or any consent to departure from the terms of this Agreement or any Letter of Credit without the express prior written consent of the Agent;

              (3)   the existence of any claim, set-off, defense or other right which any beneficiary or any transferee of any Letter of Credit (or any entities for whom any such beneficiary or any such transferee may be acting), or any Person (other than the Agent or the Lenders) may have, whether in connection with this Agreement, the Letters of Credit, the transactions contemplated hereby or any unrelated transaction;

              (4)   any statement, draft, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, that the Agent will examine each document presented under each Letter of Credit to ascertain that such document appears on its face to comply with the terms thereof; and

              (5)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

    In the event that any restriction or limitation is imposed upon or determined or held to be applicable to the Agent, any Lender or any Credit Party by, under or pursuant to any Legal Requirement now or hereafter in effect or by reason of any interpretation thereof by any Governmental Authority, which in the respective sole judgment of the Agent or any Lender would prevent any Lender from legally incurring liability under a Letter of Credit issued or proposed to be issued hereunder, then the Agent shall give prompt written notice thereof to the Borrowers' Agent, whereupon the Agent shall have no obligation to issue any additional Letters of Credit then or at any time thereafter. In addition, if as a result of any Regulatory Change which imposes, modifies or deems applicable (x) any tax, reserve, special deposit or similar requirement against any Letters of Credit issued or participated to by any Lender; (y) any fee, expense or assessment against the Letters of Credit issued by the Agent or any Lender for deposit insurance, or (z) any other charge, expense or condition which increases the actual cost to the Agent or any Lender of issuing or maintaining such Letters of Credit, or reduces any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of the Agent's or such Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then the Borrowers (subject to Section 10.6 hereof) shall pay to the Agent or such Lender, upon demand and from time to time, amounts sufficient to compensate such Person for each such increase from the effective date of such increase to the date of demand therefor. Each such demand shall be accompanied by a certificate setting forth in reasonable detail the calculation of the amount then being demanded in accordance with the preceding sentence and each such certificate shall be conclusive absent manifest error.

            (h)   THE BORROWERS HEREBY INDEMNIFY AND HOLD HARMLESS EACH LENDER, THE AGENT AND THE CANADIAN COLLATERAL AGENT FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES, LOSSES, LIABILITIES, COSTS

    OR EXPENSES WHICH SUCH LENDER, THE AGENT OR THE CANADIAN COLLATERAL AGENT MAY INCUR (OR WHICH MAY BE CLAIMED AGAINST SUCH LENDER, THE AGENT OR THE CANADIAN COLLATERAL AGENT BY ANY PERSON WHATSOEVER) IN CONNECTION WITH THE EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, INCLUDING ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH THE AGENT, THE CANADIAN COLLATERAL AGENT OR SUCH LENDER, AS THE CASE MAY BE, MAY INCUR (WHETHER INCURRED AS A RESULT OF, ITS OWN NEGLIGENCE OR OTHERWISE) BY REASON OF OR IN CONNECTION WITH THE FAILURE OF ANY OTHER LENDER (WHETHER AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE) TO FULFILL OR COMPLY WITH ITS OBLIGATIONS TO THE AGENT, THE CANADIAN COLLATERAL AGENT OR SUCH LENDER, AS THE CASE MAY BE, HEREUNDER (BUT NOTHING HEREIN CONTAINED SHALL AFFECT ANY RIGHTS THE BORROWERS MAY HAVE AGAINST SUCH DEFAULTING LENDER); PROVIDED, THAT THE BORROWERS SHALL NOT BE REQUIRED TO INDEMNIFY ANY LENDER, THE AGENT OR THE CANADIAN COLLATERAL AGENT FOR ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT THE SAME ARE DETERMINED BY A FINAL JUDICIAL DECISION TO HAVE BEEN CAUSED BY (I) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION OR (II) SUCH LENDER'S, THE AGENT'S OR THE CANADIAN COLLATERAL AGENT'S (AS THE CASE MAY BE) FAILURE TO PAY UNDER ANY LETTER OF CREDIT AFTER THE PRESENTATION TO IT OF A REQUEST REQUIRED TO BE PAID UNDER APPLICABLE LAW. NOTHING IN THIS SECTION 2.10(H) IS INTENDED TO LIMIT THE OBLIGATIONS OF THE BORROWERS UNDER ANY OTHER PROVISION OF THIS AGREEMENT.

            (i)    Subject to the settlement delay procedures of Section 2.2(f), the Agent shall give telephonic or facsimile notice to the Lenders of the receipt and amount of any draft presented under any Letter of Credit and the date on which payment thereon will be made, and each of the Lenders shall, by 1:00 p.m. on the date such payment is to be made under such Letter of Credit, pay in immediately available funds, an amount equal to the product of (A) such Lender's Commitment Percentage times (B) the amount of such payment to be made by the Agent to the beneficiary under such Letter of Credit. Any Lender failing to timely deliver its requisite portion of any such payment shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period. Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Agent harmless from liability and respect of, such Lender's pro-rata share (based on such Lender's Commitment Percentage) of any amounts owing by such Lender to the Agent in accordance with the immediately preceding sentence. Nothing herein shall be deemed to require any Lender to pay to the Agent any amount as reimbursement for any payment made by the Agent to acquire (discount) for its own account prior to maturity thereof any acceptance created under a Letter of Credit.

            (j)    Notwithstanding the contrary provisions of Section 2.10(a)(iii)(1), Letters of Credit may be issued with expiry dates later than the fifth Business Day prior to the scheduled Termination Date upon the terms and conditions set forth in this Section 2.10(j) (any such Letter of Credit, an "Extended Facility Letter of Credit"). No Extended Facility Letter of Credit

    shall have an expiry date later than one (1) year after the scheduled Termination Date. From the date thirty (30) days prior to the scheduled Termination Date and at all times thereafter when any Extended Facility Letters of Credit are outstanding, the Borrower shall maintain cash collateral in a special purpose collateral account in the name of the Borrower, but subject to the sole dominion and control of the Agent, in an amount not less than 110% of the aggregate Letter of Credit Exposure Amount relating to all Extended Facility Letters of Credit then outstanding.

          2.11    Swingline Loans.

            (a)   Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make loans for the Swingline Lender's own account (each a "Swingline Loan") to the extent the same would otherwise have been available to the Borrowers under the Total Commitment in an aggregate principal amount at any one time outstanding up to, but not exceeding, $15,000,000; provided, however, that at no time shall the Swingline Lender make any Swingline Loan to the extent that, after giving effect to such Swingline Loan, the aggregate amount of each Lender's Current Sum at such time would exceed the Total Commitment; and provided further, however, that the Swingline Lender shall not make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge. Each Swing Loan shall be an Alternate Base Rate Borrowing and shall in any event mature no later than the Termination Date. Subject to the conditions herein and within the limits set forth in the first sentence of this paragraph, any Swingline Loan prepaid prior to the Termination Date may be reborrowed as an additional Swingline Loan by the Borrowers pursuant to the terms of this Agreement.

            (b)   To request a Swingline Loan, the Borrowers' Agent shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers' Agent, and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers specified in such request with the Swingline Lender by 5:00 p.m. on the requested date of such Swingline Loan.

            (c)   The Swingline Lender may demand at any time that each Lender pay to the Agent, for the account of the Swingline Lender, in the manner provided below, such Lender's Commitment Percentage of all or a portion of the outstanding Swingline Loans, which demand shall be made through the Agent, shall be in writing and shall specify the outstanding principal amount of Swingline Loans demanded to be paid. The Agent shall forward notice of each such demand to each Lender on the day such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 p.m. on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Lender's Commitment Percentage of the aggregate principal amount of the Swingline Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.1 or 4.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender's receipt of such notice, make available to the Agent, in immediately available funds, for the account of the Swingline Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in Section 2.11(d) below, be deemed to have made a Revolving Loan to the Borrowers in the amount of such payment. The Borrowers agree that all such Revolving Loans so deemed made shall be deemed to have been requested by them and direct that all proceeds thereof shall be used to repay the Swingline Loans to the Swingline Lender, and the Agent shall use such funds received from the Lenders to repay the Swingline Loans to the Swingline Lender. To the extent that any Lender fails to make such payment available to the Agent for the account of the Swingline Lender, the Borrowers shall repay such Swingline Loan on demand.

            (d)   Upon the occurrence of any Event of Default described in Sections 8.1(o) through 8.1(t), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swingline Loan otherwise required to be repaid by such Lender pursuant to Section 2.11(c) above, which participation shall be in a principal amount equal to such Lender's Commitment Percentage of such Swingline Loan, by paying to the Swingline Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swingline Loan pursuant to Section 2.11(c) above, in immediately available funds, an amount equal to such Lender's Commitment Percentage of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swingline Lender on such date, the Swingline Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Alternate Base Rate Borrowings.

            (e)   From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to Section 2.11(c) above with respect to any Swingline Loan or (ii) purchases an undivided participation interest in a Swingline Loan pursuant to Section 2.11(d) above, the Swingline Lender shall promptly distribute to such Lender such Lender's Commitment Percentage of all payments of principal of and interest received by the Swingline Lender on account of such Swingline Loan other than those received from a Lender pursuant to Sections 2.11(c) or (d) above.

          2.12    Pro-Rata Treatment.

            (a)   Except to the extent otherwise provided herein (including without limitation, as specified in Sections 2.2(f), 2.10(b) and 2.12(c) hereof): (a) each borrowing from the Lenders under Section 2.1 hereof shall be made, each payment of Commitment Fees shall be made and applied for the account of the Lenders, and each termination or reduction of the Commitments of the Lenders under Section 2.4 hereof shall be applied, pro-rata, according to each Commitment Percentage; (b) each payment or prepayment by the Borrowers of principal of or interest on Loans (other than Swingline Loans) shall be made to the Agent for the account of the Lenders pro-rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders, and amounts payable with respect to Swingline Loans shall be paid only to the Swingline Lender; (c) the Lenders (other than the Agent) shall purchase from the Agent participations in the Letters of Credit to the extent of their respective Commitment Percentages upon issuance by the Agent of each Letter of Credit as otherwise provided for herein, and (d) the Lenders (other than the Swingline Lender) shall purchase from the Swingline Lender participations in the Swingline Loans to the extent of their respective Commitment Percentages upon request by the Swingline Lender as otherwise provided for herein.

            (b)   Except for any settlement delay provided or specified in Section 2.2(f), unless the Agent shall have been notified in writing by any Lender prior to the date of a proposed Loan that such Lender will not make the amount that would constitute such Lender's Commitment Percentage of such Revolving Loan on such date available to the Agent at the Principal

    Office, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, make such amount available to the Borrowers by depositing the same, in immediately available funds, in a general deposit account maintained by the Borrowers and designated by the Borrower's Agent in the applicable Request for Extension of Credit. Any Lender failing to timely deliver its requisite portion of such Loan shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period. In addition, the Borrowers hereby agree that upon demand by the Agent, the Borrowers shall reimburse the Agent for any such amount which any Lender has failed to timely deliver to the Agent, but which the Agent may have previously made available to the Borrowers in accordance with the other provisions of this Section 2.12(b). If a requested Revolving Loan shall not occur on any date specified by the Borrowers as set forth in the applicable Request for Extension of Credit because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall have not been met, the Agent shall return the amounts so received from the Lenders in respect of such requested Revolving Loan to the applicable Lenders as soon as practicable.

            (c)   Notwithstanding any provision to the contrary contained in this Section 2.12 or in any other provision hereof, each Lender shall only receive interest upon and a portion of the Commitment Fee paid hereunder based upon the amount of funds actually advanced by such Lender to Borrowers from time to time.

          2.13    Sharing of Payments, Etc.    The Credit Parties agree that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender's Loans to the Borrowers hereunder, such Lender's Commitment Percentage of the Letter of Credit Exposure Amount, the Swingline Exposure or any other Obligation of the Credit Parties under any of the Loan Documents regardless of whether such offset balances are then due to the Credit Parties, in which case it shall promptly notify the Borrowers' Agent and the Agent thereof, provided, that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment (other than the Swingline Lender obtaining payment of all or any portion of a Swingline Loan) of any principal of or interest on any Loan made by it under this Agreement, any Letter of Credit Exposure Amount, any Swingline Exposure or other obligation then due to such Lender under any Loan Document, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.19 hereof), banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made by, the Letter of Credit Exposure Amount or the Swingline Exposure of, or the other obligations of the Credit Parties hereunder or thereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Commitment Percentages. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Credit Parties agree, to the fullest extent they may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made by, Letter of Credit Exposure Amount or the Swingline Exposure of, or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Loans, Letter of Credit Exposure Amount, Swingline Exposure or

  other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Credit Parties.

          2.14    Recapture.    If on any Interest Payment Date the Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Lenders, the Borrowers shall pay to the Agent for the account of such Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Borrowers be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lenders during such period. As used herein, the term "Excess Interest Amount" shall mean, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Notes of the applicable Lender (had the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender) exceeds (b) the aggregate amount of interest actually paid to the Agent for the account of such Lender on its Notes on or prior to such day.

        3.    Collateral.

          3.1    Security Documents.    The Loans and all other Obligations shall be secured by the Collateral and the Agent (or the Canadian Collateral Agent, as applicable) and the Lenders are entitled to the benefits thereof. The applicable Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby (subject only to Liens permitted under Section 7.2 hereof), and other documents, consistent with the terms of this Agreement and the other Loan Documents, as may be reasonably required by the Agent (or the Canadian Collateral Agent, as applicable) to grant to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2 hereof), including without limitation, any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Stock covered by any Security Agreement.

          3.2    Filing and Recording.    The Credit Parties shall, at their sole cost and expense, cooperate with the Agent (or the Canadian Collateral Agent, as applicable) in causing all financing statements, Intellectual Property Security Agreements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary or desirable in the Agent's (or the Canadian Collateral Agent, as applicable) discretion to perfect the Liens of the Agent (or the Canadian Collateral Agent, as applicable), and the Credit Parties shall take such other actions as the Agent (or the Canadian Collateral Agent, as applicable) may reasonably request, in order to perfect and protect the Liens of the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, in the Collateral. The Credit Parties, to the extent permitted by law, hereby authorize the Agent (and the Canadian Collateral Agent, as applicable) to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the reasonable opinion of the Agent (or the Canadian Collateral Agent, as applicable), may at any time be desirable, although the same may have been executed only by the Agent (or the Canadian Collateral Agent, as applicable) or, at the option of the Agent (or the Canadian

  Collateral Agent, as applicable), to sign such financing statement on behalf of the applicable Credit Parties (to the extent that execution by them is necessary or desirable in the Agent's (or the Canadian Collateral Agent's, as applicable) discretion), and file the same, and the Credit Parties hereby irrevocably designate each of the Agent and the Canadian Collateral Agent, as applicable, their respective agents, representatives and designees as its agent and attorney-in-fact for this purpose. In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties' cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent (or the Canadian Collateral Agent, as applicable).

        4.    Conditions.

          4.1    All Loans.    The obligation of each Lender to make any Loan (other than a Swingline Loan, which shall be governed exclusively by the terms of Section 2.11) and the obligation of the Agent to issue any Letter of Credit is subject to the satisfaction of the following conditions:

            (a)   the Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) in the case of a Loan, other than a Revolving Loan for the purposes described in Sections 2.2(b), 2.4(c), 2.6(d) and 2.10(d),

                (i)  with respect to each Alternate Base Rate Borrowing, Agent shall have received by no later than 1:00 p.m. on the applicable Rate Selection Date, telephonic notice from the Borrowers' Agent of the proposed date and amount of such Loan, and by no later than 2:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Cash Officer of the Borrowers' Agent (or any person designated in writing by a Responsible Officer or Cash Officer of the Borrowers' Agent), and

               (ii)  with respect to each LIBOR Borrowing, Agent shall have received by no later than 12:00 noon on the applicable Rate Selection Date, telephonic notice from the Borrowers' Agent of the proposed date and amount of such Loan, and no later than 1:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Cash Officer of the Borrowers' Agent (or any person designated in writing by a Responsible Officer or Cash Officer of the Borrowers' Agent),

    or (2), in the case of issuance of a Letter of Credit, (i) a completed Application (as may be required by the Agent) signed by a Responsible Officer or Cash Officer of the Borrowers' Agent (or any person designated in writing by a Responsible Officer or Cash Officer of the Borrowers' Agent) by 12:00 noon three (3) Business Days prior to the proposed date of issuance of such Letter of Credit; (ii) payment of the first letter of credit fee as and by the time required in Section 2.10 of this Agreement; and (iii) such other Applications, certificates and other documents as the Agent may reasonably require;

    along with, in each case, such financial information as the Agent may require to substantiate compliance with all financial covenants contained herein by the Borrowers (or, as applicable, to demonstrate that compliance with any such financial covenant is not then required) if the Agent believes at such time that any of the financial covenants contained herein are then applicable and that the Borrowers are not then in compliance therewith;

            (b)   all representations and warranties of the Borrowers and any other Person set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for (i) those representations and warranties which relate to a specified date, which shall be true and correct as of such date and (ii) those changes in such representations and warranties otherwise permitted by the terms of this Agreement;

            (c)   there shall have occurred no Material Adverse Effect, after giving effect to the requested Loan(s) or Letter(s) of Credit;

            (d)   no Default or Event of Default shall have occurred and be continuing;

            (e)   if requested by the Agent, it shall have received a certificate executed by the Financial Officer or other Responsible Officer of each Credit Party as to the compliance with subparagraphs (b) through (d) above;

            (f)    the making of such Loan or the issuance of such Letter of Credit, shall not be prohibited by, or subject the Agent, the Canadian Collateral Agent or any Lender to, any penalty or onerous condition under any Legal Requirement; and

            (g)   the Borrowers shall have paid all legal fees and expenses of the type described in Section 10.9 hereof for which invoices have been presented through the date of such Loan or the issuance of such Letter of Credit.

          4.2    First Loan or Letter of Credit.    In addition to the matters described in Section 4.1 hereof, the obligation of any Lender to make the initial Loan or the obligation of the Agent to issue the first Letter of Credit is subject to the receipt by the Agent of each of the following, on or before November 30, 2004 (except as otherwise specifically provided in any Loan Document), in Proper Form:

            (a)   the Notes executed by the Borrowers;

            (b)   the Security Documents (except as otherwise provided in the Post-Closing Agreement), the Guaranty, the Contribution Agreement, and the Post-Closing Agreement, executed by the Credit Parties, as applicable;

            (c)   (i) the Kimberly-Clark Accommodation Agreement, executed by each of the parties thereto and (ii) a copy of each of the Kimberly-Clark Agreements, each certified as a true and correct copy thereof by a Responsible Officer of Borrowers' Agent, in such officer's capacity as such, together with a certificate of a Responsible Officer of Borrowers' Agent stating that such agreements remain in full force and effect, have not been otherwise amended or modified, and that none of the Credit Parties is in breach or default in any of its obligations under such agreements;

            (d)   a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each Borrower dated as of the date of this Agreement, authorizing (i) each Borrower's entering into the transactions contemplated hereby and (ii) the delivery by each Borrower of the Loan Documents to be executed and delivered by such Borrower;

            (e)   a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of the Guarantor, dated as of the date of this Agreement, authorizing the Guarantor to (i) enter into the transactions contemplated hereby and (ii) deliver the Loan Documents to be executed and delivered by the Guarantor;

            (f)    certified copies of the Organizational Documents of each Credit Party;

            (g)   certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each Credit Party in its applicable jurisdiction of formation, dated within thirty (30) days of the Closing Date, together, if requested by the Agent, with confirmation by telephone or telecopy (where available) on the Closing Date from such official(s) as to such matters;

            (h)   certificates from the appropriate public officials of those jurisdictions where the nature of each Borrower's business makes it necessary or desirable to be qualified to do business as a foreign corporation, which jurisdictions are set forth on Schedule 5.8, as to the good standing and qualification as a foreign corporation (as may be appropriate) of the Credit Parties, dated within sixty (60) days of the Closing Date;

            (i)    if the funding of the first Loan hereunder is to be made prior to the consummation of the Spin-Off Transaction, evidence that sufficient Availability exists at the time on the Closing Date of funding of such Loan to support all initial Loans and Letters of Credit to be funded and issued prior to the consummation of the Spin-Off Transaction, as demonstrated and set forth in a pro forma Borrowing Base Compliance Certificate giving effect to the Canadian Asset Purchase as theretofore consummated and otherwise satisfactory in form and substance to the Agent;

            (j)    the financial statements described in Section 5.2 hereof, together with any management letters, if any, received for such financial statements;

            (k)   the most recent schedule and aging of Receivables of the Credit Parties (dated within thirty (30) days of the Closing Date);

            (l)    a copy of the Agent's field examination of the books and records of the Credit Parties and their Subsidiaries and the results of such field examination;

            (m)  favorable legal opinions (i) from Sidley Austin Brown & Wood LLP, independent counsel for the Credit Parties, (ii) McCarthy Tétrault LLP, special Canadian counsel to the Credit Parties, (iii) McInnes Cooper, special Nova Scotia counsel to the Credit Parties, (iv) Honigman Miller Schwartz and Cohn LLP, special Michigan counsel to the Credit Parties, (v) Reinhart Boerner Van Deuren, special Wisconsin counsel to the Credit Parties, (vi) McKenna Long & Aldredge LLP, special Georgia counsel to the Credit Parties, and (vii) internal counsel to the Credit Parties, each dated the Closing Date, each addressed to the Agent, the Canadian Collateral Agent and the Lenders and acceptable in all respects to the Agent in its reasonable credit judgment;

            (n)   certificates of insurance satisfactory to the Agent in all respects evidencing the existence of all insurance required to be maintained by the Credit Parties pursuant to Section 6.7 of this Agreement and all other terms of the Security Documents;

            (o)   the applicable Credit Parties, JPMorgan and the applicable financial institutions listed in Schedule 5.29 attached hereto shall have entered into the Tri-Party Agreements;

            (p)   a copy of each of the Spin-off Private Letter Ruling and the Spin-off Tax Opinion, each certified as a true and correct copy thereof by a Responsible Officer of Borrowers' Agent, in such officer's capacity as such, together with a certificate of a Responsible Officer of Borrowers' Agent stating that such private letter ruling and tax opinion remain in full force and effect, have not been otherwise amended, modified or supplemented, that none of the Credit Parties or any of its Subsidiaries has taken (or failed to take) any action, the taking (or failure to take) of which could reasonably be expected to adversely affect the treatment of the Spin-off Transaction set forth in such private letter ruling, and none of the Credit Parties is aware of any assertion or determination of the IRS with respect to the Credit Parties or the Spin-off Private Letter Ruling that is inconsistent with such treatment;

            (q)   all tax sharing agreements and all material employment agreements, collective bargaining agreements and management fee agreements with respect to the Credit Parties and their Subsidiaries, in each case not included in clause (p);

            (r)   access agreements and waivers or subordinations of landlord and warehouseman's liens (whether statutory or contractual) held by any owner of each real property location leased and any operator of each public warehouse location utilized by any Credit Party set forth on Schedule 4.2(r), in each case reasonably satisfactory to the Agent;

            (s)   evidence satisfactory to the Agent that no Material Adverse Effect shall have occurred since December 31, 2003;

            (t)    (i) evidence satisfactory to the Agent that Parent has incurred the debt under the Senior Note Indenture on terms and conditions satisfactory to Agent and has received gross proceeds of at least $200,000,000 from the incurrence of such debt, (ii) copies of the Senior Note Indenture and all Senior Note Documents requested by the Agent as in effect on the Closing Date, certified as true and correct copies thereof by a Responsible Officer of Borrowers' Agent, in such officer's capacity as such, together with a certificate of a Responsible Officer of Borrowers' Agent stating that such agreements remain in full force and effect, have not been otherwise amended or modified, and that, to the knowledge of such Responsible Officer, none of the Credit Parties is in breach or default in any of its obligations under such agreements, and (iii) evidence satisfactory to it that the Credit Parties have received all or substantially all of the assets contemplated to be conveyed to such Credit Parties in connection with the Canadian Asset Purchase, and that title to such assets has vested in the Credit Parties free and clear of all Liens, except for Liens permitted under Section 7.2;

            (u)   a certificate of a Responsible Officer of the Credit Parties in the form of Exhibit J annexed hereto certifying on behalf of the Credit Parties as to the solvency of the Credit Parties and their Subsidiaries after giving effect to the funding of the initial Loans and related matters set forth in Section 5.19;

            (v)   Phase I (and, if applicable, Phase II) site assessment reports delivered with respect to the Credit Parties' material Real Property Assets, together with letters from the environmental engineering firms that prepared such reports permitting the Agent and the Lenders to rely upon such reports, each in form and substance acceptable to the Agent;

            (w)  a copy of each of the Canadian Licenses listed in clauses (iv) and (v) of the definition thereof, each as of the Closing Date, each certified as a true and correct copy thereof by a Responsible Officer of Borrowers' Agent, in such officer's capacity as such, together with a certificate of a Responsible Officer of Borrowers' Agent stating that such licenses remain in full force and effect, have not been otherwise amended or modified, and that none of the Credit Parties is in breach or default in any of its obligations under such licenses, default under which would entitle the issuer thereof to terminate or revoke such license;

            (x)   Perfection Certificates, dated the Closing Date, substantially in the form of Exhibit L hereto, duly executed by each Credit Party;

            (y)   (A) a fully executed (and, where required, notarized) Mortgage (each a "Closing Date Mortgage" and, collectively, the "Closing Date Mortgages"), in proper form for recording in the applicable jurisdiction, encumbering each Real Property Asset owned in fee as of the Closing Date (each such Real Property Asset, a "Closing Date Mortgaged Property"); (B) with respect to each Closing Date Mortgaged Property located in the United States, such surveys or surveyor certificates as the Agent may reasonably require; (C) in the case of each Material Leasehold Property existing as of the Closing Date copies of all leases between any Credit Party and any landlord or tenant, and any modifications, supplements or amendments thereto; (D) (1) evidence reasonably acceptable to the Agent as to whether any Closing Date Mortgaged Property that is a Mill Property owned by the Credit Parties is a Flood Hazard Property, and (2) if there are any such Flood Hazard Properties, evidence that the applicable Credit Party has obtained flood hazard insurance as required by law with respect to each Flood Hazard Property in reasonable amounts approved by the Agent, or evidence reasonably acceptable to the Agent that such insurance is not available; (E) (1) an ALTA mortgagee title insurance policy (or the Canadian equivalent) or unconditional commitment therefor (a "Closing Date Mortgage Policy") issued by the Title Company with respect to each Closing Date Mortgaged Property owned by any Credit Party, in an amount not less than the appraised fair market value of such Closing Date Mortgaged Property, insuring fee simple title to the Closing Date Mortgaged Property vested in such Credit Party and assuring the Agent (or the Canadian Collateral Agent, as applicable) that the Closing Date Mortgage creates a valid and enforceable first priority Lien on such Closing Date Mortgaged Property, subject only to any standard or other exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable Closing Date Mortgage Policy, which Closing Date Mortgage Policy (I) shall include endorsements (to the extent available) for customary matters reasonably requested by the Agent (or the Canadian Collateral Agent, as applicable), including, but not limited to, those endorsements listed on Schedule 4.2(y) and (II) shall provide for affirmative insurance and such reinsurance as may be reasonable and customary and as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent; and (2) evidence satisfactory to the Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policy and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Closing Date Mortgage in the appropriate real estate records; (F) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policy and any other such documents as Agent shall reasonably request; (G) appraisals, together with reliance letters where applicable, concerning each Closing Date Mortgaged Property owned by the Credit Parties from one or more independent real estate appraisers reasonably satisfactory to the Agent, which appraisals shall set forth the Net Recovery Value Percentage of such Closing Date Mortgaged Property and be in form, scope and substance reasonably satisfactory to the Agent and shall satisfy the requirements of any applicable laws and regulation; and (H) evidence reasonably satisfactory to the Agent that there are no material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Closing Date Mortgaged Property (to the extent the same are not addressed by endorsements provided under a Closing Date Mortgage Policy), except those for which extensions have been obtained and except for those which have been disclosed to the Agent and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP;

            (z)   a copy of the Credit Parties' hedging policies for protection against fluctuations in the value of dollars relative to Canadian Dollars, which hedging policies shall be reasonably satisfactory to the Agent; and

            (aa)    all other Loan Documents and any other instruments or documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request, executed by the applicable Credit Parties or any other Person required by the Agent;

    and subject to the further conditions that, at the time of the initial Loan, (1) the ownership, corporate structure, solvency and capitalization of the Credit Parties and their Subsidiaries shall be satisfactory to the Lenders in all respects; (2) the Agent, the Canadian Collateral Agent and the Lenders shall have had the opportunity, if they elect, to examine the books of account and other records and files of the Credit Parties and their Subsidiaries and to make copies thereof, and to conduct a preclosing audit which shall include, without limitation, verification of Eligible Receivables, Eligible Inventory, Eligible Equipment and Eligible Real Estate, verification of satisfactory status of customer and supplier accounts, payment of payroll taxes and accounts payable and formulation of an opening Borrowing Base as of the Closing Date (with the results of such examination and audits to have been satisfactory to the Agent, the Canadian Collateral Agent and the Lenders in all respects); (3) all such actions as the Agent or the Canadian Collateral Agent shall reasonably require to perfect the Liens created pursuant to the Security Documents shall have been taken, including without limitation, (i) the delivery to the Agent (or the Canadian Collateral Agent, as applicable) of all Property with respect to which possession is necessary or desirable for the purpose of perfecting such Liens, (ii) with respect to Collateral covered by the Security Agreements, the filing of appropriately completed and duly executed Uniform Commercial Code, PPSA (Ontario), PPSA (Nova Scotia) or other applicable financing statements, (iii) with respect to all Collateral constituting Stock in any Credit Party or any of their Subsidiaries, delivery to the Agent (or the Canadian Collateral Agent, as applicable) of original stock certificates and stock transfer powers with regard to all of the applicable Stock, and (iv) with respect to all Collateral consisting of Intellectual Property, the recording of appropriate documents in the U.S. Patent and Trademark Office, the U.S. Library of Congress, the United States Copyright Office, the Canadian Intellectual Property Office, and any domain name registry, as applicable; (4) the Agent (or the Canadian Collateral Agent, as applicable) shall also have received evidence reasonably satisfactory to it that the Liens created by the Security Documents constitute first priority Liens (except for any Liens expressly provided for in Sections 7.2(a), (c), (d), (e) and (f) below), including without limitation, satisfactory Uniform Commercial Code, PPSA (Ontario), PPSA (Nova Scotia) or other applicable search reports and satisfactory authorizations to file releases of Liens or termination statements with respect to any existing prior Liens to be released; (5) the terms, conditions and amount of all Indebtedness of each Credit Party shall be acceptable to the Agent; (6) the Borrowers shall contemporaneously pay on the Closing Date all fees owed to the Agent, the Canadian Collateral Agent and the Lenders by the Borrowers under this Agreement or under any commitment letters or fee letters entered into between the Borrowers or any of its Affiliates and JPMorgan or any of its Affiliates, including without limitation, reasonable legal fees and expenses described in Section 10.9 or otherwise for which invoices have been presented; and (7) all other legal matters incident to the transactions herein contemplated shall be reasonably satisfactory to counsel (including Canadian counsel) for the Agent and the Canadian Collateral Agent and respective counsel for each of the Lenders.

          4.3    Closing Date Representations and Warranties.    The representations and warranties of the Credit Parties made in each of the Loan Documents on or as of the Closing Date shall be deemed to be made immediately after giving effect to the Spin-off Transaction.

        5.    Representations and Warranties.

        To induce the Agent, the Canadian Collateral Agent and the Lenders to enter into this Agreement, the Credit Parties represent and warrant to the Agent, the Canadian Collateral Agent and the Lenders, as of the date of this Agreement and as of the date any Loan is made hereunder or any Letter of Credit is issued hereunder, as follows:

          5.1    Organization.    Each Credit Party and each of their then existing Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; has all power and authority to own its respective Property and assets and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state or provincial jurisdiction where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing does not cause a Material Adverse Effect to occur.

          5.2    Financial Statements.

            (a)   The Consolidated financial statements of the Credit Parties and their Subsidiaries delivered to the Agent and the Lenders in connection with this Agreement, including without limitation, (i) the unaudited pro forma financial statements included in the Neenah Form 10, and (ii) the monthly unaudited pro forma financial statements dated as of October 31, 2004, fairly present, in accordance with GAAP, the Consolidated financial condition and the results of operations of the Credit Parties and their Subsidiaries as of the dates and for the periods indicated, subject to the qualifications with respect to the pro forma financial statements of the Credit Parties and their Subsidiaries set forth in the Neenah Form 10. No Material Adverse Effect has occurred since the dates of such financial statements.

            (b)   The Credit Parties have heretofore furnished to the Agent, for each month from the projected Closing Date through December 31, 2008, projected income statements, balance sheets and cash flows of the Credit Parties and their Subsidiaries, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections. The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

          5.3    Enforceable Obligations; Authorization.    The Loan Documents are legal, valid and binding obligations of the Credit Parties to the extent they are party thereto, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles including remedies of specific performance and injunction. The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, action; are within the power and authority of the applicable Credit Parties; do not and will not contravene or violate any material Legal Requirement or the Organizational Documents of any Credit Party; do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Credit Party or any material portion of its Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any Credit Party except as expressly contemplated herein or therein, and do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the operations or any of the property of any Credit Party that could reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on Schedule 5.3, all necessary consents and approvals of any Governmental Authority and all other requisite material permits, registrations and consents have been obtained for the delivery and performance of the Loan Documents.

          5.4    Other Debt.    No Credit Party is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party, the result of which has, or could reasonably be expected to have, a Material Adverse Effect.

          5.5    Litigation.    Except as set forth on Schedule 5.5 attached hereto, there is no litigation, administrative proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against, nor any outstanding judgment, order or decree affecting, any Credit Party before or by any Governmental Authority or arbitral body which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect. No Credit Party is knowingly in material default with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property.

          5.6    Taxes.    Each Credit Party has filed all federal, state, local or foreign income, franchise and other material tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP. No federal income tax returns of any Credit Party have been audited by the Internal Revenue Service or the Canada Revenue Agency (i) as of the date of this Agreement or the Closing Date or (ii) the determination under which could reasonably be expected to have a Material Adverse Effect. No Credit Party has, as of the date of this Agreement and the Closing Date, requested or been granted any extension of time to file any federal tax return. No Credit Party has, as of the date of this Agreement and the Closing Date, requested or been granted any extension of time to file any state, provincial, local or foreign tax return, other than extensions with respect to tax liabilities where such Credit Party's failure to pay such tax liabilities would not have a Material Adverse Effect. Except for the Spin-off Tax Sharing Agreement and any other tax sharing agreement entered into and delivered to the Agent pursuant to the terms hereof, no Credit Party is a party to, or has any obligation under, any tax sharing arrangement with any Person. Each Guarantor is, and has been at all times since its creation or organization, classified as a disregarded entity for United States federal tax purposes. None of Parent or any of its Subsidiaries has taken (or failed to take) any action, the taking (or failure to take) of which could reasonably be expected to give rise to an indemnity obligation of Parent or any of its Subsidiaries under the Spin-off Tax Sharing Agreement.

          5.7    No Material Misstatements; Full Disclosure.    No report, financial statement, exhibit, schedule or other written information prepared and furnished by or on behalf of any Credit Party to the Agent, the Canadian Collateral Agent or any Lender in connection with this Agreement or any other Loan Documents, including the Offering Memorandum, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement and the Closing Date each Credit Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement and the Closing Date there is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been specifically set forth in the Neenah Form 10 or in a footnote included in the financial statements contained therein, or in a schedule hereto.

          5.8    Subsidiaries.    As of the date of this Agreement, no Credit Party has any Subsidiaries or any other material minority ownership interests in any other Person other than as listed on Schedule 5.8 attached hereto. Except as expressly indicated on Schedule 5.8 attached hereto, as of the date of this Agreement and the Closing Date, each of the Subsidiaries listed on Schedule 5.8 is wholly-owned by the Credit Party indicated on such schedule. As of the date of this Agreement and the Closing Date, Schedule 5.8 sets forth (a) the jurisdiction of incorporation or organization of each Subsidiary of any Credit Party, and (b) the percentage of each Credit Party's or any of its Subsidiaries' ownership of the Stock of each Subsidiary of any Credit Party.

          5.9    Representations by Others.    All representations and warranties made by or on behalf of any Credit Party or any of its Subsidiaries in any Loan Document shall constitute representations and warranties of each Credit Party hereunder.

          5.10    Permits, Licenses, Etc.    (a) Neenah Paper Company of Canada owns, possesses or has the benefit of the Canadian Licenses listed in clauses (i) through (vi) of the definition thereof (other than those licenses referred to in Section 6.21 to the extent not yet required to be delivered pursuant thereto), and (b) each Credit Party owns, possesses or has the benefit of all other material permits, licenses (including intellectual property licenses) and intellectual property rights which are required (i) to conduct its respective business or (ii) for the operation and use of each Real Property Asset owned in fee and each Material Leasehold Property. Except as set forth in Schedule 5.10, there are no material permits and licenses or agreements held by or issued to any Credit Party pertaining to or in connection with any part of the business or operations in Canada of such Credit Party; provided that such schedule may be updated by the Credit Parties from time to time to reflect the changes not otherwise prohibited by the Loan Documents, so long as any permit, license or agreement added thereto is subject to the Lien of the Agent (or the Canadian Collateral Agent, as applicable), if such Lien can be obtained using commercially reasonable efforts, pursuant to the Loan Documents.

          5.11    ERISA.    No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in any material liability. Each Plan complies in all material respects with all applicable provisions of ERISA, and each Credit Party or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan. The Credit Parties do not have any knowledge of any event which could reasonably be expected to result in a liability of any Credit Party or any ERISA Affiliate to the PBGC other than for applicable premiums. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan. No event has occurred and no condition exists that could reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of any Credit Party or any ERISA Affiliate. No event has occurred and no condition exists that could reasonably be expected to cause the Lien provided under Section 302 of ERISA or Section 412 of the Code to attach to any Property of any Credit Party or any ERISA Affiliate.

          5.12    Title to Properties; Possession Under Leases.

            (a)   The Credit Parties have good and insurable (or, with respect to Real Property Assets owned in fee and located in Canada, marketable) title to or, in the case of the Nova Scotia Woodlands Trust Lands (if any), beneficial title to, or a valid leasehold interest in, all of their respective material Property shown on the balance sheet referred to in Section 5.2(b) for the Credit Parties and their Subsidiaries or, if applicable, the most recent Consolidated balance sheet for the Credit Parties and their Subsidiaries provided under the terms of Section 6.3(a), 6.3(b) or 6.3(c), and all material Property acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of any Credit Party or any of their Subsidiaries to conduct their respective businesses as now conducted. All such assets and Property are free and clear of all Liens other than those permitted by Section 7.2 hereof. Except as set forth on Schedule 5.12(a), no transfers or assignments of material Property contemplated to be transferred or assigned pursuant to the Spin-off Transaction have been deferred pursuant to Section 6.3 of the Distribution Agreement or Section 5.2 of the Canadian Purchase Agreement.

            (b)   The Credit Parties (and to the knowledge of the Credit Parties, each of the Credit Parties' predecessors in interest under said leases) have complied in all material respects with all obligations under all Material Leases to which any of them is a party and under which any of them is in occupancy, except where non-compliance does not affect such Credit Party's use or occupancy thereof, as applicable, and all Material Leases are in full force and effect, and each of the Credit Parties, as applicable, enjoy peaceful and undisturbed possession under all such Material Leases. Schedule 5.12(b) attached hereto sets forth each lease in existence as of the date of this Agreement and the Closing Date of real Property of any Credit Party, and upon the request of the Agent, the Credit Parties will provide the Agent with complete and correct copies of all of such leases of real Property then in effect. As of the date of this Agreement and the Closing Date, there are no Material Leasehold Properties other than those in clause (i) of the definition thereof.

          5.13    Assumed Names.    As of the date of this Agreement and the Closing Date, no Credit Party is currently conducting its business under any assumed name or names, except as set forth on Schedule 5.13 attached hereto.

          5.14    Investment Company Act.    No Credit Party, nor any of its Subsidiaries, is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

          5.15    Public Utility Holding Company Act.    No Credit Party, nor any of its Subsidiaries, is a "public utility company," or an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or a "subsidiary company" of a "registered holding company," or an "affiliate" of a "registered holding company" or of a "subsidiary company" of a "registered holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). No Credit Party, nor any of its Subsidiaries, is an "affiliate" or a "subsidiary company" of an unregistered, non-exempt "holding company" as such terms are defined in PUHCA.

          5.16    Agreements.    Schedule 5.16 attached hereto is a complete and correct list, as of the date of this Agreement and the Closing Date, of (i) other than the Loan Documents, all credit agreements or indentures for borrowed money and capitalized leases to which any Credit Party is a party and all Property of the Credit Parties subject to any Lien securing such Indebtedness or capitalized lease obligation, (ii) each letter of credit and guaranty to which any Credit Party is a party, (iii) all other material instruments in effect as of the date of this Agreement providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of any Credit Party (other than the Indebtedness hereunder), and (iv) all obligations of any Credit Party to issuers of appeal bonds issued for account of any Credit Party, in each case other than the Loan Documents. The Borrowers shall, upon, request by the Agent, deliver to the Agent and the Lenders a complete and correct copy of all such credit agreements, indentures, capitalized leases, letters of credit, guarantees and other instruments described in Schedule 5.16 or arising after the date of this Agreement, including any modifications or supplements thereto, as in effect on the date of this Agreement.

          5.17    Environmental Matters.

            (a)   No material aspect of the business of any Credit Party or any of their Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect.

            (b)   Each Credit Party and each of their Subsidiaries is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of their Subsidiaries.

            (c)   Each Credit Party and each of their Subsidiaries (i) has obtained and maintained in effect all Environmental Permits, (ii) along with their respective Properties (whether leased or owned) has been and is in material compliance with all applicable Requirements of Environmental Law and Environmental Permits, (iii) along with their respective Properties (whether leased or owned) is not subject to any material (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date of this Agreement, except as set forth in any of the environmental assessments or studies described on Schedule 5.17(c)(iii), and (iv) except as described in Schedule 5.17(c)(iv), has not received individually or collectively any notice of any material violation or alleged material violation of any Requirements of Environmental Law or Environmental Permit or any material Environmental Claim in connection with their respective Properties.

            (d)   Except as described in Schedule 5.17(d), no Credit Party nor any of their Subsidiaries has actual knowledge of any material violation of any applicable Requirements of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties' or any of their Subsidiaries' respective Property.

            (e)   No Credit Party nor any of their Subsidiaries knows of the presence or release of any Hazardous Substance at any of their respective Properties in quantities or under circumstances that under applicable Requirements of Environmental Law could require remedial action having a Material Adverse Effect.

            (f)    Except as described in Schedule 5.17(f), no Credit Party nor any of their Subsidiaries knows of any facts or circumstances, including proposed or anticipated changes in applicable Requirements of Environmental Law that would materially increase the cost of maintaining compliance or otherwise result in a Material Adverse Effect.

            (g)   The matters disclosed in Schedule 5.17 (other than those described in Schedule 5.17(f)) could not reasonably be expected to result in a Material Adverse Effect.

          5.18    No Change in Credit Criteria or Collection Policies.    There has been no material adverse change in credit criteria or collection policies concerning Receivables of any Credit Party since July 31, 2004, which has had or which is likely to have a Material Adverse Effect.

          5.19    Solvency.

            (a)   The value of the assets of each Credit Party (including contribution rights from other Credit Parties), based on a fair valuation thereof, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Credit Party, as they are expected to become absolute and mature. The value of the assets of each of the Subsidiaries of the Credit Parties (including contribution rights from other Credit Parties), based on a fair valuation thereof, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of each such Subsidiary, as they are expected to become absolute and mature.

            (b)   The assets of each Credit Party do not constitute unreasonably small capital for such Credit Party to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Credit Party, taking into account (i) the nature of the business conducted by such Credit Party, (ii) the particular capital requirements of the business conducted by such Credit Party, (iii) the anticipated nature of the business to be conducted by such Credit Party in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business. The assets of each of the Subsidiaries of each Credit Party do not constitute unreasonably small capital for such Subsidiary to carry out its business as now conducted and as proposed to be conducted, including the capital needs of each such Subsidiary, taking into account (1) the nature of the business conducted by such Subsidiary, (2) the particular capital requirements of the business conducted by such Subsidiary, (3) the anticipated nature of the business to be conducted by such Subsidiary in the future, and (4) the projected capital requirements and capital availability of such current and anticipated business.

            (c)   No Credit Party, nor any of their Subsidiaries, intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Credit Party and Subsidiary and the timing and amounts to be payable on or in respect of debt of each such Credit Party and Subsidiary, as applicable). The cash flow of each such Credit Party and Subsidiary, after taking into account all anticipated uses of the cash of each such Credit Party and Subsidiary, should at all times be sufficient to pay all such amounts on or in respect of debt of each such Credit Party and Subsidiary when such amounts are anticipated to be required to be paid.

            (d)   The Credit Parties do not believe that final judgments against any of them or any of their Subsidiaries in actions for money damages presently pending, if any, will be rendered at a time when, or in an amount such that, the applicable Credit Party or Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each such Credit Party and Subsidiary, as applicable, after taking into account all other anticipated uses of the cash of each such Credit Party and Subsidiary, as applicable (including the payments on or in respect of debt referred to in subparagraph (c) of this Section 5.19), should at all times be sufficient to pay all such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).

            (e)   On the Closing Date, each representation and warranty contained in clauses (a) through (d) of this Section 5.19 is true both at the time of the funding of the first Loan under this Agreement and after giving effect to the Spin-off Transaction.

          5.20    Status of Receivables and Other Collateral.    Each Credit Party represents and warrants that (a) each Credit Party is and shall be the sole owner, free and clear of all Liens except in favor of the Agent (or the Canadian Collateral Agent, as applicable) or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral (other than Excluded Collateral, as defined in the applicable Security Documents) owned by such Credit Party, and (b) each Receivable reported by the Credit Parties as an Eligible Receivable meets the requirements of the definition of Eligible Receivable, each item of Inventory reported by the Credit Parties as Eligible Inventory meets the requirements of the definition of Eligible Inventory, each item of Eligible Equipment reported by the Credit Parties as Eligible Equipment meets the requirements of the definition of Eligible Equipment, each Real Property Asset reported by the Credit Parties as Eligible Real Estate meets the requirements of the definition of Eligible Real Estate.

          5.21    Transactions with Related Parties.    Any and all transactions, contracts, licenses, or other agreements existing on the date of this Agreement and the Closing Date which have been entered into by and among any Credit Party and any Affiliate, officer, or director of any Credit Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

          5.22    Intellectual Property.    Schedule 5.22 hereto sets forth a true, accurate and complete listing, as of the date of this Agreement, of all Patents, Trademarks and Copyrights that are the subject of registrations or applications in any state, federal, or foreign Intellectual Property registry or any domain name registry and all Intellectual Property licenses thereof, of the Credit Parties as of the date of this Agreement and the Closing Date, showing as of the date of this Agreement and the Closing Date the owner, the jurisdiction of registry, the registration or application number, and the date of registry thereof. The Credit Parties are the sole and exclusive owners of (and the current record owners of) all the registrations and applications listed on Schedule 5.22, and with respect to Schedule 5.22, within sixty (60) days after the Closing Date, Parent will submit written evidence reasonably satisfactory to the Agent indicating that (i) the prior transfer of such Intellectual Property from Kimberly-Clark to Kimberly-Clark Worldwide ("KCW"), and (ii) the transfer of such Intellectual Property from Kimberly-Clark or KCW to Parent, has been recorded or submitted for recordation with the applicable United States and Canadian intellectual property registries. Except as set forth on Schedule 5.22, the conduct of the respective businesses (including the products and services) of the Credit Parties as currently conducted does not, in any material respect, infringe, misappropriate, or otherwise violate any person's Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against any of the Credit Parties. To the knowledge of the Credit Parties, no person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Credit Parties in the conduct of their respective businesses, and no such claims have been asserted or threatened against any person by the Credit Parties in the past three (3) years. Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party in any such Intellectual Property or licenses to Intellectual Property, and no Credit Party has transferred or subordinated any interest it may have in such Intellectual Property or licenses to Intellectual Property. The Credit Parties shall, from time to time as necessary to keep such schedule updated in all material respects (but no more often than quarterly, except in the event that the Credit Parties acquire material intellectual property through the acquisition of, or merger or consolidation with, any Person, or acquisition of material assets of any Person), deliver to the Agent an updated Schedule 5.22 to this Agreement, together with a certificate of an authorized officer of the Borrowers' Agent certifying that the information set forth on such schedule is true, correct and complete as of such date. The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Credit Parties' rights to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

          5.23    Kimberly-Clark Agreements.    Each Kimberly-Clark Agreement (i) is in full force and effect and is binding upon and enforceable against each Credit Party that is a party thereto and, to the knowledge of such Credit Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, (iii) is not in default due to the action of any Credit Party or, to the knowledge of any Credit Party, any other party thereto, and (iv) is assignable to the Agent (or the Canadian Collateral Agent, as applicable) pursuant to the Assignment for Security and the Assignment of Material Contracts without the consent of any party thereto (which consent has not been received). There are no Kimberly-Clark Agreements other than those specifically referred to in the Kimberly-Clark Accommodation Agreement.

          5.24    Canadian Pension and Benefit Plan Matters.    The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. Except as (and to the extent) set forth on Schedule 5.24, all Canadian Pension Plans and Canadian Benefit Plans are and have been established, operated and administered, in all material respects, in compliance with applicable laws and the terms of such plans (including any applicable collective agreements) and there are no outstanding material defaults or violations thereunder. As of the Closing Date, none of the Credit Parties has received a notice from any regulator concerning a wind up or potential wind up, in whole or in part, in respect of any Canadian Pension Plan. All material obligations of any Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There are no outstanding suits, actions claims or proceedings concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans and to the Credit Parties' knowledge none are reasonably expected to be asserted against any Canadian Pension Plan or Canadian Benefit Plan or the assets of any Canadian Pension Plan or Canadian Benefit Plan. None of the Canadian Pension Plans is fully funded on a solvency basis or on a going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles), the deficiencies in respect of each of which are set forth on Schedule 5.24. All employer and employee payments, contributions and premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been remitted or paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. None of the Guarantors employs any employees outside of Canada. All post-retirement benefits, if any, under any Canadian Benefit Plan, have been properly set out in the applicable Credit Party's financial statements.

          5.25    Related Businesses.    As of the date of this Agreement and the Closing Date, the Credit Parties are engaged in the businesses of producing and selling pulp and paper products. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers and the other Credit Parties taken as a whole. Borrowers have requested the Lenders to make credit available hereunder for the purposes set forth in Section 6.9 and generally for the purposes of financing the operations of Borrowers and the other Credit Parties. Each Borrower and each other Credit Party expects to derive benefit (and the board of directors of each Borrower and other Credit Party has determined that such Borrower or other Credit Party may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each other Credit Party is dependent on the continued successful performance of the functions of the group as a whole. Each Credit Party acknowledges that, but for the agreement of each of the other Credit Parties to execute and deliver this Agreement, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

          5.26    Material Leasehold Properties.    No Credit Party is in default in any material respect under any lease with respect to any Material Leasehold Property, and to the knowledge of any Credit Party, no other party thereto is in default under any such lease.

          5.27    Security Interests.    Each of the Security Documents creates in favor of the Agent (or the Canadian Collateral Agent, as applicable), for the benefit of the Agent (or the Canadian Collateral Agent, as applicable) and the Lenders, a legal, valid and enforceable security interest in the

  Collateral secured thereby. Upon the filing of the Uniform Commercial Code financing statements and the other personal property security financing statements described in Schedule 5.27 and, to the extent governed by United States or Canadian federal law, as applicable, upon the recording of a patent security agreement in the form of Exhibit M hereto, a trademark security agreement in the form of Exhibit N hereto and a copyright security agreement in the form of Exhibit O hereto (the "Intellectual Property Security Agreements"), in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable, such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected, first priority security interests (subject, as to priority, only to Liens permitted under Section 7.2 that, as a matter of law (including, without limitation, the priority rules of the Uniform Commercial Code and the applicable personal property security legislation), would be prior to the Liens of the Collateral Agent (or the Canadian Collateral Agent, as applicable), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements or financing change statements in accordance with applicable law, (ii) the recording of the Intellectual Property Security Agreements in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable, with respect to after-acquired U.S. Patent, Trademark and Copyright applications and registrations and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign Intellectual Property.

          5.28    Electricity Activities.    No Credit Party nor any of its Subsidiaries is a "market participant" (as that term is defined in the Electricity Act (Ontario) S.O. 1998, Ch. 15, Schedule A (the "Electricity Act")) other than Neenah Paper Company of Canada.

            Other than as set forth on Schedule 5.28, Neenah Paper Company of Canada does not carry on any of the following activities (the "Electricity Activities"):

            (a)   own or operate, or direct the operations of, a "distribution system" or "transmission system";

            (b)   generate, purchase or sell electricity through the "IMO-administered markets" or directly from a "generator"; or

            (c)   provide, purchase or sell "ancillary services" (whether directly or through the IMO-administered markets); or

            (d)   "retail" electricity,

    in Ontario other than in material compliance with applicable Legal Requirements or in material compliance with applicable statutory or regulatory exemptions. Except as (and to the extent) set forth on Schedule 5.28, each Credit Party has furnished to the Agent all licenses, permits, registrations and authorizations in respect of any Electricity Activities carried on by it or any of its Subsidiaries. Terms in quotation marks used in this Section 5.28 and Section 6.24 and not defined elsewhere shall have the respective meanings ascribed thereto in the OEB Act and the Electricity Act.

          5.29    Deposit Accounts.    Each deposit account of the Credit Parties (including each Collection Account) is listed on Schedule 5.29 attached hereto, and each Collection Account is specified as such on such Schedule; provided that such schedule may be updated by the Credit Parties from time to time when the Credit Parties add or remove deposit accounts in accordance with this Agreement. Each deposit account of the Credit Parties (including each Collection Account), including each deposit account listed on Schedule 5.29 or established pursuant to Section 7.18, is a Controlled Account (except with respect to the accounts referred to in Section 7.18(c) to the extent provided therein).

        6.    Affirmative Covenants.

        Each Credit Party covenants and agrees with the Agent, the Canadian Collateral Agent and the Lenders that prior to the termination of this Agreement, each Credit Party will perform and observe each and all of the following covenants:

          6.1    Businesses and Properties.    At all times: (a) do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, with such changes as such Credit Party deems prudent; (c) comply in all material respects with all material Legal Requirements applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including without limitation, all material Legal Requirements relating to public and employee health and safety and all Environmental Laws); and (d) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          6.2    Taxes.    Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such Property or any part thereof (except as otherwise permitted by Section 7.2 hereof), unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Agent (or the Canadian Collateral Agent, as applicable), is delivered to the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties in an amount no less than such contested amounts. The Guarantors shall make or obtain records or documents that meet the requirement of paragraphs 274(4)(a) to (c) of the ITA with respect to all such transactions and arrangements.

          6.3    Financial Statements and Information.    Furnish to the Agent each of the following, which may be furnished via electronic means acceptable to the Agent so long as, where applicable, originally executed documents follow promptly via hand delivery, mail or courier:

            (a)   as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Credit Parties, Annual Audited Financial Statements of the Credit Parties and their Subsidiaries;

            (b)   as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (that is not also the end of a fiscal year) of the Credit Parties, Quarterly Unaudited Financial Statements of the Credit Parties and their Subsidiaries;

            (c)   as soon as available and in any event within thirty (30) days after the end of each calendar month, Monthly Unaudited Financial Statements of the Credit Parties and their Subsidiaries;

            (d)   concurrently with the financial statements provided for in Subsections 6.3(a), 6.3(b) and 6.3(c) hereof, (1) a Compliance Certificate, signed by a Responsible Officer of the Borrowers' Agent, and (2) a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 hereof to become a Guarantor at the request of the Agent, but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the Borrowers' Agent;

            (e)   as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Subsection 6.3(a) above, with respect to the internal audit and financial controls of the Credit Parties and their Subsidiaries;

            (f)    from any date when Availability is less than $35,000,000 (and until such time thereafter when Availability has exceeded $45,000,000 for sixty (60) consecutive days) or upon the occurrence and during the continuation of a Default or Event of Default, within two (2) Business Days after the end of each week, a Receivables report in the form of Exhibit G setting forth the sales, collections and total customer debits and credits for the Credit Parties, on a Consolidated basis, for such week, certified by a Responsible Officer of the Borrowers' Agent; provided however, from any date when Availability is less than $35,000,000 (and until such time when Availability has exceeded $45,000,000 for sixty (60) consecutive days) or upon the occurrence and during the continuation of a Default or Event of Default, Agent may, in its discretion, require such reports on a basis more frequently than weekly;

            (g)   from any date when Availability is less than $35,000,000 (and until such time thereafter when Availability has exceeded $45,000,000 for sixty (60) consecutive days) or upon the occurrence and during the continuation of a Default or Event of Default, within two (2) Business Days after the end of each week, an Inventory designation report in the form of Exhibit H, certified by a Responsible Officer of the Borrowers' Agent; provided however, from any date when Availability is less than $35,000,000 (and until such time when Availability has exceeded $45,000,000 for sixty (60) consecutive days) or upon the occurrence and during the continuation of a Default or Event of Default, Agent may, in its discretion, require such reports on a basis more frequently than weekly;

            (h)   as soon as available and in any event within fifteen (15) days after the end of each calendar month, (1) Receivable agings and reconciliations, accounts payable agings and reconciliations, lockbox statements and all other schedules, computations and other information, all in reasonable detail, as may be reasonably required or requested by the Agent with regard to the Credit Parties and their Subsidiaries, all certified by a Responsible Officer of the Borrowers' Agent, (2) copies of all monthly accounts statements for each deposit account covered by a Tri-Party Agreement and (3) a report showing any amount then due, and any amounts scheduled or expected to become due during the upcoming month, to Kimberly-Clark or any of its Affiliates under the Corporate Services Agreement;

            (i)    as soon as available and in any event within fifteen (15) days after the end of each calendar month, a Borrowing Base Compliance Certificate;

            (j)    as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared Consolidated financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Agent; and

            (k)   such other information relating to the financial condition, operations and business affairs of the Credit Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Agent.

    Notwithstanding the delineation of specified time periods above in this Section 6.3 for the applicable information, the Agent reserves the right to require the applicable information be furnished to the Agent, the Canadian Collateral Agent and the Lenders on a more frequent basis, as determined by the Agent in its discretion. All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrowers' reporting procedures.

          6.4    Inspections; Field Examinations; Inventory Appraisals and Physical Counts.

            (a)   Upon reasonable notice (which may be telephonic notice), at all reasonable times during (so long as no Default or Event of Default has occurred and is continuing) regular business hours and as often as the Agent (or the Canadian Collateral Agent, as applicable) may reasonably request, permit any authorized representative designated by the Agent (or the Canadian Collateral Agent, as applicable), including, without limitation any consultant engaged by the Agent (or the Canadian Collateral Agent, as applicable), together with any authorized representatives of any Lender desiring to accompany the Agent (or the Canadian Collateral Agent, as applicable), to visit and inspect the Properties and records of the Credit Parties and their Subsidiaries and to make copies of, and extracts from, such records and permit any authorized representative designated by the Agent (or the Canadian Collateral Agent, as applicable) (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Credit Parties and their Subsidiaries with the appropriate Financial Officer and such other officers as the Credit Parties shall deem appropriate and the Credit Parties' independent public accountants, as applicable.

            (b)   The Agent (or the Canadian Collateral Agent, as applicable) and any consultant of the Agent (or the Canadian Collateral Agent, as applicable) shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Agent (or the Canadian Collateral Agent, as applicable) during any such examination), as often as the Agent (or the Canadian Collateral Agent, as applicable) may request, the existence and condition of the Receivables, books and records of the Credit Parties and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to governmental confidentiality requirements. The Agent (or the Canadian Collateral Agent, as applicable) shall also have the right to verify with any and all customers of the Credit Parties the existence and condition of the Receivables, as often as the Agent (or the Canadian Collateral Agent, as applicable) may require, without prior notice to or consent of any Credit Party. Without in any way limiting the foregoing, the Agent (or the Canadian Collateral Agent, as applicable) shall have the right to (i) conduct field examinations of the Credit Parties' operations at the Borrowers' expense as often as the Agent (or the Canadian Collateral Agent, as applicable) may request and (ii) to order and obtain an appraisal of the Inventory, Equipment and Real Property Assets of the Credit Parties by an appraisal firm satisfactory to the Agent (or the Canadian Collateral Agent, as applicable) as often as the Agent (or the Canadian Collateral Agent, as applicable) may request (subject to the proviso at the end of this clause (b)). Without in any way limiting the foregoing, the Credit Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Agent (or the Canadian Collateral Agent, as applicable) and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Agent or any of its representatives or consultants pursuant to this Section 6.4. The Credit Parties hereby agree to promptly pay, upon demand by the Agent (or the Canadian Collateral Agent, as applicable, or the applicable Lender, if appropriate), any and all reasonable fees and expenses incurred by the Agent (or the Canadian Collateral Agent, as applicable) or, during the continuance of any Default or Event of Default, any Lender, in connection with any inspection, examination or review permitted by the terms of this Section 6.4 (including without limitation the fees of third party appraisers, accountants, attorneys and consultants); provided, however, that so long as no Default or Event of Default is continuing, the Borrowers shall only be obligated to pay for (x) two (2) field examinations per each 12-month period following the Closing Date, and (z) one (1) appraisal of each of Inventory, Equipment and Real Property Assets during each 12-month period after the Closing Date (other than the initial field examinations and appraisals for any Receivables, Inventory, Equipment and/or Real Property Assets acquired through an acquisition or other Investment permitted under the terms of this agreement, it being agreed that the Borrowers shall be obligated to pay for each such initial field examination and/or appraisal, as applicable, conducted with respect to each such acquisition or Investment).

            (c)   At the Agent's (or the Canadian Collateral Agent's, as applicable) request, not more frequently than once during any consecutive twelve month period if no Default or Event of Default then exists at the time of such request by the Agent (or the Canadian Collateral Agent, as applicable), and as frequently as requested by the Agent (or the Canadian Collateral Agent, as applicable) after the occurrence of any Default or Event of Default which has not been cured or waived in writing by the Agent and the Required Lenders, the Credit Parties shall conduct, at their own expense, a physical count of their Inventory and promptly supply the Agent (or the Canadian Collateral Agent, as applicable) with a copy of such counts accompanied by a report of the value (based on the lower of cost or market value) of such Inventory. Additionally, the Credit Parties shall promptly provide the Agent (or the Canadian Collateral Agent, as applicable) with copies of any other physical counts of the Credit Parties' Inventory which are conducted by the Credit Parties after the Closing Date.

          6.5    Further Assurances.    Upon request by the Agent (or the Canadian Collateral Agent, as applicable), promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Agent (or the Canadian Collateral Agent, as applicable) to (a) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the Credit Parties' or any of their Subsidiaries' agreements set forth in the Loan Documents or so intended to be, (b) to carry out the provisions and purposes of this Agreement and the other Loan Documents, and (c) grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral. Upon written request of the Agent, promptly cause a first priority perfected security interest or pledge to be granted to the Canadian Collateral Agent, for the ratable benefit of the Lender Parties, in all of the Stock of Neenah Paper Company of Canada, together with such related certificates, legal opinions and documents as the Agent may reasonably require, each in Proper Form. Upon written request by the Agent, promptly furnish the Agent with a then current listing of all assumed names that any Credit Party is then utilizing in conducting their respective businesses.

          6.6    Books and Records.    Maintain financial records and books in accordance with accepted financial practice and GAAP.

          6.7    Insurance.

            (a)   Maintain the insurance required by this Section 6.7 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Agent, such approval not to be unreasonably withheld).

            (b)   Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire and other risks insured against by extended coverage, employee liability and business interruption, at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Credit Parties and each of their Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

            (c)   Maintain in full force and effect worker's compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Credit Party or any of their Subsidiaries, in such amounts as the Agent shall reasonably deem necessary.

            (d)   Maintain such other insurance as may be required by applicable law and furnish to the Agent, upon written request, full information as to the insurance carried.

    Other than the Kimberly-Clark Policies (as defined in the Distribution Agreement, all insurance covering Property subject to a Lien in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Agent (or the Canadian Collateral Agent, as applicable), and all liability insurance maintained by the Credit Parties shall name the Agent and the Canadian Collateral Agent as additional insured. All such property and liability insurance shall further provide for at least 30 days' (10 days' with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Agent (and/or the Canadian Collateral Agent, as applicable) of the cancellation or substantial modification thereof. If any Credit Party fails to maintain such insurance, the Agent (or the Canadian Collateral Agent, as applicable) may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Agent's (or the Canadian Collateral Agent's) part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent (or the Canadian Collateral Agent, as applicable) shall have the sole right, in the name of the Lenders, any Credit Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The Credit Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder. Upon request, Debtors shall deliver certificates evidencing the insurance required hereunder and copies of the underlying policies as they are available.

          6.8    ERISA.    At all times: (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (b) immediately upon acquiring knowledge of (i) any Reportable Event in connection with any Plan or (ii) any "prohibited transaction", as such term is defined in Section 4975 of the Code, in connection with any Plan, that could reasonably be expected to result in the imposition of material damages or a material excise tax on any Credit Party or any Subsidiary thereof, furnish the Agent a statement executed by a Responsible Officer of such Credit Party or Subsidiary setting forth the details thereof and the action which such Credit Party or Subsidiary proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or Department of Labor with respect thereto; (c) notify the Agent promptly upon receipt by any Credit Party or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which could reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (e) furnish the Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) days after the Agent requests such report; (f) furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 302 of ERISA or Section 412 of the Code or within 10 days of a failure to make any such required contributions when due furnish the Agent with written notice of such failure.

          6.9    Use of Proceeds.    Subject to the terms and conditions contained herein, use the proceeds of the Loans (a) on the Closing Date, together with cash and cash equivalents of the Parent and its Subsidiaries in the United States and the proceeds of the Senior Notes, to refinance a portion of a one-time cash payment to Kimberly-Clark in an amount not to exceed $200,000,000; (b) to finance transaction costs for the Spin-off Transaction and the establishment of the credit facility evidenced by this Agreement in an amount not to exceed $30,000,000; (c) to finance ongoing working capital needs of the Credit Parties not otherwise prohibited herein; and (d) for the issuance of Letters of Credit for the account of the Credit Parties in accordance with and subject to the terms of this Agreement; provided, that no proceeds of any Loan shall be used (w) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U ("Reg U") of the Board of Governors of the Federal Reserve System, (x) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (y) for any other purpose which would cause such Loan to be a "purpose credit" within the meaning of Reg U and (z) for any purpose which would constitute a violation of Reg U or of Regulations T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

          6.10    Borrowers, Guarantors; Joinder Agreements.    Promptly inform the Agent of the creation or acquisition of any Subsidiary of any Credit Party after the Closing Date and, within thirty (30) days after the written request of the Agent (or the Canadian Collateral Agent, as applicable) delivered in accordance with Section 10.2 below, cause (a) each such Subsidiary (i) that is a Domestic Subsidiary to become a Borrower by execution and delivery to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, of a Joinder Agreement, and (ii) that is a Canadian Subsidiary to become a Guarantor by execution and delivery to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, of a Guaranty and/or a Joinder Agreement (if a Joinder Agreement is requested by the Agent (or the Canadian Collateral Agent, as applicable) in lieu of a Guaranty or execution of this Agreement), (b) if requested by the Agent (or the Canadian Collateral Agent, as applicable) or the Required Lenders, a first priority perfected security interest to be granted to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, in all of the Stock of such Subsidiary owned by the Credit Parties or any of their other Subsidiaries if such newly acquired or created Subsidiary is a Domestic Subsidiary or a Canadian Subsidiary that is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1, or if such newly acquired or created Subsidiary is not a Domestic Subsidiary or a Canadian Subsidiary that is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1, then cause not more than sixty-five percent (65%) of all issued and outstanding Stock of such Subsidiary to be pledged as Collateral pursuant to the foregoing Stock pledge requirement, (c) each such Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary that is treated for U.S. federal tax purposes as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 to grant to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, a security interest (subject only to (i) Liens permitted under Section 7.2(e) as to Receivables, Inventory and Permitted Investment Securities, and (ii) Liens permitted under

  Section 7.2 as to all other Collateral existing as of the date of acquisition by any Credit Party or any other Subsidiary thereof of such newly acquired Subsidiary, if applicable) in all accounts, inventory, equipment, furniture, fixtures, chattel paper, documents, instruments, general intangibles and other tangible and intangible personal Property and all real Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents), and (d) cause such Subsidiary to deliver to the Agent (or the Canadian Collateral Agent, as applicable) such other Joinder Agreements, guaranties, contribution and set-off agreements, security agreements, pledge agreements, account control agreements and other Loan Documents and such related certificates, Uniform Commercial Code, PPSA (Ontario), PPSA (Nova Scotia) and other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Agent (or the Canadian Collateral Agent, as applicable) may reasonably require, each in form and substance reasonably satisfactory to the Agent (or the Canadian Collateral Agent, as applicable), and to submit to a collateral audit conducted by an independent audit firm designated by Agent (or the Canadian Collateral Agent, as applicable) and satisfactory to the Agent (or the Canadian Collateral Agent, as applicable) in its reasonable discretion; provided, however, that any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary that is treated for U.S. federal tax purposes as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 shall not be required to become a Guarantor or grant any Liens hereunder. To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement.

          6.11    Notice of Events.    Notify the Agent within two (2) Business Days after any Responsible Officer of any Credit Party or any of their Subsidiaries acquires knowledge of the occurrence of, or if any Credit Party or any of their Subsidiaries causes or intends to cause, as the case may be, any of the following: (i) the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of their Subsidiaries, including without limitation any examination or audit by the IRS or the Canada Revenue Agency, the adverse determination under which could reasonably be expected to be material; (ii) any development or change in the business or affairs of any Credit Party or any of their Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; (iii) any Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrowers' Agent of the steps being taken to cure the effect of such Event of Default or Default; (iv) the occurrence of a default or event of default by any Credit Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (v) any material violation by, or investigation of any Credit Party or any of their Subsidiaries in connection with any actual or alleged material violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; (vi) any significant change in the accuracy of any material representations and warranties of the Credit Parties or any of their Subsidiaries in this Agreement or any other Loan Document (including without limitation, the representations and warranties in Section 5.20(b)), (vii) receipt of any material notices or other communications in respect of the Canadian Licenses referred to in clauses (i) through (vi) of the definition thereof, together with copies of such notices or communications, and (viii) receipt of notice of any claim for indemnity under the Spin-off Tax Sharing Agreement, together with copies of all correspondence and other information relating to such claim.

          6.12    Environmental Matters.    Without limiting the generality of Section 6.1(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect. In the event that any Credit Party or any of their Subsidiaries receives any such demand or claim from any Person with respect to any such Environmental Liabilities, the Credit Parties agree to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law. Each of the Credit Parties hereby indemnifies and agrees to hold the Agent, the Canadian Collateral Agent and the Lenders harmless from and against any and all liability, loss, damage, suit, action or proceeding arising out of their respective businesses or the businesses of any of the other credit parties or any Subsidiaries of any of them, pertaining to any Environmental Liabilities, including without limitation, claims of any Governmental Authority or any other Person arising under any Requirement of Environmental Law or under tort, contract or common law; provided, that the foregoing indemnity shall not apply to the extent, but only to the extent, the applicable liability, loss, damage, suit, action or proceeding is determined by a final judicial decision to have been caused by the willful misconduct or gross negligence of the party seeking indemnification.

          6.13    End of Fiscal Year.    Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on December 31st of the applicable year.

          6.14    Pay Obligations and Perform Other Covenants.    Make full and timely payment of the Obligations, whether now existing or hereafter arising, as and when due and payable, duly comply, and cause each of its Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation and renewal statements and the making of other filings by the Agent (or the Canadian Collateral Agent, as applicable) as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 7.2 hereof) and supply all information to the Agent (or the Canadian Collateral Agent, as applicable) necessary for such maintenance.

          6.15    Collection of Receivables; Application of Receivables Proceeds.

            (a)   At all times after (i) Availability is less than $40,000,000 and the Agent delivers written notice to the Borrowers' Agent of its election to exercise dominion, (ii) Availability is less than $35,000,000, or (iii) the occurrence of a Default or an Event of Default (any such time, until the occurrence of a Dominion Termination Event, a "Dominion Event"), and until such time when Availability has exceeded $45,000,000 for sixty (60) consecutive days and no Default or Event of Default is continuing (a "Dominion Termination Event"), the Borrowers shall cause all payments received by any Borrowers or any of their Subsidiaries (other than any Guarantor, except as provided below) on account of Receivables of the Borrowers (whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the applicable Borrower or Subsidiary necessary for deposit or collection, and if received in funds other than U.S. dollars, with such arrangements for conversion to U.S. dollars as may be acceptable to the Agent) into one or more Collection Accounts of the Borrowers designated by the Agent. Funds received in a Collection Account of a Borrower shall be subject to daily wire transfer to an account designated by the Agent pursuant to arrangements with the applicable depository that are acceptable to the Agent, and in connection therewith, the Agent (or the Canadian Collateral Agent, as applicable) and JPMorgan are irrevocably authorized to cause all collected funds on all Receivables received by the Agent (or the Canadian Collateral Agent, as applicable) or JPMorgan from whatever means, whether pursuant to any Tri-Party Agreement or otherwise, to be applied by the Agent to reduce the outstanding balance of the Revolving Loans. Upon the occurrence of a Dominion Event, and from time to time thereafter until a Dominion Termination Event as the Agent may require, funds held in any other deposit account of any Borrower shall be remitted to the Agent, except as the Agent may permit to fund outstanding drafts or transfers or otherwise in its discretion; and until the occurrence of a Dominion Termination Event, funds contained in any account of any Borrower shall be subject to withdrawal by the Agent only, as hereinafter provided, except as otherwise expressly authorized by the Agent. Upon the occurrence of a Dominion Event, the Borrowers shall, at any time and from time to time upon request of the Agent, liquidate any Permitted Investment Securities held by them and remit the proceeds to the Agent. All remittances and payments that are deposited with the Agent in accordance with this Section 6.15(a) will be applied by the Agent on the same day received (or on the next Business Day in the case of remittances and payments received after 11:00 a.m.) to reduce the outstanding balance of the Revolving Loans, subject to final collection in cash of the item deposited. Upon the occurrence of a Dominion Event, and until the occurrence of a Dominion Termination Event, each Guarantor shall be subject to cash management arrangements (including with respect to payments received on account of Receivables, short term investments and intercompany transfers of funds) pursuant to which funds in each such Guarantor's accounts may be applied to reduce the outstanding balance of the Revolving Loans acceptable to the Agent and the Canadian Collateral Agent, whether or not demand has been made under the relevant Guaranty. Upon the occurrence of a Dominion Event, if any Credit Party, or any other Person acting for or in concert with the Credit Parties, receives any monies, checks, notes, drafts or other payments relating to or as proceeds of Receivables or other Collateral except as contemplated by this Section 6.15(a) , the Credit Parties shall, or shall cause such Person to, receive and hold such items in trust for, and as the sole and exclusive property of, the Agent and the Canadian Collateral Agent (for the benefit of the Lender Parties) and, immediately upon receipt thereof, remit the same (or cause the same to be remitted) in hand to or as directed by the Agent.

            (b)   Until the occurrence of a Dominion Event, the Credit Parties shall be required, and hereby agree, to promptly deposit Receivable payments when received into any Controlled Account maintained by the Credit Parties pursuant to the terms hereof and designated to the Agent as a Collection Account. The Agent shall not deliver any notices in the form of Exhibit B to any Tri-Party Agreement until the occurrence of a Dominion Event. Upon the occurrence of a Dominion Event, all amounts in each Controlled Account shall be subject to the provisions of Section 6.15(a), and none of such Controlled Accounts shall be utilized for disbursement purposes, except as otherwise consented to by the Agent (or the Canadian Collateral Agent, as applicable).

          6.16    Receivables and Other Collateral Matters.    The Credit Parties shall maintain books and records pertaining to the respective Collateral owned by each of them in detail, form and scope as the Agent shall reasonably require, and concurrently with the delivery by any Credit Party to the Agent (or the Canadian Collateral Agent, as applicable) of any accounts receivable aging or any sales report summary hereunder, the Credit Parties will disclose to the Agent (or the Canadian Collateral Agent, as applicable) which Receivables, if any, arise out of contracts with the United States or Canada or any department, agency or instrumentality thereof, and will, upon request from the Agent (or the Canadian Collateral Agent, as applicable), use commercially reasonable efforts to execute or cause to be executed any instruments and take any steps required by the

  Agent (or the Canadian Collateral Agent, as applicable) in order that all monies due or to become due under any such contract shall be assigned to the Agent (or the Canadian Collateral Agent, as applicable) and notice thereof given under the Federal Assignment of Claims Act or any equivalent Canadian statute. The Credit Parties will, promptly after any Responsible Officer of any of them learns thereof, report to the Agent any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with fair market value in excess of $500,000, and any other matters materially affecting the value, enforceability or collectibility of any of the Collateral with fair market value in excess of $500,000. If any amount payable under or in connection with any Receivable is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code (or, where applicable, the PPSA (Ontario) or the PPSA (Nova Scotia)), such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Agent (or the Canadian Collateral Agent, as applicable) as additional Collateral. The Credit Parties shall not redate, nor allow any of their Subsidiaries to redate, any invoice or sale, or without written notice to the Agent, make or allow to be made sales on extended dating beyond that customary in the industry. Finally, neither any Credit Party, nor any of their Subsidiaries, shall be entitled to pledge the Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

          6.17    Agreements.    The Credit Parties shall deliver or cause to be delivered to the Agent copies of all tax sharing agreements and all material employment agreements, management fee agreements, loan agreements, notes and other documentation evidencing any Indebtedness of the Borrower or any Subsidiary not delivered or provided prior to the Closing Date.

          6.18    Hedging Strategy.    The Credit Parties will, within 90 days of the Closing Date, implement the hedging policies referred to in Section 4.2(z), and will thereafter enter into and maintain Hedging Obligations permitted hereunder in accordance with and as determined by such policies, with such changes thereto as may be reasonably acceptable from time to time to the Agent.

          6.19    Canadian Pension Plans; Canadian Benefit Plans.

            (a)   For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, the Credit Parties shall operate and administer, in all respects, such plans in compliance with applicable laws and the terms of such plans and shall maintain all necessary governmental approvals which are material in respect of the operation of the Canadian Pension Plans or Canadian Benefit Plans and in a timely fashion comply with and perform in all material respects all of their obligations under and in respect of such Canadian Pension Plans or Canadian Benefit Plans, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

            (b)   All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be remitted or paid by the Credit Parties in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

            (c)   The Credit Parties shall deliver to the Lenders (i) if requested by the Lenders, copies of each annual return and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that the Credit Parties may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within thirty (30) days of any increases having a cost to the Credit Parties in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which the Credit Parties were not previously contributing;

    (iv) promptly after the occurrence thereof, notice of any default or violation under any Canadian Pension Plan or Canadian Benefit Plan or applicable law or any suit, action, claim or proceeding commenced or threatened in respect of any Canadian Pension Plan or Canadian Benefit Plan or the assets of either that might result in any liability, payment or tax, fine or penalty; (v) promptly after the occurrence thereof, notice of any change in the funding or contribution requirements for any Canadian Pension Plan or Canadian Benefit Plan from that disclosed in Schedule 5.24, which could reasonably be expected, whether taken individually or in the aggregate, to have a Material Adverse Effect; and (vi) any notice or proposal to terminate or wind up, in whole or in part, any Canadian Pension Plan that could result in any increase in costs or contributions, liability, payment, fine or penalty or which could reasonably be expected to have a Material Adverse Effect.

          6.20    Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

            (a)   If any Credit Party acquires any Material Leasehold Property after the Closing Date, the Credit Party shall use commercially reasonable efforts to cause the landlord with respect to such Material Leasehold Property to execute and deliver to the Agent waivers or subordinations of any and all landlord rights (whether statutory or contractual) held by such landlord with respect to any Collateral located on such Material Leasehold Property.

            (b)   From and after the Closing Date, in the event that (i) any Credit Party acquires any Material Leasehold Property or any fee interest in any Real Property Asset, or (ii) at the time any Person becomes a Subsidiary (other than a Subsidiary that is not required to become a Borrower or Guarantor), such Person owns or holds any fee interest in any Real Property Asset, excluding any such Real Property Asset the encumbering of which requires the consent of any then-existing senior lienholder, where the Credit Parties are unable to obtain such senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a "Additional Mortgaged Property"), such Credit Party shall deliver to the Agent (or the Canadian Collateral Agent, as applicable), as soon as reasonably practicable after such Person acquires such Additional Mortgaged Property, the following (subject to Section 6.20(c)):

                (i)  Additional Mortgages.    A fully executed (and where required, notarized) Mortgage (or, in the discretion of the Agent (or the Canadian Collateral Agent, as applicable), an amendment to an existing Mortgage) (each an "Additional Mortgage" and, collectively, the "Additional Mortgages"), in proper form for recording in the applicable jurisdiction, encumbering the interest of such Credit Party in such Additional Mortgaged Property, and the Agent (or the Canadian Collateral Agent, as applicable) shall have the right in its sole discretion to record such Additional Mortgage;

               (ii)  Surveys.    With respect to each Additional Mortgaged Property located in the United States or constituting a Mill Property, such surveys or surveyor certificates as the Agent may reasonably require;

              (iii)  Deeds.    Copies of all deeds by which such Credit Party received title with respect to each Additional Mortgaged Property that is a fee interest in a Real Property Asset;

              (iv)  Leases.    Copies of all leases between any Credit Party and any landlord or tenant with respect to any Material Leasehold Property, including any and all modifications, supplements, and amendments thereto.

               (v)  Matters Relating to Flood Hazard Properties.    (A) Evidence as to whether any Additional Mortgaged Property that is located in the United States or is a Mill Property is a Flood Hazard Property and (B) if any such Additional Mortgaged Property is a Flood

      Hazard Property, evidence that the applicable Credit Party has obtained flood insurance as required by law with respect to each such Flood Hazard Property in amounts reasonably approved by the Agent, or evidence reasonably acceptable to the Agent that such insurance is not available;

              (vi)  Title Insurance.    (A) If required by the Agent, ALTA mortgagee title insurance policies (or the Canadian equivalent, as applicable) or unconditional commitments therefor (the "Additional Mortgage Policies") issued by the Title Company with respect to the Additional Mortgaged Property, in an amount not less than the fair market value of the Additional Mortgaged Property, or such lesser amount as may be reasonably satisfactory to the Agent, insuring fee simple title or leasehold title, as applicable, to each such Additional Mortgaged Property vested in such Credit Party and assuring the Agent that such Additional Mortgage creates a valid and enforceable first priority Lien on such Additional Mortgaged Property, subject only to any standard or other exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable Additional Mortgage Policy, which Additional Mortgage Policy (I) shall include endorsements (to the extent available) for customary matters reasonably requested by the Agent, including, but not limited to, those endorsements listed on Schedule 4.2(y) and (II) shall provide for affirmative insurance and such reinsurance as may be reasonable and customary and as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent; and (B) evidence reasonably satisfactory to the Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

             (vii)  Copies of Documents Relating to Title Exceptions.    Copies of all recorded documents listed as exceptions to title or otherwise referred to in each Additional Mortgage Policy;

            (viii)  Appraisals.    Appraisals concerning each Additional Mortgaged Property located in the United States or constituting a Mill Property from one or more independent real estate appraisers reasonably satisfactory to the Agent, which appraisals shall set forth the Net Recovery Value Percentage of such Additional Mortgaged Property, be in form, scope and substance reasonably satisfactory to the Agent and satisfy the requirements of any applicable laws and regulation, it being understood that no Additional Mortgaged Property, regardless of whether located in the United States or constituting a Mill Property, shall be Eligible Real Estate unless and until appraisals are delivered with respect to such Additional Mortgaged Property pursuant to this Section 6.20(b)(viii);

              (ix)  Opinions of Counsel.    (1) A favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Agent), as to the due authorization, execution and delivery by such Credit Party of such Additional Mortgage and such other matters as the Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Agent) in the state or province in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state or province and such other reasonable and customary matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Agent;

               (x)  Environmental Audit.    If required by the Agent, reports and other information in form, scope and substance reasonably satisfactory to the Agent and prepared by environmental consultants satisfactory to the Agent and accompanied by reliance letters where applicable, concerning any environmental hazards or liabilities to which any Credit Party may be subject with respect to such Additional Mortgaged Property; and

              (xi)  Taxes.    Evidence reasonably satisfactory to the Agent (or the Canadian Collateral Agent, as applicable) that there are no outstanding material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Additional Mortgaged Property, except to the extent that any such matters are being contested in accordance with the terms of Section 6.2.

            (c)   In the case of the acquisition in any transaction or series of related transactions by any Credit Party of one or more Additional Mortgaged Properties having an acquisition price of $250,000 or less in the aggregate, the applicable Credit Party shall not be required to deliver the items set forth in Sections 6.20(b)(ii), (viii) or (x) with respect to such Additional Mortgaged Properties, and the remaining items required to be delivered for such Additional Mortgaged Properties pursuant to Section 6.20(b) shall be delivered quarterly, thirty (30) days after the end of each fiscal quarter for all such Additional Mortgaged Properties acquired during such fiscal quarter; provided, however, that in the event that the Credit Parties acquire (i) any such properties in any quarter having an acquisition price in excess of $2,000,000 in the aggregate, or (ii) any such property that is or is expected to be material to its operations, the applicable Credit Parties shall deliver such remaining items to the Agent (or the Canadian Collateral Agent, as applicable) as soon as reasonably practicable thereafter; provided, further, that no such Additional Mortgaged Property shall be Eligible Real Estate unless and until all items required by Section 6.20(b) are delivered with respect to such Additional Mortgaged Property.

          6.21    Completion of Spin-off Transaction; Canadian Licenses.    The Credit Parties will, on the Closing Date, complete the Spin-off Transaction in all material respects, and deliver to the Agent on the Closing Date evidence satisfactory to the Agent that the Credit Parties have received all or substantially all of the assets contemplated to be conveyed to the Credit Parties in connection with the Spin-off Transaction, and that title to such assets has vested in the Credit Parties free and clear of all Liens, except for Liens permitted under Section 7.2. The Credit Parties will, promptly upon the issuance thereof, and in any event within two (2) Business Days of the date hereof, deliver a copy of each of the Canadian Licenses listed in clauses (i) through (iii) and (vi) of the definition thereof, each as of such date, each certified as a true and correct copy thereof by a Responsible Officer of Borrowers' Agent, in such officer's capacity as such, together with a certificate of a Responsible Officer of Borrowers' Agent stating that such licenses remain in full force and effect, have not been otherwise amended or modified, and that none of the Credit Parties is in breach or default in any of its obligations under such licenses, default under which would entitle the issuer thereof to terminate or revoke such license.

          6.22    Post Spin-off Availability.    The Credit Parties will, on the Closing Date, deliver to the Agent evidence that the Borrowers have $100,000,000 or more of Availability (after giving effect to the Spin-off Transaction as consummated on the Closing Date and all initial Loans and Letters of Credit to be funded and issued on the Closing Date), as demonstrated and set forth in a Borrowing Base Compliance Certificate completed as of the close of business on the Closing Date and otherwise satisfactory in form and substance to the Agent.

          6.23    Nova Scotia Non-Migrated Woodlands Migration; Deferred Asset Transfers.    Neenah Paper Company of Canada shall comply with the provisions of the Nova Scotia Non-Migrated Woodlands Registration Agreement, including the obligation contained therein to migrate the Nova Scotia Non-Migrated Woodlands into the Land Registration Act (Nova Scotia) in accordance with the provisions thereof. The Credit Parties will use commercially reasonable best efforts to effect in as prompt and diligent a manner as feasible the transfer or assignment from Kimberly-Clark or its applicable Affiliates of any Property contemplated to be transferred or assigned pursuant to the Spin-off Transaction, which transfer or assignment has been deferred pursuant to Section 6.3 of the Distribution Agreement or Section 5.2 of the Canadian Purchase Agreement.

          6.24    Electricity Activities.    Furnish to the Agent forthwith upon receipt by the Credit Party or any Subsidiary thereof any licenses, permits, registrations and authorizations in respect of any Electricity Activities carried on by it or any of its Subsidiaries, inform the Agent upon the commencement of any Electricity Activities by the Credit Party or its Subsidiaries or upon any of them becoming a "market participant", maintain and materially comply with all licenses, permits, registrations and authorizations in respect of Electricity Activities, and materially comply with the Electricity Act and the OEB Act.

          6.25    Post-Closing Agreement.    Comply with each requirement of the Post-Closing Agreement, in each case as and when specified pursuant to the terms thereof.

        7.    Negative Covenants.

        The Credit Parties covenant and agree with the Agent and the Lenders that prior to the termination of this Agreement, the Credit Parties will not do any of the following:

          7.1    Indebtedness.    Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:

            (a)   Indebtedness to the Lenders and the Agent pursuant hereto;

            (b)   Indebtedness secured by Liens permitted by Section 7.2 hereof;

            (c)   Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Credit Parties and their Subsidiaries incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of Inventory; provided that the aggregate amount of such purchase money Indebtedness incurred during any fiscal year of the Credit Parties shall not exceed $5,000,000;

            (d)   Other liabilities existing on the date of this Agreement and set forth on Schedule 5.16 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;

            (e)   Current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the Credit Parties or any of their Subsidiaries in the ordinary course of business;

            (f)    Indebtedness of any Credit Party to any other Credit Party, provided that no such Indebtedness may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;

            (g)   Contingent Obligations of a Credit Party with respect to Indebtedness of another Credit Party that is permitted hereunder;

            (h)   Current and deferred taxes and other assessments and governmental charges (to the extent permitted by Section 7.2(e) hereof);

            (i)    Customary and prudent Hedging Obligations entered into in the ordinary course of business with the Agent, any Lender or any of their respective Affiliates for the sole purpose of protecting the Credit Parties and their Subsidiaries against fluctuations in interest rates, currency exchange rates, commodity (including pulp) prices and similar risks, so long as such Hedging Obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices, and, with respect to Hedging Obligations constituting Bank Products;

            (j)    Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(c) and 7.1(d) hereof;

            (k)   Indebtedness incurred in connection with the financing of a co-generation facility at the Terrace Bay pulp facility, not to exceed $30,000,000, which shall be subject to customary intercreditor arrangements acceptable to the Agent in its reasonable credit judgment, and shall be secured only by Liens permitted by Section 7.2(k);

            (l)    unsecured letters of credit issued by any third party for the account of any Credit Party, provided that at no time shall the sum of the Letter of Credit Exposure Amount plus the outstanding face amount of all letters of credit issued pursuant to this Section 7.1(l) plus the drawn and unreimbursed amount of such letters of credit exceed $20,000,000; and

            (m)  other Indebtedness in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

    provided, however, that notwithstanding the foregoing, in no event shall the Credit Parties enter into any Hedging Obligation constituting Bank Products at any time when the Hedging Obligations Aggregate Amount exceeds $30,000,000, or which would cause the Hedging Obligations Aggregate Amount to exceed $30,000,000 immediately after the incurrence thereof.

            The Credit Parties, the Agent, the Canadian Collateral Agent and the Lenders agree that, notwithstanding anything contained in Sections 7.1(f) or in any other provision contained in this Agreement which may appear to be to the contrary, any and all Indebtedness permitted by Section 7.1(f) hereof (together with any and all Liens from time to time securing the same as permitted by Section 7.2(i) hereof) is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Obligations from time to time owing to the Agent or any Lender pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Obligations pursuant to the terms hereof and the Security Documents. Additionally, the Credit Parties, the Agent, the Canadian Collateral Agent and the Lenders agree that, notwithstanding anything contained in any provision of this Agreement, any and all contractual, statutory or constitutional Liens which may now or hereafter held by any Credit Party against any Property of any other Credit Party or any of their Subsidiaries as a result of any intercompany lease or sublease by such Credit Party to such other Credit Party or Subsidiary of any real Property owned or leased by the lessor or sublessor Credit Party are, and at all times hereafter shall be, inferior and subordinate in all respects to any Lien now or hereafter held by the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, against any Collateral as security for any of the Obligations pursuant to the terms hereof and the Security Documents. The Credit Parties agree to execute and deliver on their own behalf, and to cause to be executed and delivered by and on behalf of their Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Agent, which the Agent may hereafter require to further evidence the subordination of the Indebtedness permitted by Section 7.1(f) above, the Liens permitted by Section 7.2(i) and any such contractual, statutory or constitutional landlord's Liens held by any Credit Party.

          7.2    Liens.    Create or suffer to exist any Lien upon any of its Property (including without limitation, real property assets and personal property assets, including Stock in its Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Credit Parties may create or suffer to exist:

            (a)   Liens in effect on the date of this Agreement and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 7.1(j) above;

            (b)   Liens against the Collateral in favor of the Agent (or the Canadian Collateral Agent, as applicable) as security for the Obligations;

            (c)   Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the Code);

            (d)   Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, processors' and vendors' liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Credit Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;

            (e)   Liens securing the payment of taxes, assessments and governmental charges or levies, that are not delinquent, are permitted by Section 6.2 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, however, that a Reserve against Availability will be established in an amount equal to the aggregate amount of any and all such federal, state, provincial or local taxes which are being diligently contested;

            (f)    Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

            (g)   Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including without limitation security given in the ordinary course of business to a public utility, a municipality, or a governmental or other public authority where required by such utility, municipality or governmental or public authority in connection with the operations of any Credit Party, in each case in an amount not to exceed $5,000,000 and not secured by Inventory or Receivables;

            (h)   Purchase money Liens securing the Indebtedness permitted by Section 7.1(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness;

            (i)    Liens in favor of any Credit Party securing any Indebtedness permitted pursuant to Section 7.1(f) hereof;

            (j)    Liens arising from judgments, orders, or other awards not constituting an Event of Default;

            (k)   Liens upon Property (i) acquired by the Credit Parties after the Closing Date and (ii) comprising a co-generation facility at the Terrace Bay pulp facility and Property incidental thereto, which Liens secure Indebtedness permitted pursuant to Section 7.1(k) hereof;

            (l)    all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Credit Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Credit Party in the event of failure to make such annual or other periodic payments;

            (m)  Liens upon Timberland Properties, which Liens shall be junior to the Liens granted under the Loan Documents and shall otherwise be subject to intercreditor arrangements acceptable to the Required Lenders in their sole discretion, to secure Hedging Obligations not constituting Bank Products hereunder or Obligations;

            (n)   rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Credit Parties or materially impair the use thereof in the operation of the business of the Credit Parties;

            (o)   with respect to any lease of any Leasehold Property entered into in accordance with the terms hereof, the rights of the landlord to such leased property and the terms and conditions contained in the corresponding lease, but only so long as such Credit Party is current with respect to payment of all rent and other amounts due to such landlord under such lease;

            (p)   any encumbrance for which adequate title insurance is provided against losses that may be suffered by the Agent (or the Canadian Collateral Agent, as applicable) and the Lenders, which insurance is reasonably acceptable to the Agent (or the Canadian Collateral Agent, as applicable); and

            (q)   other Liens not secured by current assets securing the payment of obligations, other than Indebtedness or Hedging Obligations, not to exceed $5,000,000 at any time outstanding.

    Provided, however, notwithstanding anything contained above in this Section 7.2 to the contrary, if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Credit Parties, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond or title insurance with respect thereto (which is reasonably satisfactory in all respects to the Agent), is posted.

          7.3    Contingent Liabilities.    Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

            (a)   The Obligations of each Guarantor to the Agent, the Canadian Collateral Agent and the Lenders under the terms of any Guaranty;

            (b)   Any Contingent Obligations of the Credit Parties under any Hedging Obligations permitted by Section 7.1(i) above; and

            (c)   The guarantees by the Credit Parties of any obligations of any other Credit Party that are not prohibited by this Agreement or of any Indebtedness of any other Credit Party if such Indebtedness so guaranteed is permitted under the terms of Section 7.1 above.

          7.4    Mergers, Consolidations and Dispositions and Acquisitions of Assets.    In any single transaction or series of related transactions, directly or indirectly:

            (a)   Wind up its affairs, liquidate or dissolve;

            (b)   Be a party to any merger or consolidation;

            (c)   Sell, convey, lease, transfer or otherwise dispose of all or any portion of the Property (except for the sale of Inventory in the ordinary course of business) of any Credit Party, or agree to take any such action;

            (d)   Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Stock of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Stock of any other Subsidiary or any Indebtedness or obligations of any character of any Credit Party or any of their Subsidiaries, or permit any of their Subsidiaries to dissolve or liquidate, or to issue any additional Stock other than to the Credit Parties;

            (e)   Take any board of director or shareholder action with a view toward dissolution, liquidation or termination; or

            (f)    Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any shares of Stock of, or similar interest in, any Person;

    provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:

              (1)   any Subsidiary of any Credit Party may merge or consolidate with any Credit Party or any other Subsidiary of any Credit Party, provided, that if (i) one or more of the entities so merging or consolidating was a Borrower, and if the surviving entity is not yet a Borrower, such surviving entity must be a wholly-owned Domestic Subsidiary and such surviving entity shall simultaneously with such merger, execute and deliver to the Agent a Joinder Agreement with respect to this Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form, and (ii) one or more of the entities so merging or consolidating was a Guarantor (and so long as none of the entities was a Borrower, in which event clause (i) shall apply), and if the surviving entity is not yet a Guarantor, such surviving entity must be a wholly-owned Canadian Subsidiary and such surviving entity shall simultaneously with such merger, execute and deliver to the Agent a Guaranty or a Joinder Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form;

              (2)   any of the Credit Parties' Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party or any other wholly-owned Subsidiary of the Borrower, provided, that if (i) the entity selling, leasing, transferring or otherwise disposing of its assets is a Borrower, and if the entity to whom the sale, lease, transfer or other disposition was made is not a Borrower, such entity must be a wholly-owned Domestic Subsidiary and such entity shall simultaneously with such lease, transfer or disposition, execute and deliver to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form, and (ii) the entity selling, leasing, transferring or otherwise disposing of its assets is a Guarantor, and if the entity to whom the sale, lease, transfer or other disposition was made is not a Borrower or a Guarantor, such entity must be a wholly-owned Canadian Subsidiary and such entity shall simultaneously with such lease, transfer or disposition, execute and deliver to the Agent a Guaranty or a Joinder Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form;

              (3)   any Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Credit Party or a wholly-owned Subsidiary; provided, that if (i) the entity dissolving or liquidating is a Borrower, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not yet a Borrower, such entity must be a wholly-owned Domestic Subsidiary and such entity shall simultaneously with such transfer execute and deliver to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form, and (ii) the entity dissolving or liquidating is a Guarantor, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not yet a Borrower or a Guarantor, such entity must be a wholly-owned Canadian Subsidiary and such entity shall simultaneously with such transfer execute and deliver to the Agent a Guaranty or a Joinder Agreement, together with all requested Security Documents, as required at such time by the Agent, appropriately completed in Proper Form;

              (4)   any of the Credit Parties may (i) sell Inventory in the ordinary course of business, (ii) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (iii) terminate, surrender or sublease a lease of real Property in the ordinary course of business; (iv) sell equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Credit Parties; (v) sell, exchange or otherwise dispose of (in each case for reasonably equivalent value) Timberland Properties in the Province of Nova Scotia having a fair market value not to exceed $250,000 for any individual transaction, or $2,000,000 for all such transactions in the aggregate in any calendar year; and (vi) sell for fair and adequate consideration any other equipment and fixtures having a fair market value not to exceed $1,000,000 in the aggregate during the period from the Closing Date through the Termination Date; provided that, upon the occurrence and during the continuation of a Dominion Event, all net proceeds of any and all of the foregoing shall be paid to the Agent for application to outstanding Loans or other Obligations, to the extent then outstanding;

              (5)   to the extent any Collateral is sold or otherwise disposed of as permitted by this Section 7.4, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Security Documents and the Agent (or the Canadian Collateral Agent, as applicable) shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor; and

              (6)   so long as no Dominion Event has occurred and is continuing or would result therefrom, the Credit Parties may purchase or otherwise acquire all or a substantial portion of the assets of one or more Persons, or any shares of Stock of, or similar interest in, any Person, in each case so long as (i) such transaction or series of transactions is not otherwise prohibited hereunder, (ii) the Credit Parties comply with the requirements hereof, including without limitation Sections 6.10 and 6.20, in connection with such transaction or series of transactions, and (iii) such transaction or series of transactions do not exceed $10,000,000 in any twelve month period or $20,000,000 in the aggregate.

          7.5    Nature of Business.    Materially change the nature of its business or enter into any business which is substantially different from the business in which it is engaged as of the Closing Date, except for entry into related businesses that do not in the aggregate substantially change the overall composition of the Credit Parties' businesses.

          7.6    Transactions with Related Parties.    Except for any Permitted Affiliate Transactions and other transactions specifically permitted by Section 7.4 or 7.7, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Credit Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.

          7.7    Investments, Loans.    Make, directly or indirectly, any loan or advance to or have any Investment in any Person, or make any commitment to make such loan, advance or Investment, except:

            (a)   Stock of any Domestic Subsidiary or any Guarantor acquired or issued in accordance with the other provisions of this Agreement, including without limitation, the provisions of Section 6.10 above, or Stock of any other Subsidiary with the prior written consent of the Agent;

            (b)   Permitted Investment Securities;

            (c)   loans otherwise permitted by the provisions of Section 7.1(f) above;

            (d)   loans to employees of any Credit Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $500,000;

            (e)   loans or advances to, or Investments in, any Credit Party;

            (f)    loans or capital contributions to Neenah Menasha Water and Power Company not to exceed $500,000 in any twelve month period;

            (g)   loans, advances or Investments of funds obtained pursuant to Section 7.1(k) hereof in connection with a co-generation facility at the Terrace Bay pulp facility; and

            (h)   other loans, advances or Investments not covered by clauses (a) through (g) above, in any aggregate amount not to exceed $5,000,000 at any time outstanding.

          7.8    ERISA Compliance.

            (a)   At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Credit Party or any of their Subsidiaries pursuant to ERISA.

            (b)   Engage in any transaction in connection with which any Credit Party or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

            (c)   Terminate any Plan in a "distress termination" under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of any Credit Party or any Subsidiary thereof to the PBGC.

            (d)   Fail to make payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

            (e)   Adopt an amendment to any Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

          7.9    Trade Credit Extensions.    Extend credit to customers other than normal and prudent extensions of trade credit for goods and services in the ordinary course of business.

          7.10    Change in Accounting Method.    Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

          7.11    Redemption, Dividends, Stock Issuance, Distributions and Payments.    At any time:

            (a)   Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any shares of its Stock, any warrants or other similar instruments issued by any Credit Party or any Subsidiary thereof or set aside any amount for any such purpose;

            (b)   Declare or pay, directly or indirectly, any dividend, except (i) dividends paid to a Credit Party which is a direct parent of the Credit Party paying a dividend, (ii) non-cash dividends paid to the holders of any Stock of the Parent in the form of additional Stock of the Parent, and (iii) Cash Dividends to the holders of any Stock of the Parent, so long as (1) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (2) the aggregate amount of such Cash Dividends paid during any twelve-month period does not exceed $10,000,000 in the aggregate, (3) such Cash Dividend is legally declared and payable, (4) the Borrowers shall have pro forma Availability of at least $35,000,000 on the date of such payment and, on an average basis, for the 60-day period before the payment of such dividends, in each case after giving effect to such payment, and (5) Borrowers' Agent shall have submitted a certificate of a Responsible Officer setting forth reasonably detailed calculations demonstrating compliance with the required Availability test described above and certifying that the other conditions set forth in this clause (b) have been satisfied;

            (c)   Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its Stock except as permitted in Section 7.11(b) above;

            (d)   Set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Stock or for any redemption, purchase, retirement, or other acquisition of any of its Stock; or

            (e)   Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment on, any Subordinated Indebtedness, prior to the Termination Date (other than any non-cash conversion to equity).

          7.12    Fixed Charge Coverage Ratio; EBITDA.

            (a)   Permit the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, to be less than 1.1 to 1.0 as of the last day of any fiscal quarter (other than the fiscal quarter ended December 31, 2004) for the four quarter period ending on such day, such ratio to be tested with respect to the most recently ended fiscal quarter on any date from time to time on which Availability falls below $30,000,000, and on the last day of each fiscal quarter ending thereafter, in each case until such time when Availability has exceeded $45,000,000 for sixty (60) consecutive days and no Default or Event of Default is continuing.

            (b)   Permit EBITDA of the Credit Parties, on a Consolidated basis, to be less than $5,000,000 for the month of December, 2004, such covenant to apply with respect to such month if, during such month, Availability falls below $30,000,000, provided that, in the event that, during such month, Availability falls below $30,000,000, the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries shall be tested pursuant to Section 7.12(a) on the last day of each fiscal quarter ending thereafter until such time when Availability has exceeded $45,000,000 for sixty (60) consecutive days and no Default or Event of Default is continuing.

          7.13    Sale of Receivables.    Sell, assign, discount, transfer or otherwise dispose of any Receivables, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse.

          7.14    Sale and Lease-Back Transactions.    Enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property being sold or transferred, except for the sale of Property, the aggregate value of which does not exceed $5,000,000 during the Term, so long as (i) no Default or Event of Default when exists or would exist immediately after giving effect to such sale, and (ii) upon the occurrence and during the continuation of a Dominion Event, the net proceeds of such sale are used to prepay Loans pursuant to Section 2.5.

          7.15    Change of Name or Place of Business.    Permit any Credit Party to change its address, name, identity, type of organization, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the Borrowers' Agent has (a) notified the Agent and the Canadian Collateral Agent of such change in writing at least ten (10) Business Days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Agent (or the Canadian Collateral Agent, as applicable), to have caused the Liens against all Collateral in favor of the Agent (or the Canadian Collateral Agent, as applicable) for the ratable benefit of the Lender Parties to be at all times fully perfected and in full force and effect and (c) delivered such certificates of Governmental Authorities as the Agent (or the Canadian Collateral Agent, as applicable) may require substantiating such change.

          7.16    Restrictive Agreements.    Other than as provided in this Agreement and the Senior Note Documents, directly or indirectly agree to restrict or condition (a) the payment of any dividends or other distributions to any Credit Party; (b) the payment of any Indebtedness owed to any Credit Party; (c) the making of any loans or advances to any Credit Party; or (d) the transfer of any of its properties or assets to any Credit Party.

          7.17    Tax Classification.    Elect, without the prior consent of the Agent, a different classification for United States federal tax purposes than the classification that such Credit Party,

  or such Subsidiary, as the case may be, had when such Person became a party to this Agreement or any other Loan Document.

          7.18    Deposit Accounts.    (a) Establish any additional deposit accounts for any purpose (i) which are not listed on Schedule 5.29 (as updated from time to time pursuant to the terms hereof) and (ii) unless such additional deposit accounts are Controlled Accounts, (b) allow any of Parent's foreign exchange accounts numbered 11190-065, 11190-221, and 11190-122, each with Bank of America, N.A., to remain open or to be reopened, or to hold any funds of any Credit Party, unless such foreign exchange accounts are covered by a Tri-Party Agreement containing arrangements satisfactory to the Agent with respect to such accounts, or (c) allow the balance of Citibank account 30574566/CIGNA Omnibus (referred to on Schedule 5.29 as in effect on the Closing Date) to exceed $30,000 unless such account is subject to a Tri-Party Agreement, or allow any account referred to as a "Disbursement/Pass-Through Account" on Schedule 5.29 (as in effect on the Closing Date) to have a positive balance of funds of any Credit Party (except as specifically provided in such Schedule as in effect on the Closing Date) unless such account is subject to a Tri-Party Agreement.

          7.19    Organizational Documents; Tax Sharing Agreements.    Modify any of their Organizational Documents in a manner that is adverse to the Lenders; or enter into any tax sharing agreement that is, or modify any tax sharing agreement in a manner that is, adverse to the Lenders.

        8.    Events of Default and Remedies.

          8.1    Events of Default.    If any of the following events shall occur and be continuing, then the Agent (or the Canadian Collateral Agent, as applicable) may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrowers' Agent, take any or all of the following actions at the same or different times: (1) accelerate the Termination Date and declare the Loans, all Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding to be, and thereupon the Loans, said Letter of Credit Advances, the Commitment Fees and all other Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly WAIVED by each Credit Party; (2) terminate all or any portion of the Commitments and any obligation to issue any additional Letters of Credit; (3) demand that the Credit Parties provide the Agent, for the ratable benefit of the Lender Parties, and the Credit Parties jointly and severally agree upon such demand to, provide cash collateral in an amount equal to 110% of the aggregate Letter of Credit Exposure Amount then outstanding, on terms and pursuant to documents in agreement and satisfactory in all respects to the Agent; and (4) exercise any and all other rights pursuant to the Loan Documents or available under applicable law:

            (a)   The Credit Parties or any of their Subsidiaries shall fail to pay or prepay (i) any Obligation constituting principal, interest or fees as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of the Loan Documents, or (ii) any other Obligation within two days of the time such amount is due; or

            (b)   Any Credit Party (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $5,000,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $5,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof; or

            (c)   Any representation or warranty made or deemed made by any Credit Party in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

            (d)   Except as provided in Section 8.1(e) or (f) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured ten (10) Business Days after the earlier to occur of (1) the Agent giving written notice of such Default to the Borrowers' Agent or (2) any Responsible Officer of any Credit Party or any of their Subsidiaries acquired actual knowledge of the existence of such Default; or

            (e)   Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.3 or 6.11 hereof (other than subsections (f) through (i) of Section 6.3), and such Default remains uncured for two (2) Business Days; or

            (f)    Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.2, subsections (f) through (i) of Section 6.3, Section 6.9, Section 6.21, Section 6.22, Section 6.25, Sections 7.1 through Section 7.19 hereof; or

            (g)   Final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $2,000,000 in the aggregate shall be rendered against any Credit Party and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or

            (h)   Any Credit Party or any of their Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

            (i)    Any of the following shall occur where such occurrence could reasonably be expected to result in any material liability: (1) a Reportable Event shall have occurred with respect to a Plan; (2) the filing by any Credit Party, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (3) the receipt of notice by any Credit Party, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (4) any other event or condition exists which might, in the opinion of the Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (5) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is sought or granted under the provisions of Section 412(d) of the Code; (6) any Credit Party or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA;

    (7) any Credit Party or any ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code; or (8) any Prohibited Transaction involving any Plan; or

            (j)    This Agreement, any Note, any of the Security Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

            (k)   Any Credit Party or any of its Subsidiaries which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such Credit Party or Subsidiary under the terms of any Tri-Party Agreement; or

            (l)    Any financial institution (other than JPMorgan) which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such financial institution under the terms of any Tri-Party Agreement and such failure remains uncured (or such defaulting financial institution and applicable Tri-Party Agreement is not replaced by the Credit Parties with a substitute financial institution and replacement Tri-Party Agreement both reasonably acceptable to the Agent) five (5) Business Days after the Agent gives written notice of such failure to the Borrowers' Agent; or

            (m)  The IRS shall assert, or any court shall determine, that Kimberly-Clark's distribution of all of its shares of the Parent to Kimberly-Clark's shareholders pursuant to the Spin-off Transaction is taxable to Kimberly-Clark under Section 355(c), Section 355(e) or any other section of the Code, or Kimberly-Clark shall make any claim for indemnity under the Spin-off Tax Sharing Agreement related to the taxable nature of the Spin-off Transaction, which claim for indemnity could reasonably be expected to have a Material Adverse Effect; or

            (n)   A Change of Control shall occur.

    In addition, if any of the following events shall occur, then (1) the Loans, the Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly WAIVED by each Credit Party, become immediately due and payable and (2) all Commitments and further obligations to issue any additional Letters of Credit shall be immediately and automatically terminated:

            (o)   Any Credit Party or any of their Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

            (p)   An involuntary proceeding shall be commenced against any Credit Party or any of their Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

            (q)   Any involuntary order shall be entered in any proceeding against any Credit Party or any of their Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

            (r)   Any Credit Party or any of their Subsidiaries shall admit in writing its inability to pay its debts as they become due; or

            (s)   Any Credit Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or

            (t)    Any court shall order a meeting of the creditors, or any class of creditors that includes any of the Lender Parties on account of any of the Obligations, of any Credit Party or any of their Subsidiaries, or any Credit Party or any of their Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application.

          8.2    Remedies Cumulative.    No remedy, right or power conferred upon the Agent, the Canadian Collateral Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

        9.    The Agent; the Canadian Collateral Agent.

          9.1    Appointment, Powers and Immunities.    Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably appoints and authorizes the Canadian Collateral Agent to act as its agent hereunder and the other Loan Documents with such powers as are specifically delegated to the Canadian Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under the Letters of Credit which the Agent has issued with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent or the Canadian Collateral Agent may each perform any and all of their respective duties and exercise their respective rights and powers by or through any one or more sub-agents appointed by either the Agent or the Canadian Collateral Agent in its reasonable credit judgment. The exculpatory, indemnity, and expense reimbursement provisions of the Loan Documents shall apply to any such sub-agent in such capacity. The Agent (which such term as used in this Section 9, shall, in each case, (i) include references to the Canadian Collateral Agent, mutatis mutandis, and (ii) include reference to its (and the Canadian Collateral Agent's) Affiliates and its own (and the Canadian Collateral Agent's) and its (and the Canadian Collateral Agent's) Affiliates' officers, directors, employees' and agents (including any sub-agents)) (a) shall not have duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested by the Required Lenders, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Documents or applicable law, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, INCLUDING PURSUANT TO ITS OWN NEGLIGENCE, except to the extent it is determined by a final judicial decision that such act or omission constituted its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care. Without in any way limiting any of the foregoing, each Lender acknowledges that the Agent shall not have any greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500 or any successor publication). In any foreclosure proceeding concerning any collateral for the Notes, each holder of a Note if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against its Note or the Notes of the other Lenders, instead such holder must bid in cash only. However, in any such foreclosure proceeding, the Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Notes of all of the Lenders, and the Agent or its designee may (but shall not be obligated to), with the consent of the Required Lenders, accept title to such collateral for and on behalf of all Lenders. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent in its reasonable credit judgment.

          9.2    Reliance.    The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Credit Parties), independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

          9.3    Defaults.    The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless it has received notice from a Lender or the Borrowers' Agent specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

          9.4    Rights as a Lender.    With respect to its Commitment, the Loans and any Letter of Credit Exposure Amount, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of their Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the applicable Credit Parties and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

          9.5    Indemnification.    The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 2.9(d), Section 2.10(h), Section 6.12, Section 10.9 or Section 10.10 hereof, but without limiting the obligations of the applicable Credit Parties under said Sections 2.9(d), 2.10(h), 6.12, 10.9 or 10.10), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding any act or omission to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the applicable Credit Parties are obligated to pay under Sections 2.9(d), 2.10(h), 6.12, 10.9 or 10.10 hereof but excluding, unless a Default or Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding any act or omission to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person. The obligations of the Lenders under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

          9.6    Non-Reliance on Agent and Other Lenders.    Each Lender agrees that it has received current financial information with respect to the Credit Parties and the other Parties and that it has independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and the other Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Credit Parties or any Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent, under the Letters of Credit or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any other Party (or any of their Affiliates) which may come into the possession of the Agent.

          9.7    Failure to Act.    Except for action expressly required of the Agent hereunder, under the Letters of Credit and under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          9.8    Resignation or Removal of Agent.    Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers' Agent, and the Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrowers. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Borrowers; provided, however, that if an Event of Default has occurred which has not been waived or cured to the satisfaction of the Agent and the Required Lenders, the Borrowers' approval of a successor Agent shall not be required. Any successor Agent shall be a Lender which has an office in the United States with a combined capital and surplus of at least $2,000,000,000, and any successor Canadian Collateral Agent shall be an Affiliate of such a Lender. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. Such successor Agent shall promptly specify by notice to the Borrowers' Agent and the Lenders its office for the purpose of any notices and payments hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

          9.9    Syndication Agents; Bookrunners.    Any syndication agent, co-syndication agent, bookrunner or joint bookrunner appointed in connection with the Loan Documents or the transactions contemplated thereby, in its capacity as such, shall have no rights, powers, duties or responsibilities, and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against any such syndication agent, co-syndication agent, bookrunner or joint bookrunner, in its capacity as such (in each case without prejudice to the rights, powers, duties or responsibilities of any such Person in its capacity as a Lender, Agent, Canadian Collateral Agent, or otherwise as a Party to any Loan Document, other than in its capacity as syndication agent, co-syndication agent, bookrunner or joint bookrunner). If any such syndication agent, co-syndication agent, bookrunner or joint bookrunner resigns from such capacity, no successor syndication agent, co-syndication agent, bookrunner or joint bookrunner, as applicable, shall be appointed.

        10.    Miscellaneous.

          10.1    No Waiver.    No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No failure to exercise and no delay on the part of the Agent, the Canadian Collateral Agent or any Lender in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power. No course of dealing between the Credit Parties and the Agent or any Lender shall operate as a waiver of any right or power of the Agent or any Lender. No notice to or demand on any Credit Party or any other Person shall entitle the Credit Parties or any other Person to any other or further notice or demand in similar or other circumstances.

          10.2    Notices.    Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (i) delivered to the intended recipient, (ii) sent via overnight courier, or (iii) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4. l(a) hereof which need not be confirmed by mail), in each case to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any Lender who is a signatory hereto, at such other address as shall be designated by such Lender in a notice to the Borrowers' Agent and the Agent given in accordance with this Section 10.2 or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2. The Borrowers' Agent may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten (10) Business Days after such change of address has been deemed given in accordance with the provisions hereof. Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if sent via overnight courier, on the next Business Day after the date sent); provided, however, that the notices required or permitted by Sections 2.2(b) and 4.1(a) hereof shall be effective only when actually received by the Agent.

          10.3    Governing Law.    UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA.

          10.4    Survival; Parties Bound.    All representations, warranties, covenants and agreements made by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person. The term of this Agreement shall be until the termination or lapse of all Commitments, the final maturity of each Note, the payment of all amounts due under the Loan Documents, and the return of all outstanding Letters of Credit (or the cash collateralization of all outstanding Letters of Credit in an amount equal to 110% of the aggregate Letter of Credit Exposure Amount then outstanding).

          10.5    Counterparts.    This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

          10.6    Limitation of Interest.    The Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any. Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Loans and the Commitments so that interest for the entire term does not exceed the Highest Lawful Rate. In no event shall the Borrowers or any other Person be obligated to pay, or the Agent or any Lender have any right or privilege to reserve, receive or retain, (Y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United States or of any state, if any, which are applicable to the Agent or such Lender, respectively, or (Z) total interest in excess of the amount which the Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loans at the Highest Lawful Rate, if any, applicable to the Agent or such Lender. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender. If the term of any Loans or the Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers' obligations to the Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

          10.7    Survival.    The obligations of the Borrower under Sections 2.3, 2.4(b), 2.9, 2.10(h), 10.9, 10.10 and 10.17 hereof shall survive the repayment of the Loans and all other Obligations, the termination of the Commitments and the cancellation or expiration of the Letters of Credit.

          10.8    Captions.    The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

          10.9    Expenses, Etc.    The Borrowers agree to pay or reimburse on demand of the Agent the following: (a) the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Agent, or any other legal counsel (including Canadian counsel) engaged by the Agent or the Canadian Collateral Agent in connection with (i) the preparation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) all out-of-pocket costs and expenses (including attorneys' fees) of the Lenders, the Agent and the Canadian Collateral Agent, or any of them, in connection with any Default or Event of Default or the enforcement of this Agreement, the Letters of Credit or any other Loan Documents; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (d) all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Agent or the Canadian Collateral Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document or any document referred to herein or therein, and the cost of title insurance; and (e) reasonable expenses of due diligence incurred by the Agent prior to or as of the Closing Date.

          10.10    Indemnification.    The Borrowers agree to indemnify the Agent, the Canadian Collateral Agent, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims) or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any (a) actual or proposed use by any Credit Party of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder, (b) breach by any Credit Party of this Agreement or any other Loan Document, (c) violation by any Credit Party or any of their Subsidiaries of any law, rule, regulation or order including any Requirements of Environmental Law, (d) Liens or security interests granted on any Property pursuant to or under the Loan Documents, to the extent resulting from any Hazardous Substance located in, on or under any such Property, (e) ownership by the Lenders, the Agent or the Canadian Collateral Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, (f) any Lender, the Agent or the Canadian Collateral Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such Property at or prior to any foreclosure thereon under the Loan Document, or (g) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing, and the Borrowers agree to reimburse the Agent, the Canadian Collateral Agent and each Lender, and each Affiliate thereof and their respective directors, officers, employees, counsel and agents, upon demand for any out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, AND WHETHER ANY SUCH LOSS, LIABILITY, CLAIM OR DAMAGE RESULTS FROM THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON; but excluding any such losses, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees, counsel or agents to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such Person, Affiliate, director, officer, employee, counsel or agent. No party hereto, nor any other Person indemnified hereunder, shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Loan Documents or the transaction contemplated thereby.

          10.11    Amendments, Waivers, Etc.    No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Credit Parties or any of their Subsidiaries, nor by the Agent, the Canadian Collateral Agent or any Lenders therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by the Required Lenders and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall, unless consented to in writing by each affected Lender, do any of the following: (a) increase the Total Commitment or any Commitment of any such Lender or subject the Agent, the Canadian Collateral Agent or any such Lender to any additional obligations; (b) reduce the principal of, or interest on, any Loan, any Letter of Credit Exposure Amount or any fee hereunder (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest); (c) waive or postpone any scheduled date fixed for any payment of principal of, or interest on, any Loan, any Letter of Credit Exposure Amount or any

  fee or other sum to be paid hereunder; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, any Letter of Credit Exposure Amount, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; (e) increase any of the applicable Borrowing Base advance rates or sublimits; (f) change any provision contained in Sections 2.2(d), 2.2(e), 2.7, 2.11, 10.9(b) or 10.10 hereof or this Section 10.11 or Section 10.16 hereof; (g) release the Borrowers from liability for any of the Obligations; (h) release any Guarantor from any Guaranty; (i) other than as expressly permitted by this Agreement, release any Collateral for any of the Obligations if the value of such Collateral (excluding the value of all other Collateral released pursuant to Section 7.4(f)(4) or 10.21(f) hereof) exceeds $2,000,000 in the aggregate, as reasonably determined by the Agent; (j) change any of the definitions of "Obligations" or "Required Lenders" contained herein; or (k) change any of the definitions of "Eligible Equipment," "Eligible Inventory," "Eligible Real Estate," "Eligible Receivables," "Ineligible Receivables," or "Ineligible Inventory" contained herein, if the effect of any such change would be to materially increase the Borrowing Base, and provided further that nothing in this Section 10.11 shall affect, limit or restrict the Agent's right to establish, fix, reduce, increase or otherwise revise any standards of eligibility for any items included within the Borrowing Base or any Reserves, from time to time in accordance with other provisions of this Agreement and subject to the limitations set forth herein. Anything in this Section 10.11 to the contrary notwithstanding, no amendment, waiver or consent shall be made with respect to Section 9 without the written consent of the Agent and the Canadian Collateral Agent, and no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender. Notwithstanding any contrary provision hereof, if any Lender fails to consent to any of the above-described items requiring the unanimous consent of the Lenders when such consent has been agreed to by the Agent and the Required Lenders, the Agent or the Borrowers shall be entitled to cause such non-consenting Lender to be replaced hereunder by an Eligible Assignee in compliance with all relevant provisions of Section 10.12 hereof without payment of any prepayment or termination fee. In such event, such non-consenting Lender agrees to abide by the relevant provisions of Section 10.12 hereof in connection with the replacement of such non-consenting Lender by the Eligible Assignee secured by the Agent or the Borrowers. Notwithstanding the foregoing right of the Borrowers to replace any such non-consenting Lender, neither the Agent nor any Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any such non-consenting Lender.

          10.12    Successors and Assigns.

            (a)   This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agent, the Canadian Collateral Agent and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Loans to the Borrowers and to issue Letters of Credit for the account of the Borrowers shall not inure to the benefit of any successor of the Borrowers. The Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Lenders (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.12. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of the Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b)   Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Notes, the Letter of Credit Exposure Amount, the Swingline Exposure or Commitments, to another bank or other entity, in which event, without limiting the foregoing, the provisions of Sections 10.10 and 10.16 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.12, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation: (i) the Borrowers, the Agent, the Canadian Collateral Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender's rights and obligations under the Loan Documents (including the Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Loans, Letter of Credit Exposure Amount and Swingline Exposure, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (A) any reduction of fees payable hereunder to the Lender, (B) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and other sums to be paid to the Lenders hereunder, and (C) any postponement of any date for the payment of any amount payable in respect of the Loans of such Lender, and (iii) the Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans if such Lender has previously given notice of such participation to the Borrowers.

            (c)   Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the related Loans at the time owing to it, the related Note or Notes held by it and its Letter of Credit Exposure Amount) (a "Ratable Assignment"); provided, however, that, (i) the Agent and the Borrowers must give their respective prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (except that the Borrowers' consent to any such assignment shall not be required if (A) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (B) an Event of Default has occurred which has not been waived or cured to the satisfaction of the Agent and the Required Lenders), (ii) the aggregate amount of the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Agent) shall in no event be less than $5,000,000 (except for certain exceptions approved by the Borrowers and the Agent) and shall be in an amount that is an integral multiple of $1,000,000 (unless all of the assigning Lender's applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure is being assigned); (iii) the aggregate amount of the applicable Commitment and/or Loans of the assigning Lender immediately after each partial assignment must be at least $5,000,000 (except for certain exceptions approved by the Borrowers and the Agent) and shall be in an amount which is an integral multiple of $1,000,000; provided, however, that upon the occurrence and during the continuance of any Event of Default, any Lender shall be entitled to assign to one or more Lenders or Eligible Assignees all of such assigning Lender's Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure in accordance with the other terms of this Section 10.12; and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in its records, and to the Borrowers' Agent, for its acceptance on behalf of the Borrowers if the Borrowers' approval of such assignment is otherwise required under the terms of this Section 10.12, an Assignment and Acceptance in substantially the form of Exhibit Q annexed hereto, or in such other form as may be approved by the Agent (each an "Assignment and Acceptance") with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (for which the Borrowers shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (d)   By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or any of their Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under any of the Loan Documents; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Credit Parties previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender, the Agent or the Canadian Collateral Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon the Agent, the Canadian Collateral Agent, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

            (e)   The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register containing the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, and the Letter of Credit Exposure Amount and Swingline Exposure of, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent, the Canadian Collateral Agent and the Lenders shall treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents. Such records shall be available for inspection by the Borrowers, the Canadian Collateral Agent or any Lender at any reasonable time and from time to the upon reasonable prior notice.

            (f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Note(s) subject to such assignment, the written consent to such assignment and the fee payable in respect thereto, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the Lenders. Contemporaneously with the receipt by the Borrowers of such Assignment and Acceptance and the surrendered Note(s), the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note(s), a new Note or Notes payable to the order of such assignee in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note(s). Such surrendered Note shall be marked canceled and returned to the Borrowers' Agent.

            (g)   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.12, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Credit Parties and/or any Subsidiary of the Credit Parties furnished to such Lender by or on behalf of the Credit Parties or such applicable Subsidiary, so long as such assignee or participant or proposed assignee or participant confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender, the Agent or the Canadian Collateral Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement).

            (h)   Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          10.13    Entire Agreement.    This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agent, the Canadian Collateral Agent and the Lenders relating to the subject matter hereof and supersede all prior proposals, agreements and understandings relating to the subject matter hereof. Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement. The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

          10.14    Severability.    If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

          10.15    Disclosures.    Every reference in the Loan Documents to disclosures of the Borrower or other Credit Parties to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner prior to or concurrently with the execution hereof.

          10.16    Capital Adequacy.

            (a)   If after the date of this Agreement, any Lender shall have determined that the adoption or effectiveness (regardless of whether previously announced) after the date of this Agreement of any applicable Legal Requirement or treaty regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof after the date of this Agreement, or compliance by any Lender with any request or directive regarding capital adequacy made or adopted after the date of this Agreement (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of increasing the cost of, or reducing the rate of return on the capital of such Lender (or any holding company of which such Lender is a part) as a consequence of its obligations hereunder or under any Letter of Credit or its Note to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, upon demand by such Lender (with a copy to the Agent) in the form of a certificate stating the cause of such demand and reasonably detailed calculations therefor, the Borrowers (subject to Section 10.6 hereof) agree to pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction.

            (b)   The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in Subsection 10.16(a) above (and setting forth the calculation thereof in reasonable detail) shall be conclusive and binding, absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within five (5) Business Days after such Lender delivers such certificate. In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

            (c)   If any Lender requests compensation from the Borrowers under this Section 10.16 or under Sections 2.9(b) or 10.17, then at any time within 120 days after receipt by the Borrowers' Agent of the certificate from such Lender regarding the circumstances and calculation of the applicable compensation so requested, the Borrowers shall have the right to seek and obtain one or more substitute lenders approved by the Agent (which approval shall not be unreasonably withheld so long as each such substitute lender is an Eligible Assignee) to replace such Lender hereunder in compliance with all relevant provisions of Section 10.12 hereof. In such event, the Agent or the Borrowers shall be entitled to cause such Lender so requesting compensation to be replaced hereunder by an Eligible Assignee in compliance with all relevant provisions of Section 10.12 hereof without payment of any prepayment or termination fee, and, any such Lender so requesting compensation agrees to abide by the relevant provisions of Section 10.12 hereof in connection with the replacement of such non-consenting Lender by the Eligible Assignee secured by the Agent or the Borrowers.

    Contemporaneously with the replacement of such Lender hereunder with one or more such substitute lenders, the Borrowers shall cause such substitute lender(s) to pay in full, as the purchase price for such assignment, the Obligations owed to such replaced Lender, including all accrued, unpaid interest thereon and any Consequential Loss owing by the Borrowers to such replaced Lender as a result of such payment, without payment to such replaced Lender of any prepayment fee otherwise payable to such Lender under the terms of Section 2.4(b) above. Notwithstanding the foregoing terms and provisions of this Section 10.16, (i) the Borrowers shall remain obligated to make timely payment of the additional compensation set forth in the certificate presented to the Borrowers by such replaced Lender under the terms of Section 10.16(b) above for the periods prior to the applicable replacement date, and (ii) neither the Agent nor any Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any Lender requesting compensation from the Borrowers under this Section 10.16.

            (d)   Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section 10.16 or under Sections 2.9(b) or 10.17 shall not constitute a waiver of such Lender Party's right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender Party pursuant to any such section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender Party (or the Agent on behalf of such Lender Party) notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender Party's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions arises with retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          10.17    Taxes.

            (a)   As used in this Section 10.17, the following terms shall have the following meanings:

                (i)  "Indemnifiable Tax" means any Tax, but excluding, in any case, any Tax that (a) would not be imposed in respect of a payment to a Lender or a holder of any of the Notes under this Agreement, under the Notes held by such holder, under any Letter of Credit or under any of the other Loan Documents except for a present or former connection between the jurisdiction of the Governmental Authority imposing such Tax and such holder (or a shareholder or other Person with an interest in such holder), including a connection arising from such holder's (or shareholder of such holder or such other Person) being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender or holder having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement, the Notes held by such holder, any Letter of Credit or any other Loan Documents, or (b) is an income or franchise tax imposed on net income, net profits or gross receipts by any Governmental Authority of a jurisdiction with respect to which any Lender, a holder of any of the Notes, an issuer of any Letter of Credit or a recipient of any payment under this Agreement or any of the other Loan Documents has a present or former connection, including a connection arising from such holder's, issuer's or recipient's, as the case may be (or a shareholder or other Person with an interest in such holder, issuer or recipient, as the case may be), being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender, holder, issuer, or recipient, as the case may be, having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement, the Notes held by such holder, any Letter of Credit or any other Loan Documents.

               (ii)  "Other Tax" means any present or future recording, stamp, documentary, excise, transfer, sales, property or similar tax, levy, impost, duty, charge, assessment or fee arising from any payment made under this Agreement, any Note, any Letter of Credit or any other Loan Document or from the execution, delivery or enforcement of any Loan Document.

              (iii)  "Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest thereon and penalties and additions thereto) that is imposed by any Governmental Authority in respect of a payment to a holder of any of the Notes under this Agreement, under the Notes or under any of the other Loan Documents.

            (b)   If any Credit Party is required by any applicable Legal Requirement to make any deduction or withholding for or on account of any Tax from any payment to be made by it under this Agreement, under the Notes, under any Letter of Credit or under any other Loan Documents, then the Credit Party shall (i) promptly notify the applicable Lender, the holder of Notes or other relevant Persons hereunder that is entitled to such payment of such requirement to so deduct or withhold such Tax, (ii) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (iii) promptly forward to such Lender, holder or other relevant Person an official receipt (or certified copies thereof), or other documentation reasonably acceptable to such holder or other relevant Person, evidencing such payment to such Governmental Authorities and (iv) if such Tax is an Indemnifiable Tax, pay to such Lender, holder or other relevant Person, in addition to whatever net amount of such payment is paid to such holder or other relevant Person, such additional amount as is necessary to ensure that the total amount actually received by such holder or other relevant Person (free and clear of Indemnifiable Tax imposed on or with respect to such additional amount) will equal the full amount of the payment such holder or other relevant Person would have received had no such deduction or withholding been required.

            (c)   In addition, the relevant Credit Party or Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (d)   Without duplication of the Credit Parties' obligations on account of Indemnifiable Taxes and Other Taxes pursuant to Sections 10.17(b) and 10.17(c), the Credit Parties shall indemnify the Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnifiable Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Credit Parties under this Agreement, any Note, any Letter of Credit or any other Loan Document (including Indemnifiable Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 10.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, describing the requested amounts in reasonable detail, delivered to the Credit Parties by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

            (e)   Each Lender or holder of a Note shall, upon request by the Credit Parties, take requested measures to mitigate the amount of Indemnifiable Tax required to be deducted or withheld from any payment made by the Credit Parties under this Agreement, under the

    Notes or under any other Loan Documents if such measures can, in the sole and absolute opinion of such Lender or holder, be taken without such Person suffering any economic, legal, regulatory or other disadvantage (provided, however, that no such Person shall be required to designate a funding office that is not located in the United States of America).

            (f)    Any Foreign Lender that is entitled to an exemption from or reduction of the deduction, withholding or payment of an Indemnifiable Tax or Other Tax under the law of the United States or the jurisdictions in which the Credit Parties are located (or any political subdivision thereof), or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement, under any Note, under any Letter of Credit or under any other Loan Document shall deliver to the Credit Parties and the Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Credit Parties as will permit such payments to be made without deduction or withholding or at a reduced rate. Without limiting the generality of the foregoing, in the event that the relevant Credit Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Credit Party and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Credit Parties or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

              (1)   duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

              (2)   duly completed copies of IRS Form W-8ECI,

              (3)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Credit Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

              (4)   any other form prescribed by applicable law as a basis for claiming exemption from U.S. federal income tax withholding duly completed together with such supplementary documentation as may be prescribed by applicable law, in all cases properly completed and duly executed by such Foreign Lender claiming complete exemption from withholding of U.S. federal income tax on all payments by the Credit Parties under this Agreement, under any Note, under any Letter of Credit or under any other Loan Document. The Credit Parties shall not be required to pay additional amounts to any Foreign Lender pursuant to this Section 10.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with this clause (f) (unless such failure is due to a change in treaty, law or regulation, or any interpretation or administration thereof by any Governmental Authority, occurring after the date on which a form, certificate or other document originally was required to be provided).

            (g)   Each Lender and each Note holder agrees that if, in its good faith opinion, it has subsequently recovered or received a permanent net tax benefit with respect to any amounts of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrowers or (ii) previously deducted by the Credit Parties (including, without limitation, any Indemnifiable Taxes deducted from any additional amounts paid under clause (b) above), the relevant Lender or Note holder, as the case may be, shall reimburse the Credit Parties to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of any indemnity payments made, or additional amounts paid, by or on behalf of the Credit Parties under this Section 10.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Credit Parties, upon the request of the Lender or Note holder, as the case may be, agree to repay to such Lender or Note holder, as the case may be, the amount paid over to the Credit Parties (together with penalties, interest or other charges), in the event such Lender or Note holder is required to repay such amount to the relevant Governmental Authority.

          10.18    Waiver of Claim.    Each Borrower hereby waives and releases the Agent, the Canadian Collateral Agent and all Lenders from any and all claims or causes of action which the Borrowers or any of them may own, hold or claim in respect of any of the Agent, the Canadian Collateral Agent or any Lenders as of the date of this Agreement.

          10.19    Right of Setoff.    The Lender Parties each are hereby authorized at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties by their execution of the applicable Loan Documents), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Agent, the Canadian Collateral Agent or such other Lender Party to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not Agent, the Canadian Collateral Agent or such other Lender Party shall have made any demand under this Agreement, the Notes or any other Loan Document. Each Credit Party (by their execution of the applicable Loan Documents) also hereby grants to Agent, the Canadian Collateral Agent and each of the other Lender Parties a security interest in and hereby transfers, assigns, sets over, and conveys to the Agent, the Canadian Collateral Agent and to each of the other Lender Parties, as security for payment of all Obligations, all such deposits, funds or property of such Credit Party or Indebtedness of the Agent, the Canadian Collateral Agent or any other Lender Party to any such Credit Party. Should the right of the Agent, the Canadian Collateral Agent or any other Lender Party to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Credit Parties pro rata in accordance with their respective Commitment Percentages. Each Lender agrees to promptly notify the Borrowers' Agent and the Agent after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent, the Canadian Collateral Agent and the other Lender Parties under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent, the Canadian Collateral Agent or the other Lender Parties may have. This Section is subject to the terms and provisions of Section 2.12 hereof.

          10.20    Waiver of Right to Jury Trial.    EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

          10.21    Additional Provisions Regarding Collection of Receivables and other Collateral.

            (a)   Each Credit Party (by its execution of the applicable Loan Documents) hereby designates and constitutes the Agent or the Agent's designee (or the Canadian Collateral Agent or its designee, as applicable) as each Credit Party's attorney-in-fact with power to endorse each such Credit Party's name upon any notes, acceptances, checks, drafts, money orders or other evidence of payment of any Receivables or any other Collateral that may come into its possession; to sign or endorse such Credit Party's name on any invoice, bill of lading or other title or ownership documents relating to any Receivables or Inventory, drafts against any customers of any Credit Party, assignments and verifications of Receivables and, upon the occurrence and during the continuance of any Event of Default, notices to customers of any Credit Party; to send verifications of Receivables; and to notify the U.S. Postal Service authorities to change the address for delivery of mail addressed to any Credit Party to such address as the Agent (or the Canadian Collateral Agent, as applicable) may designate at any time after the occurrence of any Event of Default which is continuing. All acts of said attorney or designee are hereby ratified and approved by each Credit Party (by its execution of the applicable Loan Documents), and said attorneys or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Agent or its designee (or the Canadian Collateral Agent or its designee, as applicable) shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable until all of the Obligations are paid in full and this Agreement and the Commitments are terminated.

            (b)   The Agent (or the Canadian Collateral Agent, as applicable), without notice to or consent of any Credit Party, at any time after the occurrence and during the continuation of an Event of Default: (i) may sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any instruments or insurance applicable thereto and/or release any account debtor thereon; (ii) is authorized and empowered to accept or direct shipments of Inventory and accept the return of the goods represented by any of the Receivables; and (iii) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Credit Party (by its execution of the applicable Loan Documents) hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

            (c)   Nothing herein contained shall be construed to constitute any Credit Party as agent of the Agent or the Canadian Collateral Agent for any purpose whatsoever, and neither the Agent nor the Canadian Collateral Agent shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that the Agent's or a Lender's act or omission constituted gross negligence of willful conduct). The Agent, the Canadian Collateral Agent and the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that the Agent's or such Lender's error, omission or delay constituted gross negligence or willful misconduct). The Agent, the Canadian Collateral Agent and the Lenders do not, by anything herein or in any assignment or otherwise, assume any of any Credit Party's obligations under any contract or agreement assigned to the Agent, the Canadian Collateral Agent or the Lender, and the Agent, the Canadian Collateral Agent and the Lenders shall not be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

            (d)   Upon the occurrence and during the continuation of any Event of Default: (i) if any of the Receivables includes a charge for any tax payable to any governmental tax authority, the Agent (or the Canadian Collateral Agent, as applicable) is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the account of any Credit Party and to charge any Credit Party's account therefor; and (ii) the Borrowers shall notify the Agent (or the Canadian Collateral Agent, as applicable) if any Receivables include any tax due to any such taxing authority and, in the absence of such notice, the Agent (or the Canadian Collateral Agent, as applicable) shall have the right to retain the full proceeds of such Receivables and shall not be liable for any taxes that may be due from any Credit Party by reason of the sale and delivery creating such Receivables.

            (e)   Upon the occurrence and continuation of any Event of Default, the Agent (or the Canadian Collateral Agent, as applicable) may at any time and from time to time employ and maintain in the premises of any Credit Party a custodian selected by the Agent (or the Canadian Collateral Agent, as applicable) who shall have full authority to do all acts necessary to protect the Agent's, the Canadian Collateral Agent's and the Lenders' interests and to report to the Agent (or the Canadian Collateral Agent, as applicable) thereon. Each Credit Party (by its execution of the applicable Loan Documents) hereby agrees to cooperate with any such custodian and to do so whatever the Agent (or the Canadian Collateral Agent, as applicable) may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent (or the Canadian Collateral Agent, as applicable) by reason of the employment of the custodian shall be added to the Obligations and may be charged to any Credit Party's account.

            (f)    The Lenders hereby irrevocably authorize the Agent (or the Canadian Collateral Agent, as applicable), at its option and in its discretion, to release any Lien granted to or held by the Agent (or the Canadian Collateral Agent, as applicable) upon any Collateral (i) upon termination of the Total Commitment and payment in full in cash and satisfaction (or cash collateralization pursuant to the terms of the Loan Documents) of all Loans, any Letter of Credit Exposure Amount, and all other Obligations which have matured and which the Agent (or the Canadian Collateral Agent, as applicable) has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of in the ordinary course of any Credit Party's business and in compliance with the terms of this Agreement and the other Loan Documents (with respect to which the Agent (or the Canadian Collateral Agent, as applicable) may rely conclusively on any certificate of any Credit Party, without further inquiry); or (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent (or the Canadian Collateral Agent, as applicable) at any time, the Lenders will confirm in writing the Agent's (or the Canadian Collateral Agent's, as applicable) authority to release particular types or items of Collateral pursuant to this Section 10.21(f).

            (g)   Without in any manner limiting the Agent's (or the Canadian Collateral Agent's, as applicable) authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.21(f)), each Lender agrees to confirm in writing, upon request by the Agent (or the Canadian Collateral Agent, as applicable), the authority to release Collateral conferred upon the Agent (or the Canadian Collateral Agent, as applicable) under Section 10.21(f). Upon receipt by the Agent (or the Canadian Collateral Agent, as applicable) of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Credit Party, the Agent (or the Canadian Collateral Agent, as applicable) shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent (or the Canadian Collateral Agent, as applicable) for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent (or the Canadian Collateral Agent, as applicable) shall not be required to execute any such document on terms which, in the Agent's (or the Canadian Collateral Agent's, as applicable) opinion, would expose the Agent (or the Canadian Collateral Agent, as applicable) to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) all interests in the Collateral retained by any Credit Party.

            (h)   The Canadian Collateral Agent may from time to time appoint a sub-agent pursuant to Section 9.1 (the "Designated Timber Agent") for the purpose of facilitating sales, exchanges or other dispositions of Timberland Properties permitted by Section 7.4(4)(v) and not otherwise prohibited hereby. Any such Designated Timber Agent shall have the authority to act on behalf of (and subject to the control of), the Canadian Collateral Agent pursuant to the terms and conditions of Sections 10.21(f) and (g) to release any Lien granted to or held by the Canadian Collateral Agent upon any Collateral sold, exchanged, or otherwise disposed of pursuant to Section 7.4(4)(v). Subject to the terms and conditions of Sections 10.21(f) and (g) and the other applicable terms and conditions of the Loan Documents, the Agent, the Canadian Collateral Agent, and any Designated Timber Agent shall act promptly upon any request from the Borrowers' Agent (accompanied by a certificate referred to in Section 10.21(f)(ii) and such information and documentation as may be reasonably necessary to effect such release) to execute such documents as may be reasonably necessary to release any Lien granted to or held by the Agent (or the Canadian Collateral Agent, as applicable) upon any such Collateral pursuant to any such sale, exchange, or disposition.

          10.22    Bank Product Obligations.

            (a)   The term "Obligations," as defined and used in this Agreement, includes all Obligations under all Bank Products of any Credit Party or any of their Subsidiaries (collectively, "Related Obligations") to the Agent, JPMorgan, the Canadian Collateral Agent, or any other Lender Party (each an "Obligee" and, collectively, the "Obligees"). Accordingly, the benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Related Obligations solely on the condition and understanding, as among the Agent and all Obligees, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Agent (or the Canadian Collateral Agent, as applicable) shall hold, and have the right and power to act with respect to, any Guaranty and the Collateral on behalf of and as agent for the Obligees, but the Agent and the Canadian Collateral Agent are otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any Obligee, (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Obligee under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Obligee shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Agent, the Canadian Collateral Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Obligee or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (iv) no Obligee (except the Agents, the Canadian Collateral Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (v) no Obligee shall exercise any right of setoff, banker's lien or similar right except to the extent such right is exercised in compliance with Section 2.13.

            (b)   The Borrowers hereby irrevocably and unconditionally guarantee to each of the Obligees the full and prompt payment and performance of any and all Related Obligations to each Obligee. Such guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and the Borrowers shall remain liable on its obligations hereunder until the payment and performance in full of the Related Obligations. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Credit Party or any of their Subsidiaries may have against any Obligee or any other party shall be available to, or shall be asserted by, any Credit Party against any Obligee or any subsequent holder of the Related Obligations or any part thereof or against payment of the Related Obligations or any part thereof.

            (c)   If any Credit Party becomes liable for any obligations or indebtedness owing by any Subsidiary of any Credit Party to any Obligee by endorsement or otherwise, other than under this Section 10.22, such liability shall not be in any manner impaired or affected hereby, and the rights of each Obligee shall be cumulative of any and all other rights that any Obligee may ever have against the Borrower.

            (d)   In the event of default by any Subsidiary of any Credit Party in payment or performance of any of the Related Obligations, or any part thereof, when any part of the Related Obligations becomes due, whether by its terms, by acceleration, upon demand or otherwise, the Borrowers shall promptly pay the amount due thereon to the applicable Obligee without notice or demand in dollars and it shall not be necessary for any Obligee, in order to enforce such payment by the Borrowers, first to institute suit or exhaust its remedies against any Subsidiary of any Credit Party or any others liable on such Related Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Related Obligations. Notwithstanding anything to the contrary contained in this Section 10.22, the Credit Parties hereby irrevocably subordinate to the prior and defeasible payment in full of the Related Obligations, any and all rights the Borrowers may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating the Borrowers to the rights of any of the Obligees) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Subsidiary of any Credit Party or any other party liable for payment of any or all of the Related Obligations for any payment made by any Borrower under or in connection with this Section 10.22 or otherwise.

            (e)   The Borrowers hereby agree that their obligations under this Section 10.22 shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Borrower: (i) the taking or accepting of collateral as security for any or all of the Related Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Related Obligations; (ii) any partial release of the liability of any Borrower hereunder or any other Credit Party under the Loan Documents, or the full or partial release of any other guarantor from liability for any or all of the Related Obligations; (iii) any disability of any Credit Party or any of their Subsidiaries, or the dissolution, insolvency, or bankruptcy of any Credit Party, any of their Subsidiaries, any guarantor or any other party at any time liable for the payment of any or all of the Related Obligations; (iv) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Related Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (v) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Obligee to any Credit Party, any of their Subsidiaries, or any other party ever liable for any or all of the Related Obligations; (vi) any neglect, delay, omission, failure, or refusal of any Obligee to take or prosecute any action for the collection of any of the Related Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (vii) the unenforceability or invalidity of any or all of the Related Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (viii) any payment by any Credit Party, any Subsidiary of any Credit Party or any other party to any Obligee is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Obligee is required to refund any payment or pay the amount thereof to someone else; (ix) the settlement or compromise of any of the Related Obligations; (x) the non-perfection of any security interest or lien securing any or all of the Related Obligations; (xi) any impairment of any collateral securing any or all of the Related Obligations; (xii) the failure of any Obligee to sell any collateral securing any or all of the Related Obligations in a commercially reasonable manner or as otherwise required by law; (xiii) any change in the corporate existence, structure, or ownership of any Credit Party or any of their Subsidiaries; or (xiv) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Credit Party or any of their Subsidiaries.

            (f)    The Borrowers hereby waive promptness, diligence, notice of any default under the Related Obligations, demand of payment, notice of acceptance of this Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Subsidiary of any Credit Party of additional obligations or indebtedness, and all other notices and demands with respect to the Related Obligations and this Agreement.

          10.23    Construction.    The Borrowers, each other Credit Party, the Agent, the Canadian Collateral Agent and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

          10.24    Joint and Several Obligations.    Notwithstanding anything to the contrary contained herein or in any other Loan Documents (but giving effect to Section 1.4(a)), the Borrowers acknowledge that they and the Guarantors are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Party is a party.

          10.25    USA Patriot Act.    Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

          10.26    Judgment.    The specification under the Loan Documents of Dollars and payment in New York City is of the essence. The Credit Parties' obligations hereunder and under the other Loan Documents to make payments in Dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Lender Parties of the full amount of the Obligation Currency expressed to be payable to the Lender Parties under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the rate of exchange used shall be that at which the Lender Parties could, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from it to the Lender Parties hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Lender Parties receive any sum adjudged to be so due in the Judgment Currency, the Lender Parties may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency. If the Dollars so purchased are less than the sum originally due to the Lender Parties in Dollars, the Credit Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Lender Parties in Dollars, the Lender Parties agree to remit to the Credit Parties such excess.

          10.27    Jurisdiction; Service of Process.    Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(Signature Pages Follow)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NEENAH PAPER, INC., as a Borrower
By:	/s/ SEAN T. ERWIN
Name:	Sean T. Erwin
Title:	President and Chief Executive Officer
Address for Notices: 3460 Preston Ridge Road, Suite 600 Alpharetta, Georgia 30005 Attention: General Counsel Facsimile: 678-518-3283
With a copy to: Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 Attention: James R. Looman Facsimile: 312-853-7036
NEENAH PAPER MICHIGAN, INC., as a Borrower
By:	/s/ SEAN T. ERWIN
Name:	Sean T. Erwin
Title:	President and Chief Executive Officer
NEENAH PAPER SALES, INC., as a Borrower
By:	/s/ SEAN T. ERWIN
Name:	Sean T. Erwin
Title:	President and Chief Executive Officer
NEENAH PAPER COMPANY OF CANADA, as a Guarantor
By:	/s/ SEAN T. ERWIN
Name:	Sean T. Erwin
Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as a Lender, as Agent and as Swingline Lender
By:	/s/ J. RICHARD HAWK
Name:	J. Richard Hawk
Title:	Vice President
Address for Notices: 2200 Ross Avenue, 3rd Floor Dallas, Texas 75201 Attention: J. Richard Hawk Facsimile: 214-965-4731
With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 Attention: Seth E. Jacobson Facsimile: 312-407-0411
Domestic Lending Office: 2200 Ross Avenue, 3rd Floor Dallas, Texas 75201
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Collateral Agent
By:	/s/ CHRISTINE W. CHAN
Name:	Christine W. Chan
Title:	Vice President
Address for Notices: c/o JPMorgan Chase Bank, N.A., as Agent 2200 Ross Avenue, 3rd Floor Dallas, Texas 75201 Attention: J. Richard Hawk Facsimile: 214-965-4731
With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 Attention: Seth E. Jacobson Facsimile: 312-407-0411

CITICORP USA, INC. as a Lender
By:	/s/ DAVID JAFFE
Name:	David Jaffe
Title:	Director/Vice President
Address for Notices: 388 Greenwich Street New York, New York 10013 Attention: David Jaffe Facsimile: 212-816-2613
GOLDMAN SACHS CREDIT PARTNERS LP, as a Lender
By:	/s/ STEVE HICKEY
Name:	Steve Hickey
Title:	Authorized Signatory
Address for Notices: 30 Hudson Street Jersey City, New Jersey 07302 Attention: Pedro Ramirez Facsimile: 212-428-1622

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Index to Credit Agreement
SCHEDULES AND EXHIBITS